                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-13465


                               MOMED HOLDING CO.
                        8630 DELMAR BOULEVARD, SUITE 100
                           ST. LOUIS, MISSOURI 63124

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 22, 1996

To our Stockholders:

     A Special Meeting of Stockholders (the "Special Meeting") of MOMED Holding Co. ("MOMED") will be held at 10:00 a.m. Central Standard Time on November 22, 1996, at 8630 Delmar Boulevard, Suite 100, St. Louis, Missouri 63124 for the following purposes:

          1. To consider and act upon a proposal to approve an Agreement and Plan of Merger between and among MOMED, MAIC Holdings, Inc. and its newly formed subsidiary, MOMED Acquisition, Inc., dated as of June 11, 1996 (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of MOMED with and into MOMED Acquisition (the "Merger") pursuant to which each share of MOMED Class A common stock will be converted into the right to receive, at the option of each record holder but subject to proration, either: (i) 0.779 of a share of common stock of MAIC Holdings, Inc., or (ii) $25.32 in cash (without interest). A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement-Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors of MOMED has set October 18, 1996 as the record date for the Special Meeting. Only holders of record of shares of MOMED's Class A common stock at the close of business on the record date will be entitled to notice of and to vote at the Special Meeting. The stock transfer books were closed at the close of business on the Record Date.

     The Special Meeting may be adjourned from time to time without notice other than announcement at the meeting or adjournments thereof and any business for which notice is hereby given may be transacted at any such adjournment.

     Details concerning those matters to come before the Special Meeting are provided in the accompanying Proxy Statement-Prospectus.

                                          By order of the Board of Directors

                                          James M. Stokes, M.D.
                                          Secretary

October 24, 1996

           PROXY STATEMENT                          PROSPECTUS
          MOMED HOLDING CO.                     MAIC HOLDINGS, INC.
        8630 DELMAR BOULEVARD              COMMON STOCK, $1.00 PAR VALUE
              SUITE 100                         100 BROOKWOOD PLACE
      ST. LOUIS, MISSOURI 63124              BIRMINGHAM, ALABAMA 35209

     This Prospectus of MAIC Holdings, Inc., an insurance holding company organized and existing under the laws of the state of Delaware ("MAIC Holdings"), relates to up to 396,852 shares of common stock, par value $1.00 per share ("MAIC Holdings Common Stock"), which are issuable to the stockholders of MOMED Holding Co., an insurance holding company organized and existing under the laws of the state of Missouri ("MOMED"), upon consummation of the proposed merger (the "Merger") described herein by which MOMED will merge with and into MOMED Acquisition, Inc. ("MOMED Acquisition"), a newly formed corporation organized under the laws of the state of Missouri and a wholly owned subsidiary of MAIC Holdings, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 11, 1996 (the "Agreement"), by and between MAIC Holdings, MOMED and MOMED Acquisition.

     At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of Class A common stock, par value $1.00 per share, of MOMED ("MOMED Common Stock") will be converted into and exchanged for, at the option of the record holders of such shares, either:
(i) 0.779 of a share of MAIC Holdings Common Stock; or (ii) the right to receive cash in the amount of $25.32; provided that the total number of shares of MAIC Holdings Common Stock to be issued in the Merger to persons other than MOMED's subsidiary, Missouri Medical Insurance Co. ("MOMEDICO"), shall not be less than 275,000 shares nor more than 350,000 shares. All shares of MOMED Common Stock held by MOMEDICO will be converted into shares of MAIC Holdings Common Stock at the same conversion ratio resulting in additional 46,852 shares of MAIC Holdings Common Stock to be issued in the Merger. See "THE MERGER -- Terms of the Merger."

     This Prospectus also serves as a Proxy Statement of MOMED, and is being furnished to the stockholders of MOMED in connection with the solicitation of proxies by the Board of Directors of MOMED for use at its special meeting of stockholders, including any adjournment or postponement thereof, (the "Special Meeting"), to be held on November 22, 1996, to consider and vote upon the Agreement and Plan of Merger. This Proxy Statement/Prospectus ("Proxy Statement") is being mailed to stockholders of MOMED on or before October 25, 1996.

     SEE "RISK FACTORS" ON PAGE XVII OF THIS PROXY STATEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY MOMED STOCKHOLDERS IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Proxy Statement is October 22, 1996.

                             AVAILABLE INFORMATION

     MAIC Holdings is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy, and information statements, and other information with the Securities and Exchange Commission (the "SEC"). In addition, MOMED is subject to the reporting requirements of the Exchange Act under Section 15(d) thereof, and as such, is required to file reports with the SEC required under Section 13(a) of the Exchange Act. Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web Site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     This Proxy Statement constitutes part of the Registration Statement on Form S-4 of MAIC Holdings (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about MAIC Holdings and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. MAIC Holdings Common Stock was traded on NASDAQ National Market System through September 20, 1996, and is currently traded on the New York Stock Exchange. Reports, proxy statements, and other information concerning MAIC Holdings and MOMED may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006 and at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Certain financial and other information relating to MAIC Holdings is contained in the documents indicated below under "Documents Incorporated by Reference."

     All information contained in this Proxy Statement or incorporated herein by reference with respect to MAIC Holdings was supplied by MAIC Holdings, and all information contained in this Proxy Statement with respect to MOMED was supplied by MOMED. Although neither MAIC Holdings nor MOMED has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated herein are inaccurate or incomplete, neither MAIC Holdings nor MOMED warrants the accuracy or completeness of such statements or information as they relate to the other party.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MAIC HOLDINGS OR MOMED SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by MAIC Holdings are hereby incorporated by reference herein:

          (a) MAIC Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) MAIC Holdings' Quarterly Reports on Form 10-Q for the three months ended March 31 and June 30, 1996, respectively;

          (c) The description of MAIC Holdings Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of MAIC Holdings, effective September 20, 1996, and any amendment or report filed for the purpose of updating such description.

     All documents filed by MAIC Holdings pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE TO ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. SUCH REQUEST SHOULD BE DIRECTED TO MAIC HOLDINGS, INC., POST OFFICE BOX 590009, BIRMINGHAM, ALABAMA 35259-0009, ATTENTION: FRANK O'NEIL, TELEPHONE:
(205) 877-4400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 15, 1996.

                               TABLE OF CONTENTS

                                                                                     PAGE NO.
                                                                                     --------
AVAILABLE INFORMATION..............................................................       i
DOCUMENTS INCORPORATED BY REFERENCE................................................      ii
SUMMARY OF THE PROXY STATEMENT.....................................................      iv
RISK FACTORS.......................................................................    xvii
THE SPECIAL MEETING................................................................       1
  Record Date; Voting Rights and Vote Required.....................................       1
  Voting and Revocation of Proxies.................................................       1
  Solicitation of Proxies..........................................................       2
THE COMPANIES......................................................................       3
  MAIC Holdings, Inc...............................................................       3
  MOMED Holding Co.................................................................       3
THE MERGER.........................................................................       7
  Background of the Merger.........................................................       7
  Approval and Recommendation of the Boards of Directors...........................      10
  Opinion of MOMED Financial Advisor...............................................      11
  Terms of the Merger..............................................................      14
  Effective Time of the Merger.....................................................      15
  Making the Cash or Stock Election................................................      16
  Exchange Procedure...............................................................      16
  Federal Income Tax Consequences..................................................      17
  Accounting Treatment.............................................................      20
  Regulatory Approvals.............................................................      21
  Interests of Certain Persons in the Transactions.................................      21
  Effect on Employee Benefit Plans.................................................      23
  Comparison of Stockholder Rights.................................................      25
  Restrictions on Transfer of MAIC Holdings Common Stock...........................      33
  Management and Operations After the Merger.......................................      34
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.........................................      35
  Representations and Warranties...................................................      35
  Certain Pre-Closing Covenants....................................................      35
  Certain Post-Closing Covenants...................................................      36
  Conditions to Consummation of the Merger.........................................      37
  Waiver, Amendment and Termination................................................      37
COMPARATIVE MARKET PRICES AND DIVIDENDS............................................      38
SELECTED FINANCIAL INFORMATION OF MOMED............................................      40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF MOMED'S FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.......................................................................      41
PRO FORMA FINANCIAL INFORMATION....................................................      48
APPRAISAL RIGHTS...................................................................      52
STOCKHOLDER PROPOSALS..............................................................      53
EXPERTS............................................................................      53
OPINIONS...........................................................................      53
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.........................................     F-1
EXHIBIT A -- MERGER AGREEMENT......................................................     A-1
EXHIBIT B -- APPRAISAL STATUTE.....................................................     B-1

                         SUMMARY OF THE PROXY STATEMENT

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the attached exhibits. MOMED stockholders are urged to carefully read this Proxy Statement and the attached exhibits in their entirety, and in particular the section entitled "Risk Factors".

THE SPECIAL MEETING........  A special meeting of the stockholders of MOMED
                             Holding Co. ("MOMED") will be held at MOMED's offices at 8630 Delmar Boulevard, St. Louis, Missouri 63124, on Monday, November 22, 1996, at 10:00 am. Central Standard Time (the "Special Meeting"). At the Special Meeting, the holders of the Class A Voting Common Stock of MOMED, par value $1.00 per share ("MOMED Common Stock"), will consider and vote upon the approval and adoption of an Agreement and Plan of Merger attached as Exhibit A to this Proxy Statement (the "Merger Agreement") providing for the merger (the "Merger") of MOMED into MOMED Acquisition, Inc., a newly formed wholly owned subsidiary of MAIC Holdings, Inc. ("MAIC Holdings"). MOMED Acquisition will survive the Merger as a wholly owned subsidiary of MAIC Holdings and will operate under the name MOMED Holding Co. The stockholders may consider and vote upon any other matter that may properly come before the meeting. See "THE SPECIAL MEETING."

RECORD DATE AND VOTES
  REQUIRED.................  The record date for the Special Meeting is October
                             18, 1996. Approval of the Merger as contemplated by the Merger Agreement will require the affirmative vote of the record holders of two-thirds of the outstanding shares of MOMED Common Stock. THE BOARD OF DIRECTORS OF MOMED HAS ORDERED THAT THE TRANSFER BOOKS BE CLOSED ON THE RECORD DATE PENDING THE VOTE ON THE MERGER AT THE SPECIAL MEETING. As of September 20, 1996, directors and officers of MOMED and MOMED's wholly owned subsidiary, Missouri Medical Insurance Co. ("MOMEDICO"), owned beneficially approximately 39% of the shares of MOMED Common Stock issued and outstanding. The directors and officers have indicated they will vote their shares of MOMED Common Stock, and that they will direct MOMEDICO to vote its shares of MOMED Common Stock, in favor of the proposal to approve the Merger. See "THE SPECIAL
                             MEETING -- Record Date; Voting Rights and Vote Required."

PARTIES TO THE MERGER......  Each of MOMED and MAIC Holdings operate as insurance holding companies and through their subsidiaries provide medical professional liability insurance. MOMED is a Missouri corporation and through its subsidiary MOMEDICO offers medical professional liability insurance principally to physicians whose practice is predominantly in the State of Missouri. MAIC Holdings is a Delaware corporation whose subsidiaries are authorized to offer professional liability insurance in approximately 30 states and is nationally recognized as a provider of such insurance to physicians, hospitals, dentists, managed care and health care organizations. MOMED Acquisition, Inc. is a Missouri corporation which has been organized as a wholly owned subsidiary of MAIC Holdings solely for the purpose of accomplishing the Merger. The principal offices of MOMED are located at 8630 Delmar Boulevard, Suite 100, St. Louis,

                             Missouri 63124, Telephone (314) 872-8000. The principal offices of MAIC Holdings are located at 100 Brookwood Place, Birmingham, Alabama 35209, Telephone (205) 877-4400. See "THE COMPANIES."

MERGER CONSIDERATION.......  At the Effective Time of the Merger (the "Effective
                             Time"), MOMED will merge with and into MOMED
                             Acquisition with MOMED Acquisition as the surviving legal entity under the name of "MOMED Holding Co." At the Effective Time, each issued and outstanding share of MOMED Common Stock will be converted into the right to receive at the election of the holder of the MOMED Common Stock but subject to the limitations set forth below, either cash or shares of common stock of MAIC Holdings, par value $1.00 per share ("MAIC Holdings Common Stock") (collectively the "Merger Consideration") as follows:

                             The Cash or Stock Election. Each holder of issued and outstanding shares of MOMED Common Stock other than MOMEDICO has the right to elect to receive $25.32 (without interest) per share of MOMED Common Stock ("Cash Election") or to elect to have such holder's shares of MOMED Common Stock converted as of the Effective Time of the Merger into 0.779 of a share of MAIC Holdings Common Stock for a share of MOMED Common Stock ("Stock Election"). Holders of shares of MOMED Common Stock on the record date for the Special Meeting will be furnished a form for making the election (the "Election Form") together with this Proxy Statement and a proxy card. Holders of MOMED Common Stock must properly complete the Election Form in order to elect to receive cash or MAIC Holdings Common Stock in exchange for their MOMED Common Stock. The completed and executed Election Form must be received by ChaseMellon Shareholder Services L.L.C. (the "Exchange Agent") at the address listed on the Election Form and not withdrawn on or before November 21, 1996 (the "Election Deadline").

                             Holders of MOMED Common Stock will be deemed to have automatically made the Cash Election if they do not execute and deliver an Election Form to the Exchange Agent. The transfer books for the MOMED Common Stock will be closed as of the close of business on the record date and no transfers will be effected for any shares of MOMED Common Stock after the closing of said transfer books. Holders of MOMED Common Stock should not send any of their stock certificates to the Exchange Agent prior to the Effective Time regardless of whether they elect to receive cash or MAIC Holdings Common Stock.

                             HOLDERS OF MOMED COMMON STOCK MUST SEND IN THEIR PROXY CARDS TO VOTE FOR OR AGAINST THE MERGER. THE CASH ELECTIONS AND STOCK ELECTIONS MADE BY THE MOMED STOCKHOLDERS WILL NOT BE EFFECTIVE UNLESS THE MERGER RECEIVES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE SHARES OF MOMED COMMON STOCK.

                             See "THE MERGER -- Making the Cash Election" and "-- Exchange Procedure."

                             Limitations on the Cash Elections and Stock
                             Elections. The total number of shares of MAIC Holdings Common Stock included in the Merger Consideration (other than 46,852 shares to be issued to MOMEDICO) to be issued in exchange for the MOMED Common Stock pursuant to the Stock Elections will not be more than 350,000 shares of MAIC Holdings Common Stock nor less than 275,000 shares of MAIC Holdings Common Stock. If the holders of MOMED Common Stock make Stock Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock in excess of 350,000 shares (other than 46,852 shares to be issued to MOMEDICO), then a portion of the shares of the MOMED Common Stock subject to each Stock Election shall be converted on a pro rata basis into the right to receive cash in the same amount as those MOMED stockholders who have made Cash Elections. If the holders of MOMED Common Stock make Cash Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock that is less than 275,000 shares (excluding 46,852 shares to be issued to MOMEDICO), then a portion of the shares of the MOMED Common Stock subject to each Cash Election shall be converted on a pro rata basis into MAIC Holdings Common Stock at the same ratio as the holders who made Stock Elections.

                             MOMEDICO Shares. Each share of MOMED Common Stock that is owned by MOMEDICO shall be converted into
                             0.779 of a share of MAIC Holdings Common Stock totaling 46,852 shares. The shares of MAIC Holdings Common Stock to be issued to MOMEDICO will be in addition to and not in limitation of the minimum and maximum number of shares of MAIC Holdings Common Stock to be issued in the Merger. Under The General Corporation Laws of Delaware, the shares of MAIC Holdings Common Stock issued to MOMEDICO will be considered to be issued and outstanding, but such shares may not be voted by MOMEDICO in any matter submitted to the stockholders of MAIC Holdings. In addition, such shares will be treated as treasury shares for financial reporting purposes in the consolidated financial statements of MAIC Holdings. See "THE MERGER -- Terms of the Merger."

RECOMMENDATIONS OF THE
  BOARDS OF DIRECTORS AND REASONS
  FOR THE MERGER...........  MOMED.  The Board of Directors of MOMED (the "MOMED
                             Board") has approved the Merger and believes that the terms of the Merger are fair to, and in the best interest of, MOMED and its stockholders and recommends that the MOMED stockholders vote for approval of the Merger. The MOMED Board noted that the proposed Merger has raised the market price for the MOMED Common Stock from an average bid/ask price of below $5 prior to the announcement of the Merger to bid/ask prices of over $20 per share after the press release. Although the proposed Merger has been public knowledge since the press release, there have been no alternative proposals presented by any other company with an interest in joining MOMED in any business combination. The MOMED Board believes that MOMED needs to combine its operations with another insurer in order to provide new products and underwriting capacity in view of the very strong competition in the Missouri market and the recent trend in the consolidation of hospitals and physicians' practices. Further, MOMED believes that the

                             Merger will allow it to satisfy its commitments to the Missouri State Medical Association and the Missouri physician community generally by allowing MOMED to continue to operate in Missouri for a minimum period of five years in substantially the same manner as it has in the past.

                             MAIC Holdings. The Board of Directors of MAIC Holdings (the "MAIC Holdings Board") has approved the Merger and the issuance of the MAIC Holdings Common Stock in connection with the Merger. The MAIC Holdings Board believes that the terms of the Merger are fair to, and in the best interest of, MAIC Holdings and its stockholders. The MAIC Holdings Board considered the ability to expand the business of MAIC Holdings to the State of Missouri through a combination with an insurer that writes similar products and that has an existing relationship with the physician community in Missouri. The MAIC Holdings Board also determined that the amount of the proposed consideration in the Merger will not adversely affect the stockholders of MAIC Holdings on a pro forma basis.

                             See "THE MERGER -- Background of the Merger" and "-- Approval and Recommendation of the Boards of Directors."

OPINION OF MOMED FINANCIAL
  ADVISOR..................  MOMED engaged Pauli & Company Incorporated (the
                             "Financial Advisor") as its Financial Advisor in connection with this transaction. The Financial Advisor has rendered a written opinion to the MOMED Board that the per share exchange ratio under the Merger Agreement is fair from a financial point of view to the holders of the MOMED Common Stock. See "THE MERGER -- Opinion of MOMED Financial Advisor."

INTERESTS OF CERTAIN
  PERSONS IN THE
  TRANSACTION..............  MAIC Holdings has agreed that substantially the same terms and conditions of the existing employment agreements for the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Vice
                             President -- Claims of MOMED shall be honored and remain in effect. Upon the respective termination dates of said employment agreements, the employment of such persons will continue until the expiration of five years after the Merger in the same or similar capacities and at substantially the same rate of compensation, subject to approval of the Board of Directors of MOMED. Richard V. Bradley, M.D., is currently serving as the President and Chief Executive Officer of MOMED and MOMEDICO under the terms of an employment agreement between MOMED and Bradley DeMonbrun, Ltd., an affiliate of Dr. Bradley, pursuant to which Bradley DeMonbrun, Ltd. has agreed to provide the services of Dr. Bradley in consideration for total annual compensation of $210,362 subject to increase at the rate of 3% annually. Kriete H. Hollrah is serving as Executive Vice President and Chief Operating Officer of MOMED under an employment agreement with MOMED which agreement provides for a current base salary of $120,139 subject to a minimum increase of 3% during each year of the agreement. Russell L. Oldham is currently serving as Vice President -- Claims of MOMED under an employment agreement which provides for a current base salary of $91,127 per annum subject to increase at the rate of 3% per annum.

                             The Missouri State Medical Association ("MSMA") beneficially owns 84,555 shares of MOMED Common Stock representing approximately 11.5% of the outstanding shares of such class. Under a nomination agreement with MOMED, MSMA has the right to include three persons as management nominees on the Board of Directors of MOMED. Under the terms of the Merger Agreement, 24,185 shares of Class C Common Stock owned by MSMA were redeemed for an aggregate price (including accrued interest) of approximately $707,000, consistent with the terms and conditions of a Share Exchange Agreement between MSMA and MOMED. MSMA will also be entitled to participate in the Merger with respect to its shares of MOMED Common Stock. In addition, MAIC Holdings has agreed to cause MOMED to honor the MSMA/MOMED Nomination Agreement for the remainder of its term, and the terms of certain other agreements between MSMA and MOMED will continue in effect after the Merger in accordance with their respective terms. See "THE COMPANIES" and "THE MERGER -- Interests of Certain Person in the Transaction."

REGULATORY APPROVALS
  REQUIRED.................  The Merger is subject to the approval by the
                             Director of the Department of Insurance of the State of Missouri under the Missouri Holding Company Act. By order dated August 13, 1996, the Director of the Department of Insurance approved the Merger after a public hearing was held on July 31, 1996. The Director of the Department of Insurance in his order found that (i) after the Merger, MOMEDICO will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed; (ii) the effect of the Merger will not substantially lessen competition in insurance or tend to create a monopoly in the State of Missouri;
                             (iii) the financial condition of MAIC Holdings is not such as might jeopardize the financial stability of MOMEDICO or prejudice the interests of its policyholders; (iv) MAIC Holdings plans, if any, to liquidate or sell MOMEDICO or to consolidate or merge it with any other company or to make any other material change in MOMEDICO's business, corporate structure, or management are not unfair or unreasonable to policyholders of MOMEDICO or contrary to public interests; (v) the competence, experience or integrity of management of MAIC Holdings are such that it would not be contrary to the interests of policyholders of MOMEDICO and of the public to permit the Merger; and (vi) the proposed Merger is not likely to be hazardous or prejudicial to the insurance buying public. See "THE MERGER -- Regulatory Approvals."

CERTAIN POST CLOSING
  COVENANTS................  The Merger Agreement includes certain covenants regarding the business operations and corporate structure of MOMED for a minimum period of five years after the Effective Time (the "Transition Period"). MAIC Holdings has agreed that the MOMED Board may continue to nominate persons to serve on the MOMED Board of Directors during the Transition Period. MAIC Holdings has further agreed that during the Transition Period the Board of Directors of MOMED will be responsible for the day to day management and operations of MOMED and its subsidiaries so long as MOMED operates within an annual budget (the "Budget") for MOMED and its subsidiaries as adopted by the Board of Directors of MOMED. The Budget is required to include certain parameters established by the Merger Agreement ("Parame-ters"). If during the Transition Period the MOMED Board fails to adopt a Budget within the Parameters or the operations of MOMED are not within the Budget, a Management Committee comprised of two persons nominated by the MOMED Board and two persons nominated by MAIC Holdings will be responsible for recommending appropriate curative action. If the persons on the Management Committee are unable to agree as to appropriate curative action, a person nominated by MAIC Holdings and approved by the Management Committee will cast the tie breaking vote. MAIC Holdings has further agreed that MOMED and its subsidiaries may continue to operate in the metropolitan area of St. Louis, Missouri, during the Transition Period. In addition, substantially the same terms and conditions of existing employment agreements for the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Vice President -- Claims of MOMED will remain in effect. MOMED will have one representative to serve as a member of the Board of Directors of MAIC Holdings during the Transition Period. See "THE MERGER -- Background of the Merger" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Certain Post Closing Covenants."

CONDITIONS TO THE MERGER;
  TERMINATION..............  The obligations of MOMED and MAIC Holdings to consummate the Merger are subject to various conditions, including without limitation, obtaining requisite approval of the stockholders of MOMED, obtaining regulatory approvals, receipt of favorable opinions of MOMED's accountants in respect of certain federal income tax consequences of the Merger, and the registration of the shares of MAIC Holdings Common Stock under the Securities Act. The obligations of MAIC Holdings are further conditioned on the redemption by MOMED of all rights under the Shareholder Rights Protection Plan and the repurchase by MOMED of all of the issued and outstanding shares of MOMED Class C Common Stock at a price not exceeding that provided in the Share Exchange Agreement between MOMED and MSMA. See "THE COMPANIES." The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of MAIC Holdings and MOMED as authorized by their respective Boards of Directors or written notice from MAIC Holdings to MOMED or from MOMED to MAIC Holdings if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied for reasons other than such party's default on or before December 31, 1996, and such party is not willing to waive the satisfaction of such condition. See "CERTAIN PROVISIONS OF THE MERGER
                             AGREEMENT -- Waiver, Termination and Amendment."

FEDERAL INCOME TAX
  CONSEQUENCES.............  MOMED has received an opinion from KPMG Peat
                             Marwick LLP ("KPMG") to the effect that (i) no gain or loss will be recognized by MOMED stockholders who receive solely MAIC Holdings Common Stock in exchange for their MOMED Common Stock; (ii) the tax basis for the shares of MAIC Holdings Common Stock received by the holders of MOMED Common Stock will be the same as the tax basis of their converted shares; and (iii) the holding period for the MAIC Holdings Common Stock in the hands of the former holders of

                             MOMED Common Stock will generally include the holding period of their converted MOMED Common Stock. The receipt of solely cash for the MOMED Common Stock will subject such stockholders to a taxable transaction for federal income tax purposes. Such stockholders will generally recognize gain or loss measured by the difference between the tax basis for his or her shares and the amount of cash received (unless the receipt of cash is treated as dividend). In certain circumstances, the receipt of cash for MOMED Common Stock could be treated as a dividend (to the extent of the stockholder's ratable share of the applicable earnings and profits) if the stockholder owns MAIC Holdings Common Stock (actually or constructively) after the Merger. For a further discussion of federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences."

                             MOMED stockholders should consult their own tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of state, local and foreign tax laws.

ACCOUNTING TREATMENT.......  The Merger will be accounted for under the purchase method of accounting. Financial statements of MAIC Holdings issued after consummation of the Merger will include historical values for MAIC Holdings' assets and liabilities. The value for MOMED's assets will be determined under the purchase method of accounting as of the Effective Time. The consolidated financial statements of MAIC Holdings will not be restated retroactively to reflect the historical financial position or results of operations of MOMED. See "THE MERGER -- Accounting Treatment."

APPRAISAL RIGHTS...........  Under Section 262 of the Delaware General
                             Corporation Law the holders of MAIC Holdings Common Stock are not entitled to appraisal rights by reason of the fact that MAIC Holdings is not a party to the Merger.

                             Under Section 351.455 of The General and Business Corporation Law of Missouri (the "Appraisal Statute") which is presented in its entirety as Exhibit B to this Proxy Statement, holders of MOMED Common Stock are entitled to appraisal rights in connection with the Merger. A stockholder who properly exercises his or her appraisal rights is entitled to the value of his or her shares as of the day prior to the date on which the vote was taken approving the Merger. Failure to take any of the steps required under the Appraisal Statute on a timely basis may result in the loss of appraisal rights. See "APPRAISAL RIGHTS."

RESTRICTIONS ON RESALES BY
  AFFILIATES...............  Although the MAIC Common Stock to be issued to the holders of the MOMED Common Stock in the Merger has been registered under the Securities Act, the transfer of such shares by any person who is an affiliate of MAIC Holdings or who is an affiliate of MOMED at the Effective Time will, under existing law, be subject to certain restrictions under Rule 144 and/or Rule 145 of the SEC. Generally these restrictions limit the number of shares that such affiliates can sell in a three month period and the type of transaction in which such shares can be sold.

                             Stop transfer instructions will be given by MAIC Holdings to its transfer agent with respect to the MAIC Holdings Common Stock to be received by a person subject to the restrictions and an appropriate legend may be placed on the certificates for such stock. See "THE MERGER -- Restrictions on Transfer of MAIC Holdings Common Stock."

MANAGEMENT OF MAIC HOLDINGS
  AFTER THE MERGER.........  The current directors and officers of MAIC Holdings will continue as directors and officers of MAIC Holdings. Richard V. Bradley, President and Chief Executive Officer and a director of MOMED will be added to the Board of Directors of MAIC Holdings.

COMPARATIVE MARKET PRICES OF COMMON STOCK

     MAIC Holdings Common Stock began trading on the New York Stock Exchange under the trading symbol "MAI" effective September 23, 1996. Until September 20, 1996, MAIC Holdings Common Stock was quoted on the NASDAQ National Market System under the trading symbol "MAIC." MOMED Common Stock is traded in the over-the-counter market by a limited number of market-makers. The following table sets forth the reported closing sale prices per share for MAIC Holdings Common Stock and bid prices for MOMED Common Stock and the equivalent per share prices (as explained below) for MOMED Common Stock on June 10, 1996, the last full business day preceding the public announcement of the execution of the Merger Agreement, and on September 25, 1996.

                                                    MAIC HOLDINGS        MOMED         EQUIVALENT PER
            MARKET PRICE PER SHARE AT:              COMMON STOCK      COMMON STOCK      SHARE PRICE
--------------------------------------------------  -------------     ------------     --------------
June 10, 1996.....................................     $ 35.25(1)        $ 9.75            $27.46
September 25, 1996................................       33.50(2)         20.00             26.10

---------------

(1) As quoted on the NASDAQ National Market System.
(2) As quoted on the New York Stock Exchange.

     The equivalent per share price of a share of MOMED Common Stock at each specified date represents the closing sale price of a share of MAIC Holdings Common Stock on such date multiplied by the Exchange Ratio. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     There can be no assurance as to what the market price of the MAIC Holdings Common Stock will be if and when the Merger is consummated.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to income, cash dividends, and book value on (i) an historical basis for MAIC Holdings and MOMED; (ii) a pro forma combined basis per share of MAIC Holdings Common Stock, giving effect to the Merger with the minimum number of shares of MAIC Holdings Common Stock to be issued in the Merger; (iii) an equivalent pro forma basis per share of MOMED Common Stock, giving effect to the Merger with the minimum number of shares of MAIC Holdings Common Stock to be issued in the Merger; (iv) a pro forma combined basis per share of MAIC Holdings Common Stock, giving effect to the Merger with the maximum number of shares of MAIC Holdings Common Stock to be issued in the Merger; and (v) an equivalent pro forma basis per share of MOMED Common Stock, giving effect to the Merger with the maximum number of shares of MAIC Holdings Common Stock to be issued in the Merger. The MAIC Holdings and MOMED pro forma combined information and the MOMED pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of MAIC Holdings, including the respective notes thereto, incorporated by reference herein and the historical consolidated financial statements of MOMED, including the respective notes thereof, and the pro forma financial information included elsewhere herein. See "DOCUMENTS INCORPORATED BY REFERENCE," "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS," "SELECTED FINANCIAL INFORMATION OF MOMED," and "PRO FORMA FINANCIAL INFORMATION."

                                                           SIX MONTHS
                                                         ENDED JUNE 30,   YEAR ENDED DECEMBER 31,
                                                         --------------   ------------------------
                                                          1996    1995     1995     1994     1993
                                                         ------   -----   ------   ------   ------
                                                            (UNAUDITED)    (UNAUDITED EXCEPT MAIC
                                                                                    AND
                                                                             MOMED HISTORICAL)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE PER COMMON SHARE:
MAIC Holdings historical...............................  $ 1.55   $1.42   $ 3.17   $ 2.63   $ 2.80
MOMED historical(3)....................................    2.53    0.58     6.07     2.55    (1.96)
MAIC Holdings and MOMED pro forma combined (minimum
  MAIC Holdings shares)(1).............................    1.68             3.39
MOMED pro forma merger equivalent (minimum MAIC
  Holdings shares)(2)..................................    1.31             2.64
MAIC Holdings and MOMED pro forma combined (maximum
  MAIC Holdings shares)(1).............................    1.66             3.37
MOMED pro forma merger equivalent (maximum MAIC
  Holdings shares)(2)..................................    1.29             2.63
CASH DIVIDENDS DECLARED PER COMMON SHARE:
None...................................................     N/A     N/A      N/A      N/A      N/A
BOOK VALUE PER COMMON SHARE (PERIOD END):
MAIC Holdings historical...............................  $22.13           $21.99   $18.06   $17.94
MOMED historical(3)....................................   25.74            25.32    14.64    15.10
MAIC Holdings and MOMED pro forma combined (minimum
  MAIC Holdings shares)(1).............................   22.45
MOMED pro forma merger equivalent (minimum MAIC
  Holdings shares)(2)..................................   17.49
MAIC Holdings and MOMED pro forma combined (maximum
  MAIC Holdings shares)(1).............................   22.54
MOMED pro forma merger equivalent (maximum MAIC
  Holdings shares)(2)..................................   17.56

---------------

(1) Represents the combined results of MAIC Holdings and MOMED as if the Merger were consummated on January 1, 1995 (or June 30, 1996, in the case of Book Value Per Common Share data), and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 0.779 shares of MAIC Holdings Common Stock for each share of MOMED Common Stock.
(3) The per common share amounts for MOMED reflect a three-for-one stock split which occurred on January 22, 1996 for stockholders of record as of November 8, 1995.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for MAIC Holdings and MOMED and are based on the consolidated financial statements of MAIC Holdings and the consolidated financial statements of MOMED, including the respective notes thereto, which are incorporated by reference and included in this Proxy Statement. The data should be read in conjunction with such historical financial statements, including the respective notes thereto, and other financial information concerning MAIC Holdings and MOMED incorporated by reference or included herein. Interim unaudited data for the six months ended June 30, 1996 and 1995 of MAIC Holdings and MOMED reflect, in the opinion of the respective managements of MAIC Holdings and MOMED, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "DOCUMENTS INCORPORATED BY REFERENCE," "SELECTED FINANCIAL INFORMATION OF MOMED" and "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

              SELECTED HISTORICAL FINANCIAL DATA OF MAIC HOLDINGS


                           SIX MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                           -------------------------   ------------------------------------------------------------
                              1996          1995          1995         1994         1993         1992        1991
                           -----------   -----------   ----------   ----------   ----------   ----------   --------
                                          (IN THOUSANDS, EXCEPT SHARE, PER SHARE AMOUNTS AND RATIOS)
                           (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Net premiums earned......  $   41,910    $   36,278    $   75,953   $   61,427   $   57,228   $   58,493   $ 54,738
Net investment income....      15,919        14,607        29,582       23,072       22,468       21,673     19,190
Net losses and loss
  adjustment expenses....      29,342        27,601        53,642       43,887       44,774       48,629     47,064
Net income(A)............      14,517        13,265        29,663       24,767       30,529       22,900     17,532
Net income per share of
  common stock(B)........  $     1.55    $     1.42    $     3.17   $     2.63   $     3.18   $     2.37   $     --
Weighted average number
  of shares
  outstanding............   9,369,832     9,369,408     9,369,429    9,418,057    9,613,670    9,668,908         --
Net loss and loss
  adjustment expense
  ratio..................          70%           76%           71%          71%          78%          83%        86%
BALANCE SHEET DATA:
Total assets(C)..........  $  775,872                  $  720,478   $  565,744   $  507,529   $  438,061   $380,864
Reserves for losses and
  loss adjustment
  expenses(D)............     457,237                     432,945      356,000      312,333      283,507    256,948
Total capital(C).........     207,352                     206,030      159,648      153,138      114,384     91,516

---------------

(A) Net income for 1993 includes a benefit of $3.6 million ($.37 per share) which represents the cumulative effect of a change in accounting for income taxes.
(B) As a result of MAIC Holdings' conversion from a mutual insurer to a stock insurer during September 1991, earnings per share have been disclosed only for periods after 1991. In December, 1995, the Board of Directors declared a 6% stock dividend and in December of 1994, 1993, and 1992, the Board of Directors declared a 5% stock dividend. Share data have been stated as if all dividends had been declared on January 1, 1992. Additionally, treasury stock is excluded from the date of acquisition for purposes of determining the weighted average number of shares outstanding used in the computation of net income per share of common stock.
(C) Total investments and capital at June 30, 1996 and December 31, 1995, 1994, and 1993 includes net unrealized gains and/or losses on available-for-sale securities resulting from MAIC Holdings' adoption of Financial Accounting Standards Board (FASB) Statement 115. In accordance with Statement 115, prior-year financial statements have not been restated to reflect this change in accounting principle.
(D) Data prior to 1993 has been reclassified for the adoption of FASB Statement 113.

                  SELECTED HISTORICAL FINANCIAL DATA OF MOMED


                                 SIX MONTHS ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                 -------------------------   ----------------------------------------------------
                                    1996          1995         1995       1994       1993       1992       1991
                                 -----------   -----------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT SHARE, PER SHARE AMOUNTS AND RATIOS)
                                 (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Net premiums earned............   $   5,739     $   5,563    $ 11,666   $ 10,540   $ 10,646   $ 10,523   $ 13,512
Net investment income..........       2,127         2,068       4,236      3,953      3,641      3,628      3,523
Net losses and loss adjustment
  expenses.....................       4,182         6,263      10,734      9,978     14,439     11,204     10,026
Net income loss(A).............       1,700           393       4,077      1,713       (419)     1,319      3,294
Net income (loss) per share of
  common stock(D)..............   $    2.53     $    0.58    $   6.07   $   2.55   $  (0.62)  $   1.96   $   4.88
Weighted average number of
  shares outstanding(D)........     672,054       672,054     672,054    672,054    672,054    672,054    674,802
Net loss and loss adjustment
  expense ratio................          73%          113%         92%        95%       136%       106%        74%
BALANCE SHEET DATA:
Total assets(B)................   $  81,012                  $ 81,275   $ 77,524   $ 77,596   $ 61,054   $ 57,922
Reserves for losses and loss
  adjustment expenses(C).......      54,649                    54,904     58,764     59,569     36,510     35,515
Mortgages payable..............         667                       694        800        850        907        260
Class C non-voting Common
  Stock........................         600                       600        600         --         --         --
Total capital(B)...............      17,297                    17,015      9,839     10,148     10,573      9,170

---------------

(A) Net loss for 1993 includes a benefit of $900,000 ($1.33 per share) which represents the cumulative effect of a change in accounting for income taxes.
(B) Total investments and capital at June 30, 1996 and December 31, 1995 and 1994, includes net unrealized gains and/or losses on available-for-sale securities resulting from MOMED's adoption of FASB Statement 115. In accordance with Statement 115, prior-year financial statements have not been restated to reflect this change in accounting principle.
(C) MOMED's 1993 data reflects the adoption of FASB Statement 113, however, data prior to 1993 has not been reclassified.
(D) Reflects a three-for-one stock split which occurred on January 22, 1996 for stockholders of record as of November 8, 1995.

SUMMARY PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data give effect, as appropriate, to the Merger with the minimum and maximum number of shares of MAIC Holdings Common Stock to be issued in the Merger as of the dates and for the periods indicated on a purchase accounting basis. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Proxy Statement. See "-- COMPARATIVE PER SHARE DATA" and "PRO FORMA FINANCIAL INFORMATION."

                   UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA

                                                                    SIX MONTHS
                                                                       ENDED          YEAR ENDED
                                                                   JUNE 30, 1996   DECEMBER 31, 1995
                                                                   -------------   -----------------
                                                                    (IN THOUSANDS, EXCEPT SHARE AND
                                                                          PER SHARE AMOUNTS)
OPERATING DATA:
Net premiums earned..............................................   $    47,650       $    97,976
Net investment income............................................        17,985            34,147
Net losses and loss adjustment expenses..........................        33,524            73,287
Net income based on:
  Minimum number of shares exchanged.............................        16,175            32,736
  Maximum number of shares exchanged.............................        16,174            32,733
Net income per share based on:
  Minimum number of shares exchanged.............................   $      1.68       $      3.39
  Maximum number of shares exchanged.............................   $      1.66       $      3.37
Weighted average number of shares outstanding based on:
  Minimum number of shares exchanged.............................     9,644,832         9,644,429
  Maximum number of shares exchanged.............................     9,719,832         9,719,429

                                                                              JUNE 30, 1996
                                                                           -------------------
                                                                           MINIMUM    MAXIMUM
                                                                           --------   --------
BALANCE SHEET DATA:
Total assets.............................................................  $856,438   $858,951
Reserves for losses and loss adjustment expenses.........................   511,379    511,379
Total capital............................................................   216,564    219,077
Book value per share.....................................................  $  22.45   $  22.54

                                  RISK FACTORS

     Stockholders of MOMED are urged to carefully consider the following factors:

EXCHANGE RATIO; DILUTION OF MOMED STOCKHOLDERS

     The terms of the Merger, including the exchange ratio, were determined by arms-length negotiations between MAIC Holdings and MOMED. When the historical financial information for MOMED and MAIC Holdings are combined on a pro forma basis using the purchase accounting method, MOMED stockholders who exchange their MOMED Common Stock for MAIC Holdings Common Stock would experience a pro forma dilution in June 30, 1996 book value per share from $25.74 per share (MOMED historical) to $17.56 on a pro forma merger equivalent share basis (See "THE SUMMARY -- Comparative Per Share Data") and dilution in the earnings per share from $2.53 per share (MOMED historical) to $1.29 on a pro forma merger equivalent share basis, for the six months ended June 30, 1996. The complete pro forma financial data and the summary financial data, presented in the sections entitled "PRO FORMA FINANCIAL INFORMATION" and "SUMMARY PRO FORMA FINANCIAL DATA," are for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the Merger had been consummated for the pro forma periods or which may be obtained in the future. The pro forma dilution in the MOMED per share book value and earnings per share is offset by the premium to be received in the Merger by the MOMED stockholders. As of the date immediately preceding the press release announcing the terms of the Merger, the last closing trade price of a share of MAIC Holdings Common Stock was at $35.25 and the last bid price of a share of MOMED Common Stock was $9.75. After giving effect to the exchange ratio specified in the Merger, the equivalent per share price of a share of MOMED Common Stock was $27.46 for holders making the Stock Election ($26.10 as of September 25, 1996) and $25.32 for holders making the Cash Election. See "THE MERGER -- Background of the Merger" and "-- Opinion of MOMED Financial Advisor" and "APPRAISAL RIGHTS" "THE SUMMARY -- Comparative Market Prices of Common Stock."

TAX CONSIDERATIONS

     It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code"). Based upon certain representations made by management of MAIC Holdings and MOMED, KPMG has provided an opinion to the effect that no gain or loss will be recognized by MOMED stockholders who exchange their shares of MOMED Common Stock solely for shares of MAIC Holdings Common Stock. A MOMED stockholder who receives cash pursuant to the Merger will be subject to a taxable transaction for federal income tax purposes. See "THE MERGER -- Federal Income Tax Consequences."

     NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "IRS") AS TO ANY FEDERAL INCOME TAX CONSEQUENCES IN CONNECTION WITH THE MERGER, AND THE OPINION OF KPMG IS NOT BINDING ON THE IRS. FURTHER, BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF MOMED COMMON STOCK IS URGED TO CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR IN ORDER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER AS A RESULT OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS).

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain directors and officers of MOMED and affiliates of MOMED have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The Board of Directors of MOMED is aware of and has considered the personal interests disclosed in this Proxy Statement in their evaluation of the Merger. See "THE MERGER -- Background of the Merger" and "-- Interests of Certain Persons in the Transaction."

RESTRICTIONS ON RESALE OF MAIC COMMON STOCK

     Affiliates of MOMED who receive MAIC Holdings Common Stock pursuant to the Merger will be restricted on the resale of such shares of MAIC Holdings Common Stock pursuant to Rule 145 of the Securities Act of 1933. Additionally, individuals who are not affiliates of MOMED but who will become affiliates of MAIC Holdings after the Merger will be restricted on the resale of any shares of MAIC Holdings Common Stock whether or not received in the Merger pursuant to Rule 144 of the Securities Act of 1933. An affiliate is generally a person that directly or indirectly controls an entity and generally includes all officers, directors and 10% stockholders of such entity. See "THE MERGER -- Restrictions on Transfer of MAIC Holdings Common Stock."

                                      xviii

                              THE SPECIAL MEETING

     This Proxy Statement is being furnished to the holders of MOMED Common Stock in connection with the solicitation by the Board of Directors of MOMED for use at the MOMED Special Meeting of Stockholders (the "Special Meeting") to be held on November 22, 1996, at 10:00 a.m. Central Standard Time. At the Special Meeting the MOMED stockholders will be asked to consider and vote upon the proposal to approve the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement mailed to holders of MOMED Common Stock is accompanied by a form of proxy for use at the Special Meeting and an Election Form for use in making an election to receive cash or MAIC Holdings Common Stock in the Merger. See "THE MERGER -- Making the Cash or Stock Election."

RECORD DATE; VOTING RIGHTS AND VOTE REQUIRED

     On September 20, 1996, MOMED had approximately 268 record holders of shares of MOMED Common Stock. The Board of Directors of MOMED has fixed the close of business on October 18, 1996, as the record date (the "Record Date") for the determination of holders of MOMED Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the Record Date there were 732,198 shares of MOMED Common Stock issued and outstanding. Approval of the Merger Agreement by the stockholders of MOMED requires the affirmative vote of two-thirds ( 2/3) of the outstanding shares of MOMED Common Stock. See "THE MERGER -- Interests of Certain Persons in the Transaction."

     Shares of MOMED Common Stock which are present in person or by proxy but abstain from voting with respect to the Merger Agreement will be counted for purposes of determining the presence or absence of a quorum. Additionally, broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A broker who holds shares in street names has authority to vote on certain, but not all, items when he has not received instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker non-vote. Since the approval of the Merger Agreement requires the affirmative vote of two-thirds of those entitled to vote thereon, abstentions and broker non-votes will be counted as "no" votes with respect to the Merger Agreement.

     THE BOARD OF DIRECTORS OF MOMED HAS UNANIMOUSLY RECOMMENDED THAT THE MOMED STOCKHOLDERS VOTE IN FAVOR OF THE MERGER. As of the Record Date, the directors and officers of MOMED and MOMEDICO owned beneficially approximately 39% of the shares of MOMED Common Stock issued and outstanding on such date. The Board of Directors of MOMED has unanimously approved the Merger. The officers and directors intend to vote their shares, and direct that MOMEDICO vote its shares, in favor of the Merger. See "THE MERGER -- Approval and Recommendation of the Boards of Directors" and "-- Expected Security Ownership of Certain Beneficial Owners and Management of MOMED Before and After the Merger."

VOTING AND REVOCATION OF PROXIES

     Shares of MOMED Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS ALL SHARES OF RECORD HELD BY THE PERSON GRANTING THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by (i) filing an instrument revoking it or (ii) filing a duly executed proxy bearing a later date with the Exchange Agent of MOMED at or prior to the Special Meeting or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     The Exchange Agent has been engaged to receive and count the proxies solicited for the Special Meeting. All proxies and all written notices of revocation and other communications with respect to revocation of a proxy should be addressed to MOMED Holding Co., Midtown Station, P.O. Box 821, New York, New York 10138-0837.

     The Board of Directors of MOMED is not aware of any business to be acted upon at the Special Meeting other than as described herein. If however other matters are properly brought before the Special Meeting for consideration, including, among other things, consideration of a Motion to Adjourn the Special Meeting to another time and/or place (including without limitation for the purposes of soliciting additional proxies), persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of MOMED who will not be specifically compensated for such services may solicit proxies from the stockholders of MOMED personally or by telephone or telegram or other forms of communication. MOMED and MAIC Holdings have also engaged the Exchange Agent to assist in the solicitation of proxies. The compensation of the Exchange Agent for such services will be paid by MAIC Holdings.

     Pursuant to the Merger Agreement, each of MAIC Holdings and MOMED has agreed to bear its respective expenses with regard to the solicitation of proxies, including the mailing.

                                 THE COMPANIES

MAIC HOLDINGS, INC.

     MAIC Holdings was incorporated in the State of Delaware on February 8, 1995, by its sole incorporator, Mutual Assurance, Inc. ("Mutual Assurance") to serve as a holding company for Mutual Assurance and its subsidiaries. Mutual Assurance was incorporated in Alabama in 1976 and licensed to write property and casualty insurance in Alabama in 1977, from which time it has been the leading provider of professional liability insurance for physicians in Alabama. Mutual Assurance currently is nationally recognized for providing malpractice protection to physicians, hospitals, dentists and managed care and health care organizations through programs which coordinate traditional insurance with clinical management. Mutual Assurance is authorized to write property and casualty insurance in approximately 30 states and has applied or will apply to write such insurance in almost all other states. Mutual Assurance is currently able to reinsure professional liability in all states.

     Mutual Assurance has recently expanded its business through the acquisition of insurers that write professional liability insurance in states other than Alabama. In 1994, Mutual Assurance acquired all of the stock of West Virginia Hospital Insurance Company (now known as Medical Assurance of West Virginia, Inc. and referred to herein as "MA-West Virginia"). During 1995, Mutual Assurance acquired approximately 100% of the stock of Physicians Insurance Company of Indiana ("PIC-Indiana") and the prospective book of business of Physicians Insurance Company of Ohio ("PIC-Ohio"). MA-West Virginia and PIC-Indiana operate as subsidiary corporations in West Virginia and Indiana, respectively. Mutual Assurance is writing the professional liability insurance offered to the former insureds of PIC-Ohio, principally in the state of Ohio.

     On August 31, 1995, MAIC Holdings became the holding company for Mutual Assurance and its subsidiaries pursuant to a Plan of Exchange adopted in accordance with the Alabama Insurance Code. At the effective time of the Plan of Exchange, MAIC Holdings had no stockholders. As a result of the Plan of Exchange, each of the shares of Mutual Assurance stock was automatically exchanged for one share of MAIC Holdings Common Stock so that the former stockholders of Mutual Assurance had no change in their proportionate ownership of Mutual Assurance and its subsidiaries. MAIC Holdings Common Stock was immediately listed for trading on NASDAQ/NMS under Mutual Assurance's prior trading symbol "MAIC," and the stock of Mutual Assurance was delisted from NASDAQ/NMS because it is now wholly owned by MAIC Holdings. On September 23, 1996, the MAIC Holdings Common Stock was listed for trading on the New York Stock Exchange. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     At December 31, 1995, MAIC Holdings owned 100% of Mutual Assurance, MA-West Virginia and PIC-Indiana. Prior to the Plan of Exchange, MAIC Holdings had no assets, liabilities, or revenues. For accounting purposes, the historical financial statements of Mutual Assurance and its subsidiaries have been restated as the consolidated financial statements of MAIC Holdings and its subsidiaries in a manner similar to a pooling combination.

     The principal offices of MAIC Holdings are located in a building owned by Mutual Assurance located at 100 Brookwood Place, Birmingham, Alabama 35209. The telephone number for MAIC Holdings, Inc. and Mutual Assurance is (205) 877-4400. At December 31, 1995, MAIC Holdings and its subsidiaries had 137 employees.

MOMED HOLDING CO.

  General

     MOMED was incorporated in Missouri on March 4, 1988, to serve as a holding company for Missouri Medical Insurance Company ("MOMEDICO"). MOMEDICO is a Missouri stock insurer that was organized by the Missouri State Medical Association ("MSMA") as the sponsored medical professional liability insurer for MSMA's members. MOMEDICO is licensed as a property and casualty insurer, and it writes medical professional liability insurance to eligible physicians, dentists, certified registered nurse anesthetists and professional practice entities whose members are physicians practicing in Missouri and/or

Kansas. MOMEDICO derives 100% of its premium income from the sale of medical professional liability insurance and estimates that it currently insures approximately 18% of the MSMA members as of December 31, 1995. The basic professional liability policies issued by MOMEDICO in the State of Missouri provide a limit of liability of $200,000 for loss resulting from any one claim or suit or all suits because of injury or death of any one person and an annual aggregate limit of $600,000 which is the total limit of MOMEDICO's liability during the effective policy period. Such limits of liability apply separately to each insured. Increased limits are also available in the amount of $500,000/$1,500,000; $1,000,000/$3,000,000; $2,000,000/$3,000,000;
$2,000,000/$4,000,000; $3,000,000/$5,000,000; and $5,000,000/$7,000,000.

     MOMEDICO is authorized to write primary limits of $200,000/$600,000 in the State of Kansas. The Kansas Health Care Stabilization Fund requires physicians to purchase excess coverage in one of the following amounts, $100,000/$300,000; $300,000/$900,000; and $800,000/$2,400,000. MOMEDICO offers excess coverage over the amounts available from the Fund up to a maximum of $5,000,000/$7,000,000.

     MOMED and MOMEDICO are subject to ongoing regulations by the Director of the Department of Insurance of Missouri. Such regulation includes, among other things, review of premium rates and policy forms, adequacy of reserves, adequacy of capital and surplus, and other matters pertaining to insurance and the operation of MOMEDICO. During 1993, the Department of Insurance performed an examination of the statutory statements for the two years ended December 31, 1992. There were no changes to MOMEDICO's statutory financial statements for this period.

     The medical professional liability insurance market is a highly competitive segment of the total insurance industry. MOMEDICO estimates that it has written approximately 15% of the physicians medical professional liability insurance presently in effect in the State of Missouri. Based on MOMEDICO estimates and published information, MOMEDICO believes that the balance was written by Medical Protective Company (20%), St. Paul Fire and Marine Insurance Company (5%), PIE Mutual Insurance Company of Ohio (20%), Intermed Insurance Company (12%), Medical Defense Associates, Ltd. (25%), and 13% by others. The first two companies are larger and better capitalized and have been in business longer than MOMEDICO. Other non-Missouri domiciled companies have adopted very aggressive pricing structures to gain market share.

     MOMED has two other subsidiaries, Professional Liability Associates, Inc. and MOMEDICO Professional Services, Inc. Professional Liability Associates is engaged in the business of marketing claims management services to hospitals and other self-insured groups. MOMEDICO Professional Services holds a brokerage license and provides insurance not offered by MOMEDICO to physicians and dentists through an agency arrangement.

     The principal offices of MOMED and MOMEDICO are located in a building owned by MOMED at 8630 Delmar Boulevard, Suite 100, St. Louis, Missouri 63124. The telephone number of MOMED is (314) 872-8000. At December 31, 1995, MOMED and its subsidiaries had 20 full-time employees.

  Property

     MOMED acquired a building in St. Louis, Missouri, on June 1, 1992, and utilizes approximately one-half of the space for its home office and that of its subsidiaries. The remainder is leased to other companies. MOMED acquired permanent financing in the amount of $600,000 with interest at 7.75%. The financing is for a period of four years and matures on October 31, 1997. As of December 31, 1995, MOMED owed $513,333 on this loan.

     MOMED acquired two parcels of real estate in Jefferson City, Missouri, on September 19, 1989, at a cost of $121,687. Renovation of the structures were completed during 1992 at a cost of $168,732, and MOMEDICO moved its Central Missouri Claims office into one of the buildings. On June 30, 1995, MOMED sold the parcel of real estate adjacent to its Central Missouri claims office and net proceeds from the sale of approximately $54,000 were applied to the mortgage. MOMED reported a gain of $1,962 on the sale. On September 1, 1996, MOMED renewed the loan with a principal balance of $169,103, that matures on September 1, 1999, and bears interest at the rate of 8.5% per annum.

  Classes of Stock and Relationship with MSMA

     On May 12, 1988, the stockholders of MOMEDICO approved a plan to exchange the issued and outstanding shares of the Class A Common Stock and Class B Common Stock of MOMEDICO for shares of Class A Common Stock and Class B Common Stock of MOMED. As a result of a 1989 amendment to MOMEDICO's Articles of Incorporation changing the par value of the Class A Common Stock from $1.00 to $3,000 per share, fractional shares of MOMEDICO were redeemed for cash resulting in MOMED owning 100% of the Class A and Class B Common Stock of MOMEDICO.

     On July 22, 1994, MOMED and MSMA entered into a share exchange agreement (the "Share Exchange Agreement"), a nomination agreement (the "Nomination Agreement"), a license agreement (the "License Agreement"), and a reciprocal assistance agreement (the "Reciprocal Assistance Agreement"). At that time, MOMED had issued and outstanding 219,881 shares of Class A Common Stock and 24,185 shares of Class B Common Stock, par value $25 per share, with each share of Class A Common Stock entitled to one vote per share and each share of Class B Common Stock entitled to 15 votes per share. Holders of shares of Class A Common Stock and Class B Common Stock were entitled to cumulative voting rights.

     Under the terms of the Share Exchange Agreement MSMA agreed to transfer to MOMED for retirement all 24,185 shares of the Class B Common Stock. In consideration for such transfer and retirement, MOMED agreed to issue to MSMA 24,185 shares of its Class A Common Stock and 24,185 shares of a new class of non-voting common stock designated as the "Class C Common Stock," par value $1.00 per share. The Class C Common Stock had no voting or dividend rights and was not convertible into shares of MOMED's Class A Common Stock. The Share Exchange Agreement provided the holders of shares of Class C Common Stock with an option to sell the shares to MOMED at any time after closing the transaction contemplated by the Share Exchange Agreement in limited quantities and for a cash price of $24.81 per share (for an aggregate cash consideration not to exceed $600,000) plus an interest factor accruing from date of closing at the rate of 1% above the prime rate announced by Boatmen's National Bank of St. Louis. The Share Exchange Agreement further provided MOMED with an option to purchase those shares of Class C Common Stock not sold to MOMED. On September 4, 1996, MOMED redeemed all of the 24,185 shares of Class C Common Stock. The only class of shares of common stock of MOMED outstanding on the Record Date was the Class A Common Stock. See "CERTAIN PROVISIONS OF THE MERGER
AGREEMENT -- Conditions to Consummation of the Merger" and "THE
MERGER -- Interests of Certain Persons in the Transaction."

     Under the Nomination Agreement, MSMA has the right to submit annually the name of a candidate to the nominating committee of MOMED for election to MOMED's Board of Directors. If the nominee is or has been an active officer or member of the MSMA Council, or is otherwise reasonably acceptable to MSMA, MOMED has agreed to include the candidate of MSMA as a management nominee in each proxy statement circulated in advance of the annual meeting of MOMED's stockholders. MOMED has further agreed to vote all management proxies cumulatively in such manner as in the opinion of MOMED management will assure the election of the MSMA candidate. Because each director of MOMED serves a term of three years, MSMA is assured of at least three members on the Board of Directors of MOMED during the term of the Nomination Agreement, which expires in 1999. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Certain Post-Closing Covenants" and "THE MERGER -- Interests of Certain Persons in the Transaction."

     The License Agreement provides for the grant of an exclusive license by MSMA to MOMEDICO for the use of the name "Missouri State Medical Association," the acronym "MSMA" and various symbols, devices, logos and designs (the "Licensed Marks") and associated goodwill including the phrases "founded and endorsed by MSMA" and "founded and endorsed by the Missouri State Medical Association" to promote, market and advertise the professional liability insurance and risk management products and services of MOMEDICO. In consideration for the use of these Licensed Marks, MOMEDICO has agreed to pay MSMA a royalty fee of $35,000 each year plus $20 per MOMEDICO insured physician in the state of Missouri as of December 31 of each preceding year. The term of the License Agreement also expires in 1999.

     Under the Reciprocal Assistance Agreement, MSMA has agreed to list MOMEDICO in MSMA's resource directory as a provider of authorized member services, include MOMEDICO in its list of vendors to MSMA, place and maintain MOMEDICO in any and all MSMA lists of endorsed providers of member services, provide MOMEDICO with an equal opportunity for selection of booths designated as available for professional liability insurers at all conventions sponsored by MSMA, provide to MOMEDICO mailing labels for MSMA members not more than six times per calendar year, and refer inquiries regarding professional liability insurance and risk management matters to MOMEDICO. MOMEDICO has in turn agreed to respond with due diligence to all inquiries regarding professional liability insurance and risk management matters received directly from members or by referral from MSMA, to participate in conventions sponsored by MSMA which include professional liability insurers by staffing a booth at such conventions, to make presentations with respect to professional liability and risk management issues at all seminars and conferences sponsored by MSMA which address such subjects. The term of the Reciprocal Assistance Agreement also expires in 1999.

     On August 16, 1994, the stockholders of MOMED approved the Share Exchange Agreement, the License Agreement, the Reciprocal Assistance Agreement, and approved an amendment to the Articles of Incorporation of MOMED that would eliminate the Class B Common Stock and create 24,185 shares of Class C Non-Voting Common Stock contemplated to be issued pursuant to the Share Exchange Agreement. On December 8, 1995, the stockholders of MOMED approved another amendment to its Articles of Incorporation to increase the number of authorized shares of Class A Common Stock to 1,000,000 shares in order to accommodate a three for one stock split effective on the date of the meeting. As a result of the stock split, the issued and outstanding shares of Class A Common Stock of MOMED were increased from 244,066 shares to 732,198 shares.

  Rights Plan

     On February 24, 1995, the MOMED Board of Directors adopted a Shareholder's Protection Rights Plan ("Rights Plan") which was designed to protect stockholder value in circumstances of unsolicited attempts to acquire a controlling interest in MOMED. Each stockholder received one right for each share of MOMED Class A Common Stock.

     The Rights Plan originally provided each holder of a share of MOMED Common Stock the right to purchase one additional share of such Stock for $50.00 if and when the rights become exercisable under the plan. On September 8, 1995, the MOMED Board of Directors declared a three for one stock split resulting in a split of three rights per share of MOMED Common Stock. The purchase price for a share to be purchased with each right, when and if the right becomes exercisable under the Rights Plan, was proportionally reduced in value to $16.66 per right.

     The Rights Plan provides that the MOMED Board can redeem the rights at any time prior to an unrelated person becoming the beneficial owner of 20% of the voting stock of MOMED. The rights are redeemable at a price of $0.01 per right. The MOMED Board has authorized the redemption of all rights under the Plan subject to approval of the Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of MOMED Common Stock. Upon such approval, the MOMED Board intends to promptly pay the redemption price to the record holder of each share of MOMED Common Stock and to take such other action as may be reasonably necessary to redeem or repurchase all of the rights under the Plan.

  Legal Proceedings

     The Company has no lawsuits or outstanding settlements other than those related to claims arising out of the normal operations of the Company's primary business, which are covered by the reserves for losses and loss adjustment expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

     MAIC Holdings' predecessor, Mutual Assurance, has been the predominant carrier of professional liability insurance for Alabama physicians since it began business in 1977. The formation of Mutual Assurance was sponsored by the Medical Association of the State of Alabama when the insurance carrier of its professional liability insurance program announced it would not renew or offer any new policies. Currently, MAIC Holdings' insurance subsidiaries (including Mutual Assurance) are actively writing medical liability insurance for health care providers in states principally located in the southern and midwestern regions of the United States. MAIC Holdings currently intends to have an active presence in these regions with the capability to respond outside them when an opportunity for business arises.

     MAIC Holdings has expanded its business, in part, through acquisitions of, and combinations with, professional liability insurers licensed to do business in states other than Alabama. Expansion through such acquisitions or combinations is beneficial to MAIC Holdings because it provides MAIC Holdings local management experienced in underwriting risks and managing claims in a new state; the support and cooperation of the organized medical community in such state; an established distribution network to assist in marketing; and experienced local legal counsel to serve as defense counsel for claims made against insureds. Such combinations also facilitate the use of the financial strength and experience of Mutual Assurance when needed in the new market to compete for large health care provider networks that are emerging with the changes in the health care industry.

     MOMED's predecessor, MOMEDICO, provides professional liability insurance to physicians whose practices are located principally in Missouri. Like Mutual Assurance, MOMEDICO was organized in the mid-1970s by the Missouri State Medical Association ("MSMA") in response to the withdrawal from Missouri of many of the predominant medical professional liability insurers. MOMEDICO was wholly owned by MSMA until 1980 when it publicly offered and sold its common stock to provide additional working capital. The MOMEDICO Board of Directors was comprised principally of physician members of MSMA, and the purchasers of MOMEDICO common stock in its 1980 public offering were predominantly Missouri physicians.

     Management of MOMEDICO has historically included physicians with a strong allegiance to MSMA and to the Missouri physician community generally. MOMEDICO believes that active participation by persons with medical expertise together with persons with expertise in the insurance industry enables MOMEDICO to offer competitive professional liability insurance products and services to physicians. The heritage of MOMEDICO also evidences its commitment to provide Missouri physicians with a reliable source of professional liability insurance.

     In 1988, MOMED was organized to serve as MOMEDICO's holding company. MOMED and MOMEDICO have been, and continue to be, managed by essentially the same Board of Directors and executive officers. One of the purposes of the holding company structure was to enable MOMEDICO to combine its business with another insurer in order to become more competitive and at the same time to allow MOMEDICO to continue to be a reliable local source of professional liability insurance to Missouri physicians in accordance with its commitments to MSMA and the Missouri physician community.

     The MOMED Board believed it was prudent to examine possible business combinations with other medical insurers in order to create efficiencies of claim administration and to increase market share. In the late 1980s, the MOMED Board authorized its Executive Committee to explore possible business combinations which would protect stockholder value and strengthen MOMED's competitive advantage in the market place while maintaining support of Missouri physicians. The MOMED Board wanted to find a business partner which would support its strong defense posture on claims, create efficiencies in claim administration and foster its relationship with and support of MSMA and local physicians.

     Based on this strategic planning decision, MOMED had discussions in the late 1980s and in the 1990s with other physician controlled medical insurance providers regarding the prospect of creating a meaningful business combination that would add strength to MOMED's business while protecting or enhancing MOMED stock value. Discussions occurred with medical and hospital insurers in Missouri regarding a combination of marketing and underwriting efforts to generate and retain business and a coordination of defense efforts on claims to achieve better results for the insureds and costs savings. Though these discussions started and stopped on several occasions, no mutually beneficial agreement was achieved. During this same period, MOMED has also had discussions with non-Missouri physician controlled medical insurers which also did not lead to an agreement.

     In 1994, MOMED and Mutual Assurance began having discussions regarding a possible combination of their businesses. In 1995, the parties had narrowed their discussions to a plan of combination involving a holding company pursuant to which Mutual Assurance's successor, MAIC Holdings, would acquire 100% of the stock of MOMED and: (i) the consideration for the MOMED Common Stock would be cash and such number of shares of MAIC Holdings Common Stock as would not result in a material dilution in the earnings per share of MAIC Holdings on a pro forma combined basis; (ii) MAIC Holdings would assure the continued function of MOMED in Missouri for a period of five years; and (iii) MOMEDICO would retain the endorsement and sponsorship of MOMEDICO's products by MSMA for the duration of the current agreements with MSMA. See "-- Interests of Certain Persons in the Transaction."

     On February 1, 1996, MAIC Holdings and MOMED executed a letter of intent to reflect their agreement in principle to effect a business combination of the two companies. Under the terms of the Letter of Intent, it was agreed that the transaction would be structured as a merger in which MOMED would become a wholly owned subsidiary of MAIC Holdings and the holders of MOMED Common Stock would receive cash or MAIC Holdings Common Stock. The per share price for the MOMED Common Stock would be based on the consolidated "book value" of MOMED at December 31, 1995, after deducting the redemption price of the Class C Common Stock. See "-- Interests of Certain Persons in the Transaction."

     The Letter of Intent further provided that the MAIC Holdings Common Stock would be valued at the then approximate market value of $32.50 per share for purposes of determining the exchange rate for the conversion of MOMED Common Stock. The Letter of Intent did not establish the number of shares of MAIC Holdings Common Stock to be exchanged for MOMED Common Stock, but it did reflect the parties' understanding and intent that the number of such shares issued in the Merger should be not less than the minimum required to obtain "tax free" treatment for those MOMED stockholders who exchange their MOMED Common Stock for MAIC Holdings Common Stock and that the number of shares should be limited to such number of shares as would not result in a material dilution of the earnings per share of MAIC Holdings on a historical pro forma basis after giving effect to the Merger. See "-- Federal Income Tax Consequences."

     The Letter of Intent also addressed the operational issues regarding MAIC Holdings' agreement to allow MOMED and MOMEDICO to continue to operate in Missouri as subsidiary companies in order to fulfill their commitment to MSMA and the Missouri physician community. It was agreed that the definitive agreement would include covenants that would address the following points: (i) MOMED will continue to operate separately with continuing heavy emphasis on local involvement, particularly in underwriting and claims management; (ii) the organizational structure of the Board of Directors, officers and employees of MOMED will continue for a period of five years; (iii) employment contracts with executive officers of MOMED in effect at the Effective Time (herein defined) will be honored; (iv) the offices of MOMED will remain in St. Louis, Missouri for at least five years after the Effective Time and the duties of the officers and employees during such period will remain substantially the same; and (v) MOMED will have the right to designate one person to serve on the Board of Directors of MAIC Holdings, with its approval, to serve for an initial period of three years and a MOMED designee will be nominated for re-election following the expiration of said term. See "-- Interests of Certain Persons in the Transaction" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Post Closing Covenants."

     The Letter of Intent provided for the execution of a definitive agreement on or before April 1, 1996, and MOMED agreed not to solicit any acquisition proposals during such period and to inform MAIC Holdings of any non-solicited acquisition proposals received by MOMED. Upon the execution of the Letter of Intent each of MOMED and MAIC Holdings issued a news release announcing the proposed transaction and began conducting due diligence in anticipation of preparing and finalizing the definitive Merger Agreement. Although a first draft of the Merger Agreement was prepared by MAIC Holdings and submitted to MOMED in early March, the due diligence efforts were delayed pending the preparation and filing of the annual statements due to the insurance regulatory authorities and the annual reports due to the SEC. The term of the Letter of Intent was extended to May 15, 1996, to allow additional time to conduct due diligence and to negotiate toward the execution of a definitive agreement.

     On April 3, 1996, representatives of MAIC Holdings traveled to St. Louis to conduct due diligence at MOMED's offices and to begin discussions regarding the substance of the post-closing covenants to be included in the Merger Agreement regarding the separate operations of MOMED. MOMED was concerned that MAIC Holdings would not include covenants that would permit its Board of Directors to have sufficient independence. MOMED wanted to ensure that its Board would be comprised of individuals that would represent MSMA, MOMED management and physicians insured by MOMEDICO and that the MOMED Board as so constituted would have control of the operations of MOMED and MOMEDICO. MAIC Holdings did not object to allowing management of MOMED to nominate its directors and to allowing its Board and management to have control of the day-to-day operations of MOMED and MOMEDICO. However, MAIC Holdings believed that it had to retain ultimate control of management decisions respect to the operations of MOMED and MOMEDICO so that the Board of Directors of MAIC Holdings would be able to direct the operations of MOMED in the best interest of the stockholders of MAIC Holdings. It was proposed that the Board of Directors of MOMED would have full authority to operate the business of MOMED during the first five years so long as the operations were within certain parameters to be established by the definitive agreement. If the operations of MOMED were not within the parameters, the control of operations would be vested in a "management committee" to be comprised of two persons designated by MAIC Holdings and two persons designated by the Board of Directors of MOMED. A third person to be appointed by MAIC Holdings would also be appointed to the management committee for the sole purpose of rendering the deciding vote in the case of any "deadlocks" on the management committee.

     The term of the Letter of Intent was again extended to June 10, 1996, while the parties completed their due diligence, computed the range in the number of shares of MAIC Holdings Common Stock to be issued in the Merger, and discussed the proposed parameters of operations for MOMED. Based on computations provided by MAIC Holdings, it was agreed that no less than 275,000 shares of MAIC Holdings Common Stock should be issued in the Merger in order to satisfy the requirements for "tax free" treatment on the exchange of MOMED Common Stock for MAIC Holdings Common Stock and that no more than 350,000 shares of MAIC Holdings Common Stock should be issued in order to avoid a material dilution in the per share earnings of MAIC Holdings. The selection of 275,000 shares was made because it represented the number of shares of MAIC Holdings Common Stock that would be issued under the agreed exchange ratio if approximately 50% of the outstanding shares of MOMED Common Stock are exchanged for MAIC Holdings Common Stock. The selection of 350,000 shares was based on the impact that the issuance of 350,000 shares of MAIC Holdings Common Stock would have had on the earnings of MAIC Holdings if they had been issued in the Merger on January 1, 1995, and MOMED had made no contribution to the earnings of MAIC Holdings during 1995. Using this formula, the dilution in the earnings per share of MAIC Holdings in 1995 would have been $0.09 per share or 2.8% if 275,000 shares had been issued in the Merger and $0.10 per share or 3.6% if 350,000 shares had been issued in the Merger. See "-- Federal Income Tax Consequences" and "PRO FORMA FINANCIAL INFORMATION."

     During this period substantial consideration was given to the parameters within which MOMED would operate as a subsidiary of the MAIC Holdings. MAIC Holdings principal concern was that MOMEDICO should be operated in a manner that emphasizes underwriting performance and that ensures that MOMED has policies consistent with MAIC Holdings regarding premium levels and reserving for losses and loss adjustment expenses. It was agreed that the parameters would be reflected in a budget to be adopted each year by the Board of Directors of MOMED for MOMED and its subsidiaries. Those parameters are: (i) the reserves for losses and loss adjustment expenses of MOMEDICO must be no less than the midpoint of the recommended range for such reserves provided by an independent actuary designated by MAIC Holdings;

(ii) premium rates must be within 10% of the pricing model developed by such actuary; and (iii) the budget must reflect a combined ratio of MOMEDICO of 120% (subject to a 5% variance allowance). Should the Board of Directors of MOMED fail to adopt a budget that reflects these parameters or should MOMED fail to operate within the budget, the Management Committee will recommend appropriate curative action to be undertaken by management of MOMED. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Certain Post Closing Covenants."

     The parties executed the Merger Agreement on June 11, 1996, subject to the approval of the Boards of Directors of MOMED and MAIC Holdings and the stockholders of MOMED as well as certain other conditions. No other acquisition inquiries or proposals have been received by MOMED during its negotiations with MAIC Holdings. See "THE MERGER -- Approval and Recommendations of the Boards of Directors" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

APPROVAL AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

  MAIC Holdings

     The MAIC Holdings Board of Directors (the "MAIC Holdings Board") has unanimously approved the Merger and MAIC Holdings has determined that the Merger and the Merger Agreement (including the exchange ratio) are fair to and in the best interests of MAIC Holdings and its stockholders. The MAIC Holdings stockholders are not required to approve the Merger under the General Corporation Laws of Delaware because MAIC Holdings is not a constituent corporation in the Merger and the MAIC Holdings Board has the authority to issue the MAIC Holdings Common Stock without stockholder approval under Delaware law and the rules of the New York Stock Exchange.

     In reaching its determination, the MAIC Holdings Board considered, without assigning any special or relative weight, a number of factors including but not limited to the following:

          (1) The changing legal, regulatory and competitive environment for health care providers in the United States;

          (2) The ability to expand the business of MAIC Holdings to a new state through a combination with an insurer that writes similar products and that has an existing relationship with the medical community in Missouri;

          (3) The healthcare industry in Missouri and the existing competition for medical professional liability insurance in that state;

          (4) The business, operations, earnings and financial condition of MOMED, including adequacy of loss reserves, levels of risk based capital and quality of investments of MOMEDICO, on a historical and pro forma basis; and

          (5) The determination by the MAIC Holdings Board that the amount of the proposed consideration in the Merger will not adversely affect the stockholders of MAIC Holdings (as described above, the exchange ratio for the MOMED stockholders has been calculated to minimize dilution in the earnings per share of MAIC Holdings on an historical pro forma basis; no fairness opinion was obtained with respect to the fairness of the Merger consideration with respect to the stockholders of MAIC Holdings).

  MOMED

     The MOMED Board has unanimously approved the Merger and determined that the Merger Agreement (including the exchange ratio) is fair and in the best interests of MOMED and its stockholders. In approving the Merger Agreement, the MOMED Board considered, without assigning any special or relative weight, a number of factors. The material factors considered by MOMED, include but are not limited to, the following:

          (1) The Merger consideration is fair to the MOMED stockholders. The value of a share of MOMED Common Stock has not risen with the general market upturn during the 1990s. The primary current influence on the value of a share of the MOMED Common Stock appears to be the proposed Merger which has raised the market for MOMED Common Stock from an average bid/ask price of below $5 prior to the February 1996 press release to bid/ask prices of up to $20 per share after the June 1996 press release. The proposed Merger with MAIC Holdings has been public knowledge since the press release. There have been no alternative proposals presented by any other company with an interest in joining with MOMED in any business combination. MOMED has been searching for a favorable business combination for years, and MAIC Holdings is the first business combination that provides MOMED with a stronger future and good return to stockholders.

          (2) The Merger with MAIC Holdings meets the corporate objectives for a merger partner that MOMED's Board had authorized the Executive Committee to pursue in the late 1980s. It will allow MOMED to continue as a local provider of professional liability insurance to health care providers in Missouri and Kansas as a subsidiary of a larger and stronger MAIC Holdings organization which can better compete and serve in the changing market of professional liability insurance. The Merger Agreement protects the identity and business of MOMED by preserving operations of MOMED in Missouri for at least five years by: (i) maintaining the Board of Directors and local control of business operations subject to MOMED meeting budgetary objectives; (ii) maintaining the strong influence of MSMA and its members on MOMED's operations; (iii) maintaining key management through contracts that provide an economic disincentive to their termination; and (iv) preserving control of the business operations by the MOMED Board of Directors, including without limitation, underwriting policy, claim handling policy, employee matters and all other day to day business operations.

          (3) MAIC Holdings has competent, experienced and ethical management. It has an excellent reputation in the insurance industry and its involvement in MOMED's management will be beneficial to MOMED, its customers, its community and its employees. MOMED will have a representative on the Board of Directors of MAIC Holdings which will allow MOMED to be involved in and have input on the direction of future operations of MAIC Holdings and its subsidiaries, including MOMED. The combination of management of MAIC Holdings with management of MOMED provides significant expertise that will benefit the business of MOMED and other subsidiaries of MAIC Holdings.

          (4) The proposed Merger will provide MOMED new products and underwriting capacity. MOMED's operations are subject to very strong competition in the market. Competition is projected to be stronger in view of the many hospital mergers and the trend of physicians to join together in larger associations for purposes of negotiating with suppliers of goods and services, including professional liability insurance. MAIC Holdings has greater financial strength than MOMED and is an institutionally compatible merger partner for MOMED.

          (5) The Merger will have beneficial social and economic effects on MOMED's community, employees, customers, suppliers and others having a similar relationship with MOMED because MOMED will continue to operate in substantially the same manner for a minimum period of five years, except that the Merger will make MOMED stronger financially with a greater capacity to service its customers, community and employees. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."

     THE MOMED BOARD HAS UNANIMOUSLY RECOMMENDED THAT THE MERGER BE APPROVED BY THE HOLDERS OF MOMED COMMON STOCK AT THE SPECIAL MEETING.

OPINION OF MOMED FINANCIAL ADVISOR

     MOMED retained Pauli & Company, Incorporated (the "Financial Advisor") to advise its Board of Directors in connection with the Merger. The Financial Advisor is a St. Louis, Missouri based investment banking firm and investment advisor specializing in small and mid-size firms that are traded on the NASDAQ System or over-the-counter. The Financial Advisor's business focuses on valuation and trading of equities which, like the stock of MOMED, are not listed on either the New York Stock Exchange or the American Stock Exchange. It also manages public offerings of such securities and provides a complete range of other investment banking services. The Financial Advisor has not done any work for MOMED previously and was retained after a search by management for an independent financial advisor based on expertise, reputation, qualifications, price and availability. There has been no relationship in the last two years and no other relationship is contemplated in the future between the Financial Advisor and its affiliates with MOMED or any affiliate of MOMED. The Financial Advisor attended the meeting held on July 26, 1996, at which the MOMED Board approved the Merger Agreement. At the meeting, the Financial Advisor made a written and oral presentation of its analysis of the merger consideration to be received by the stockholders of MOMED and rendered its oral opinion as of July 26, 1996, that the exchange ratio provided in the Merger Agreement (the "Per Share Exchange Ratio") was fair to the stockholders of MOMED from a financial point of view. The Financial Advisor subsequently delivered a written opinion dated July 30, 1996, to the MOMED Board that the Per Share Exchange Ratio is fair from a financial point of view to the MOMED stockholders.

     The Financial Advisor was retained to assist the MOMED Board in fulfilling its fiduciary duty to determine that the Merger is fair to the stockholders of MOMED. The Financial Advisor's opinion is directed to the MOMED Board and is directed only to the Per Share Exchange Ratio. The opinion of the Financial Advisor does not constitute a recommendation to any MOMED stockholder regarding how such stockholder should vote at the Special Meeting.

     In arriving at its opinion, the Financial Advisor, among other things: (i) analyzed certain publicly available audited and unaudited financial statements and other business and financial reports of MOMED and MAIC Holdings; (ii) reviewed and discussed with appropriate management personnel the past and current business activities and financial results and the business and financial outlook of MOMED; (iii) reviewed and discussed with appropriate management personnel the financial forecast prepared by the management of MOMED; (iv) reviewed the historical price and trading activity of MOMED Common Stock and MAIC Holdings Common Stock; (v) compared certain financial and stock market data relating to MOMED with similar data of MAIC Holdings and other publicly held insurance holding companies considered to be comparable to MOMED and MAIC Holdings; (vi) reviewed the prices paid in certain comparable acquisition transactions and the multiples of the transaction values to premiums, net income, and book value; (vii) reviewed the Merger Agreement and certain related documents; and (viii) performed such other analyses as the Financial Advisor deemed appropriate. The Financial Advisor also took into account, among other things, the limited source of revenue of MOMED as a provider of professional liability insurance to physicians and dentists in the State of Missouri; the long-term relationship with the Missouri State Medical Association; trends toward reform, competition, and premium rate pressures in the health care and medical malpractice industries; the volatility of the profitability of MOMED; the capital position of MOMED; the current capital market environment; the significant premium offered by MAIC Holdings for the shares of MOMED Common Stock despite limited marketability of the MOMED Common Stock.

     In conducting its analysis and arriving at its opinion, the Financial Advisor assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of the opinion. The Financial Advisor also relied upon management of MOMED with respect to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases underlying such forecasts). The Financial Advisor did not make, nor was it furnished with, independent valuations or appraisals of the assets and liabilities of MOMED. The Financial Advisor did not express any opinion as to what the value of the MAIC Holdings Common Stock actually would be when issued to the MOMED stockholders pursuant to the Merger or the price at which the MAIC Holdings Common Stock would trade subsequent to the Merger.

     The Financial Advisor was not asked to consider and its opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for MOMED or the effect of any other transactions in which MOMED might engage. In addition, although the Financial Advisor evaluated the Merger consideration from a financial point of view, the Financial Advisor did not participate in the Merger negotiations, was not asked to, and did not recommend the specific consideration payable in the Merger. The opinion of the Financial Advisor is necessarily based on economic, market and other considerations as in effect on and the information made available to the Financial Advisor as of the date of its analysis.

     The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, the Financial Advisor did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by the Financial Advisor was assigned a greater significance by the Financial Advisor than any other. Accordingly, the Financial Advisor believes its analysis must be considered as a whole and that a review of selected portions of such analysis and the factors considered therein, without consideration of all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In its analysis, the Financial Advisor made numerous assumptions with respect to industry performance, general and business and economic conditions and other matters, many of which are beyond the control of MOMED and MAIC Holdings. Any estimates contained in the Financial Advisor's analyses are not indicative of actual values or predictable future results or values that may be significant and more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices of which companies or their securities actually may be sold. The following is a brief summary of the analyses performed by the Financial Advisor in connection with its presentation and opinion as delivered to the MOMED Board on July 26, 1996.

     Discounted Cash Flow Analysis. The stand-alone valuation of MOMED was estimated by computing the present value of future cash flow that MOMED could produce over the five year period from 1996 through 2000, and the present value of MOMED's residual value at the end of such five year period. The present value was based on a 13.876% discount rate reflecting MOMED's estimated cost of capital. The Financial Advisor estimated that the implied equity value was approximately $26.36 per share.

     Comparable Company Analysis. This method of analysis compares a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. The Financial Advisor compared certain financial and market information of MOMED and MAIC Holdings with a group of three other publicly traded insurance holding companies that it believed to be appropriate for comparison: MMI, Inc., Tenere Group, and American Physicians Service Group. Such information included market capitalization, book equity, revenues, and net income. Among the market trading information compared were market value to revenues (which was approximately 91% for MOMED and approximately 247% for MAIC Holdings and the average of which for the three comparable companies was approximately 154%), and market price to book value (which was 90% for MOMED and 140% for MAIC Holdings and the average of which for the three comparable companies was approximately 137%), and market price to earnings per share for 1994-1995 (which for MOMED was 3.7x for 1995 and 8.73x for 1994 and for MAIC Holdings was 9.6x for 1995 and 10.9x for 1994, and the average of which for two of the comparable companies was 13x for 1995 and 18.2x for 1994). The merger value to MOMED revenues was 100.14% and the merger value to book value of MOMED was 100%. The Merger value represented the midpoint of the Cash and Stock Elections and was computed to be $24.49 per share of MOMED Common Stock. The market capitalization is based on a price of the market value of a share of MOMED Common Stock after the announcement of the terms and conditions of the Merger and is significantly greater than the historical market value of the price of MOMED Common Stock before the announcement of the Merger. The Financial Advisor used a recent stock price of $22.25 per share in determining for the market capitalization of MOMED. The Financial Advisor pointed out in its report that the MOMED Common Stock had not traded on an active basis since 1994. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     Comparable Merger and Acquisition Analysis. Comparable Merger and Acquisition Analysis provides an analysis of multiples of market value to written premiums, net premiums, net income and net book value for the Merger and three comparable mergers, two of which involved MAIC Holdings. These transactions were the acquisition of Kentucky Medical Insurance Company by Michigan Physicians Mutual Liability Company which occurred in the fall of 1995, the acquisition of Physicians Insurance Company of Indiana by MAIC Holdings, Inc., and the acquisition of West Virginia Hospital Insurance Company by MAIC Holdings, Inc. Based on the transaction value of the proposed Merger between MAIC Holdings and MOMED, the analysis yielded a transaction value to direct premiums of 1.45; a transaction value to net premiums of 1.57; a transaction value to net income of 35.08, and a transaction value to net book value of 1.10. The only comparable acquisition not involving MAIC Holdings was the acquisition of Kentucky Medical Insurance Company by Michigan Physicians Mutual Liability Company in 1995. In that transaction, the transaction value to direct premiums was 1.55; the transaction value to net premiums was 2.09; the transaction value to net income was 53.08; and the transaction value to net book value was 1.05.

     No company used in the comparable company analysis is identical to MOMED or MAIC Holdings and no transaction used in the comparable merger and acquisition analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves conflicts, considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect public trading value or the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the average) is not in and of itself a meaningful method of using comparable company data.

     Pursuant to a letter agreement dated July 24, 1996, MOMED engaged the Financial Advisor to provide investment banking advice and services to the Board of Directors of MOMED in connection with the review and analysis of the potential business combination with MAIC Holdings. MOMED agreed to pay the Financial Advisor a fee of $10,000 upon rendering an opinion as to whether or not the consideration payable to the holders of the MOMED Common Stock in the Merger is fair from a financial point of view. Pursuant to the engagement agreement, MOMED has agreed to reimburse the Financial Advisor for reasonable expenses incurred by the Financial Advisor, subject to certain limitations, including fees and disbursements of counsel, and to indemnify the Financial Advisor against certain liabilities in connection with its engagement.

     In the ordinary course of business, the Financial Advisor may trade the securities of MOMED and MAIC Holdings for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position of such securities. The Financial Advisor reserves the right to provide financial investment banking and financial advisory services to MOMED in the future.

TERMS OF THE MERGER

     A copy of the Merger Agreement (without schedules) has been attached to this Proxy Statement as Exhibit A and is incorporated herein by this reference. The following summary of the terms and conditions of the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

     At the Effective Time (herein defined), MOMED will be merged with and into MOMED Acquisition, Inc., a newly formed wholly owned subsidiary of MAIC Holdings ("MOMED Acquisition") resulting in MOMED Acquisition as the surviving corporation of the Merger and a wholly owned subsidiary of MAIC Holdings. The name of the surviving corporation after the Effective Time will be MOMED Holding Co., which will continue as a holding company for MOMEDICO and MOMED's two other wholly owned subsidiaries, Professional Liability Associates, Inc. and MOMEDICO Professional Services, Inc. The Merger Agreement provides that the Articles of Incorporation and ByLaws of MOMED Acquisition will serve as the Articles of Incorporation and ByLaws of the surviving corporation. References to MOMED after the Effective Time will refer to the corporation surviving the Merger.

     Under the terms of the Merger Agreement, each holder of the issued and outstanding shares of MOMED Common Stock other than MOMEDICO shall have the right to elect to have each of such holder's shares converted as of the Effective Time into either (i) 0.779 of a share of MAIC Holdings Common Stock for a share of MOMED Common Stock (the "Stock Election"), or (ii) the right to receive $25.32 (without interest) per share of MOMED Common Stock (the "Cash Election"). The shares to be issued pursuant to the Stock Election and the cash to be paid pursuant to the Cash Election are sometimes collectively referred to as the "Merger Consideration." Each share of MOMED Common Stock that is owned by MOMEDICO shall be converted into 0.779 of a share of MAIC Holdings Common Stock.

     The total number of shares of MAIC Holdings Common Stock included in the Merger Consideration to be issued in exchange for the MOMED Common Stock pursuant to the Stock Election will not be more than

350,000 shares of MAIC Holdings Common Stock, nor less than 275,000 shares of MAIC Holdings Common Stock. If the holders of MOMED Common Stock make Stock Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock in excess of 350,000 shares, then a portion of the shares of the MOMED Common Stock subject to each Stock Election shall be converted on a pro rata basis into the right to receive cash in the same amount as those MOMED stockholders who made Cash Elections. The proration factor will be determined by dividing 350,000 shares by the total number of shares of MAIC Holdings Common Stock that would be issued as Merger Consideration if all Stock Elections are given effect. The number of shares of MOMED Common Stock to be converted into MAIC Holdings Common Stock pursuant to the Stock Elections shall be determined by multiplying the proration factor by the number of shares of MOMED Common Stock covered by each Stock Election. All other shares of MOMED Common Stock subject to Stock Elections will be converted into cash as if the holders thereof had made the Cash Election.

     If the holders of MOMED Common Stock make Cash Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock included in the Merger Consideration to be less than 275,000 shares, then a portion of the shares of the MOMED Common Stock subject to each Cash Election shall be converted on a pro rata basis into MAIC Holdings Common Stock at the same ratio as the holders who made the Stock Elections. The proration factor will be determined by dividing the 275,000 shares into the number of shares of MAIC Holdings Common Stock that would be issued as Merger Consideration if all Stock Elections are given effect. The number of shares of MOMED Common Stock subject to each Cash Election to be converted into the right to receive cash will be determined by multiplying the number of shares of MOMED Common Stock subject to each Cash Election by such proration factor. All other shares of MOMED Common Stock subject to the Cash Elections will be converted into MAIC Holdings Common Stock as if the holders had made a Stock Election.

     No fractional shares of MAIC Holdings Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of MOMED Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MAIC Holdings Common Stock (after taking into account all certificates delivered by such stockholder) will receive in lieu thereof, cash (without interest) in an amount equal to the product of the fractional interest of a share of MAIC Holdings Common Stock multiplied by $32.50. The fractional interests of each holder of MOMED Common Stock will be aggregated and no holder of MOMED Common Stock will receive cash in an amount equal to or greater than the assigned value of one full share of MAIC Holdings Common Stock.

     A holder of MOMED Common Stock who exercises any available rights to dissent from the Merger under the Missouri General and Business Corporation Law shall not have his or her shares converted and has no right to receive Merger Consideration unless such holder shall lose his right under the appraisal statute, in which case such holder shall be deemed to have made a Cash Election. See "APPRAISAL RIGHTS."

     The MAIC Holdings Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger. Further, the issued and outstanding stock of MAIC Acquisition prior to the Effective Time will remain issued and outstanding after the Merger so that the corporation surviving the Merger will continue to be a wholly owned subsidiary of MAIC Holdings.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at such time as the Secretary of State of the State of Missouri issues a Certificate of Merger. The Certificate of Merger will be issued upon the filing of Articles of Merger which have been duly signed by MOMED and MOMED Acquisition. Unless otherwise agreed to by MAIC Holdings and MOMED as regards the Merger, such filings will be made, subject to the terms and conditions of the Merger Agreement following the time that all conditions precedent as specified in the Merger Agreement have been satisfied or waived by the party or parties required or permitted to do so. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

MAKING THE CASH OR STOCK ELECTION

     Each record holder of shares of MOMED Common Stock on the Record Date for the Special Meeting will be furnished a form (the "Election Form") for making the Cash Election or Stock Election (the "Election") together with this Proxy Statement and a proxy card. Holders of MOMED Common Stock who fail to properly make an Election as described herein will be deemed to have made a Cash Election in order to facilitate the administration of the exchange procedure.

     Persons making an Election are not required to vote for or against the Merger; are not required to return a proxy card (although stockholders are encouraged to do so). Only record holders of shares of MOMED Common Stock on the Record Date are entitled to make an Election. On October 1, 1996, MOMED publicly announced that the transfer books for the MOMED Common Stock will be closed as of the close of business on the Record Date. The transfer agent for the MOMED Common Stock has been instructed not to effect any transfers of shares of MOMED Common Stock after the transfer books have been closed until the Merger is terminated. If the Merger should be terminated or abandoned for any reason, the transfer books for the MOMED Common Stock will immediately be opened, and all Elections will be void and of no further force and effect. See "CERTAIN PROVISIONS OF THE MERGER -- Waiver, Amendment and Termination."

     Each record holder of a share of MOMED Common Stock will be entitled to make an Election as herein described at any time prior to 5:00 p.m., Eastern Standard Time, on November 21, 1996 (the "Election Deadline"). The making of an Election will not be considered as a vote for the Merger. Holders of MOMED Common Stock who desire to make an Election must properly complete the Election Form and the completed and executed Election Form must be received by the Exchange Agent or MOMED at the addresses listed on the Election Form and not withdrawn by the Election Deadline. A PERSON WHO DESIRES TO REVOKE HIS OR HER ELECTION OR WHO HAS LOST HIS OR HER ELECTION FORM BEFORE THE ELECTION DEADLINE MAY OBTAIN AN ELECTION FORM FROM MOMED. REQUESTS FOR ELECTION FORMS MAY BE MADE IN PERSON OR IN WRITING TO MOMED HOLDING CO., 8630 DELMAR BOULEVARD, SUITE 100, ST. LOUIS, MISSOURI 63124, ATTENTION: KAREN L. SVOBODA, SECRETARY FOR CORPORATE AFFAIRS, TELEPHONE: (314) 872-8000, FACSIMILE: (314) 872-8785. ELECTION FORMS NOT DELIVERED IN PERSON WILL BE MAILED TO THE PERSON REQUESTING THE ELECTION FORM WITHIN A REASONABLE TIME AFTER RECEIPT OF THE REQUEST.

     Holders of MOMED Common Stock will be deemed to have automatically made the Cash Election if they do not execute and deliver an Election Form to the Exchange Agent on or before the Election Deadline. Holders of MOMED Common Stock who improperly execute and deliver the Election Form will also be deemed to have made a Cash Election. Any MOMED stockholder who has previously made an Election may subsequently make a different Election by delivery to the Exchange Agent prior to the Election Deadline of written notice of the revocation of his or her prior Election. The notice of revocation should be delivered to the Exchange Agent at the address specified above. The determination by the Exchange Agent as to whether or not an Election has been properly made or revoked and as to when Elections or notices of revocation were received will be binding. The Exchange Agent will have no duty to advise the MOMED stockholders of any such determination.

     A person desiring to vote for or against the Merger must have been a record holder of MOMED Common Stock on the Record Date for the Special Meeting and must vote for or against the Merger at the Special Meeting either in person or by proxy. Persons desiring to vote by proxy may do so by properly executing and delivering the enclosed Proxy Card. The Proxy Card may be mailed separately from the Election Form. See "THE SPECIAL MEETING -- Voting and Revocation of Proxies."

         HOLDERS OF MOMED COMMON STOCK SHOULD NOT SEND ANY OF THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT PRIOR TO THE
         EFFECTIVE TIME. SEE "THE MERGER -- EXCHANGE PROCEDURES."

EXCHANGE PROCEDURE

     After the Effective Time, former holders of MOMED Common Stock will have no further equity interest in MOMED. On and after the Effective Time, there shall be no transfer on the stock transfer books of

MOMED for the shares of MOMED Common Stock, and MAIC Holdings shall be entitled to treat the certificates representing MOMED Common Stock as either evidencing ownership of the number of shares of MAIC Holdings Common Stock or the right to receive cash into which the MOMED Common Stock represented by each certificate shall have been converted, notwithstanding the failure on the part of any holder of MOMED Common Stock to surrender his or her certificates.

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of MOMED Common Stock on the Record Date a form letter of transmittal and instructions for using that letter of transmittal to effect the surrender of certificates of MOMED Common Stock for either cash or certificates representing MAIC Holdings Common Stock. Separate transmittal letters and instructions will be mailed to persons making Cash Elections and persons making Stock Elections.

     After the surrender of MOMED Common Stock certificates subject to Stock Elections, together with the letter of transmittal signed by the record owner of the shares of MOMED Common Stock represented by such certificate, the Exchange Agent will deliver (i) a certificate to such stockholder for shares of MAIC Holdings Common Stock representing the aggregate number of shares of MAIC Holdings Common Stock to which such stockholder is entitled pursuant to the Merger Agreement and (ii) cash for any fractional shares.

     After the surrender of MOMED Common Stock certificates subject to Cash Elections, together with a letter of transmittal signed by the record owner for the shares of MOMED Common Stock represented by such certificate, the Exchange Agent will deliver to the record owner a check in the amount of the cash entitled to be received. Prior to or promptly after the Effective Time, MAIC Holdings will deliver to the Exchange Agent the cash payment for the shares of MOMED Common Stock to be exchanged for cash pursuant to the Cash Election.

     Certificates of MAIC Holdings Common Stock or cash to be exchanged for MOMED Common Stock will not be delivered except upon surrender of the certificate or certificates representing MOMED Common Stock in compliance with instructions set forth in the notice and letter of transmittal or in the absence of any notice that any shares represented by undelivered certificates have been acquired by a bona fide purchaser, upon satisfaction of alternative conditions relating to proof of loss, taking or destruction, proof of ownership, and provision of reasonable security or indemnity that may include the furnishing of a satisfactory indemnity bond. No fractional shares of MAIC Holdings Common Stock and no certificates of scrip therefor will be issued in connection with the Merger. See " -- Terms of the Merger."

     Holders of MOMED Common Stock who make a Cash Election will not be entitled to any dividends or distributions with respect to the MAIC Holdings Common Stock. Any holder of MOMED Common Stock who has made a Stock Election but who has not surrendered the certificates representing that holder's shares of MOMED Common Stock will not be entitled to receive dividends or other distributions payable to holders of record of MAIC Holdings Common Stock on any date after the Effective Time until that holder physically surrenders such certificates. Upon the subsequent surrender and exchange of such MOMED certificates, such dividends or other distributions, without interest and less taxes (if applicable), will be delivered to such holder.

FEDERAL INCOME TAX CONSEQUENCES

     The discussion set forth below provides information as to the material federal income tax consequences to MOMED, MAIC Holdings, and the MOMED stockholders as a result of the implementation of the Merger. Each holder of MOMED Common Stock should consult his or her tax adviser as to the application and possible affect of the federal income tax laws as to a Cash or Stock Election as well as to the affect that foreign, state and local tax laws will have on such election.

     Subject to the qualifications discussed below, KPMG has issued its tax opinion letter as to the following federal income tax matters:

          (a) The acquisition by MOMED Acquisition of substantially all of the assets of MOMED solely in exchange for MAIC Holdings Common Stock, cash and the assumption by MOMED Acquisition of the liabilities of MOMED plus the liabilities to which the MOMED assets may be subject, will qualify as a reorganization under Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) A MOMED stockholder who receives solely MAIC Holdings Common Stock (including fractional share interests to which he may be entitled) will recognize no gain or loss upon his exchange of MOMED Common Stock solely for shares of MAIC Holdings Common Stock.

          (c) If a MOMED stockholder receives both cash (other than cash in lieu of a fractional share of MAIC Holdings Common Stock) and MAIC Holdings Common Stock in the Merger in exchange for his MOMED Common Stock, gain will be recognized, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with the application of section 318), then the amount of gain recognized that is not in excess of the MOMED stockholder's ratable share of undistributed earnings and profits of MOMED will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a stockholder by stockholder basis in accordance with the principles enunciated in Commissioner v. Clark, 489 US 726 (1989). No loss will be recognized. See "-- Tax Consequences to MOMED Stockholders Who Receive Both Cash and MAIC Holdings Common Stock in the Merger."

          (d) The basis of the MAIC Holdings Common Stock received by the stockholders of MOMED (including any fractional shares to which they may be entitled) will be the same as the basis of the MOMED Common Stock surrendered in exchange therefor decreased by the amount of cash received by the MOMED stockholder and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized to the MOMED stockholder on the exchange (not including any portion of such gain that is treated as a dividend).

          (e) The holding period of the MAIC Holdings Common Stock received by MOMED stockholders (including any fractional shares to which they may be entitled) will include the period during which the MOMED Common Stock surrendered in exchange therefor was held by the MOMED stockholders, provided that the MOMED stock surrendered was a capital asset in the hands of the MOMED stockholders on the date of the exchange.

          (f) If a MOMED stockholder makes a Cash Election or dissents to the transaction and receives solely cash in exchange for MOMED Common Stock, such cash will be treated as having been received as a distribution in redemption of the MOMED Common Stock, subject to the provisions of section 302 of the Code. Where, as a result of such distribution, a MOMED stockholder owns no MAIC Holdings Common Stock, either directly or by reason of the application of section 318, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) and such cash will be treated as a distribution in full payment in exchange for his or her MOMED Common Stock as provided in section 302(a). Such MOMED stockholders will recognize gain or loss under section 1001 measured by the difference between the amount of cash received and the adjusted basis of the MOMED Common Stock surrendered. See "-- Tax Consequences to MOMED Stockholders Who Receive Solely Cash in the Merger."

          (g) Cash received by stockholders of MOMED in lieu of fractional shares of MAIC Holdings Common Stock will be treated as if the fractional shares were actually issued by MAIC Holdings and then redeemed by MAIC Holdings for cash. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under section 302(a). See "-- Tax Consequences to MOMED Stockholders Who Receive Cash in Lieu of Fractional Shares in the Merger."

     In rendering the foregoing opinions, KPMG has relied on representations by MOMED and MAIC Holdings as to factual matters. KPMG has advised MOMED that its opinion is subject to, and conditioned upon, substantially all of the assets of MOMED being exchanged for the Merger Consideration. For this purpose, substantially all means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of MOMED immediately prior to the Merger, and amounts used by MOMED to pay reorganization expenses; to redeem stock and to pay dissenting stockholders, if any, will be included as assets held by MOMED immediately prior to the Merger. The Missouri General and Business

Corporation Act provides that MAIC Holdings will be responsible for the payment of dissenting shares, therefore, MOMED will not be required to include any amounts paid to dissenting stockholders in determining whether the "substantially all" test has been met. Based on representations made by management of MOMED, the "substantially all" test will be met in the Merger.

     KPMG has also conditioned its opinion on the requirement that value of the MAIC Holdings Common Stock issued in the Merger must be at least 50% of the value of MOMED at the time of the Merger. Although the Internal Revenue Service has not been clear as to the appropriate date and method for determining the value of the MAIC Holdings Common Stock and the value of MOMED, management believes that the market price of the MAIC Holdings Common Stock will be an appropriate valuation method for the MOMED Common Stock to be exchanged for MAIC Holdings Common Stock and that the Cash Election price shall be the appropriate valuation of the MOMED Common Stock to be converted into cash. Based on this assumption, this conditions should be satisfied if the price of the MAIC Holdings Common Stock on the date of the Merger is not less than $27.30 per share.

     The Merger Agreement specifically provides that KPMG Peat Marwick will update its opinion prior to giving effect to the Merger. If KPMG is unable to give the opinion by reason of these conditions, then the Merger will be abandoned. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to the Merger" and "-- Waiver, Amendment and Terminations."

  Tax Consequences to MOMED Stockholders Who Receive Solely MAIC Holdings Common Stock in the Merger

     A holder of MOMED Common Stock will recognize neither gain or loss on the exchange of all of his or her shares solely for MAIC Holdings Common Stock in the Merger. The tax basis of the MAIC Holdings Common Stock received in the Merger by such MOMED stockholder will be equal to the stockholder's tax basis for the MOMED Common Stock exchanged therefor, and such stockholder will include the period during which the stock surrendered was held in determining his or her holding period for the MAIC Holdings Common Stock received in the Merger.

  Tax Consequences to MOMED Stockholders Who Receive Solely Cash in the Merger

     Holders of shares of MOMED Common Stock who receive cash in the Merger, or holders of shares of MOMED Common Stock who receive cash upon the exercise of any appraisal rights, will be subject to a taxable transaction for federal income tax purposes. Such a stockholder will recognize gain or loss measured by the difference between the tax basis for his or her shares and the amount of cash received (unless the receipt of cash is treated as a dividend as described below). In certain circumstances, the receipt of solely cash by a MOMED stockholder could be treated as a dividend (to the extent of the stockholder's ratable share of the applicable earnings and profits) if the stockholder constructively owns shares of MOMED Common Stock that are exchanged for MAIC Holdings Common Stock in the Merger. Additionally, in certain circumstances, although the application of the law is not entirely clear, the receipt of solely cash by a MOMED stockholder could be treated as a dividend (to the extent of the stockholder's ratable share of the applicable earnings and profits) if the stockholder owns MAIC Holdings Common Stock, actually or constructively after the Merger. Generally a stockholder constructively owns stock that is owned by members of the stockholder's family, and by certain controlled or related partnerships, estates, trusts and corporations, pursuant to the constructive ownership rules of Section 318 of the Code, as well as any shares that the stockholder has an option to acquire.

     The receipt of solely cash by a MOMED stockholder in exchange for his stock will not be treated as a dividend if such exchange or receipt results in a meaningful reduction or a substantially disproportionate reduction in the stockholder's ownership interest or results in a complete termination of the stockholder's interest, taking into account, in each case, the constructive ownership rules described above. A complete termination of a stockholder's interest will occur if, after the receipt of cash in exchange for stock, the stockholder owns no shares of stock in MAIC Holdings. Thus, a stockholder who receives solely cash for all of the MOMED Common Stock actually owned by him will generally qualify for capital gain treatment under the complete termination test if none of the shares constructively owned by him are exchanged in the Merger for MAIC Holdings Common Stock and the stockholder does not otherwise own, actually or constructively, any shares of MAIC Holdings Common Stock after the Merger. Where the complete termination of interest test is not satisfied with respect to a particular stockholder (because for example, MOMED Common Stock owned by a related party is exchanged for MAIC Holdings Common Stock in the Merger), that stockholder will nevertheless generally be entitled to capital gains treatment if the receipt of cash in exchange for his shares results in a "substantially disproportionate" reduction or a "meaningful" reduction in his ownership interest.

     The Code provides a "safe harbor" for redemptions that will be considered "substantially disproportionate," thereby resulting in capital gains treatment. This treatment should normally result, if (i) the stockholder owns less than 50% of the total combined voting power of all classes of stock of MAIC Holdings immediately after the Merger, and (ii) the stockholder's proportionate stock interest in MAIC Holdings immediately after the Merger is 20% or more below what his proportionate interest in MAIC Holdings would have been had he received solely MAIC Holdings Common Stock in the Merger. Even if such reduction in interest would not amount to 20%, the Internal Revenue Service has indicated in a published ruling that a distribution that results in any actual reduction in the interest in a small minority stockholder in a publicly held corporation will result in a "meaningful" reduction and will not constitute a dividend as the stockholder exercises no control with respect to corporate affairs.

  Tax Consequences to MOMED Stockholders Who Receive Both Cash and MAIC Holdings Common Stock in the Merger

     A MOMED stockholder may receive both cash and MAIC Holdings Common Stock in exchange for his shares of MOMED Common Stock as a result of his or her Election or proration because of the minimum and maximum number of MAIC Holdings Common Stock to be issued in the Merger. MOMED stockholders who receive cash in exchange for their shares of MOMED Common Stock, and who realize a gain upon the exchange, will recognize such gain only to the extent of the cash received with respect to such shares. An analysis similar to MOMED stockholders who receive solely cash for their shares in the Merger will apply to determine if any gain recognized by the stockholder will be treated as a receipt of a dividend (rather than a capital gain).

  Tax Consequences to MOMED Stockholders Who Receive Cash in Lieu of Fractional Shares in the Merger

     MOMED stockholders who receive cash in lieu of fractional shares of MAIC Holdings Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange then redeemed by MAIC Holdings. These cash payments will be treated as having been received in full payment in exchange for the amount of the MAIC Holdings Common Stock so redeemed. The stockholders will recognize capital gain or loss equal to the difference between the cash received and the basis of the fractional share interests that would have been issued.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD EFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. KPMG HAS UNDERTAKEN TO UPDATE ITS OPINION AS A CONDITION TO THE MERGER, AND SUCH OPINION MAY NOT BE ABLE TO BE UPDATED BY REASON OF CHANGES IN FACTS OR LAW SUBSEQUENT TO THE DATE OF THE OPINION. MOMED STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Pursuant to the Merger, MOMED will be merged with and into its ultimate parent, MAIC Holdings. MOMED and its subsidiaries, including MOMEDICO, will become wholly owned subsidiaries of MAIC Holdings. The Merger will be accounted for as a purchase as that term is used pursuant to generally accepted accounting principles for accounting and financial reporting purposes. MAIC Holdings will be the continuing legal entity and will remain as the registrant for SEC filing purposes.

     Under purchase accounting treatment, the operations of MOMED and its subsidiaries will be included in the consolidated financial statements of MAIC Holdings from the date of the Merger. The purchase price, determined based on the cash and fair value of the stock exchanges, plus direct acquisitions costs, will be allocated to MOMED's tangible and intangible assets acquired and liabilities assumed based on their fair values with any excess purchase price being recorded as goodwill.

REGULATORY APPROVALS

     The Merger Agreement was executed on June 11, 1996. The Merger Agreement is subject to approval by the Missouri Commissioner of Insurance by reason of the change of control of MOMED under the Missouri Holding Company System Regulatory Act. The Merger Agreement was approved by the Missouri Commissioner on August 13, 1996, after a public hearing thereon, in accordance with the Missouri Holding Company Act. The Missouri Commissioner in his order found, among other things, that:

          (a) After the acquisition of MOMEDICO by MAIC Holdings, MOMEDICO would be able to satisfy the requirements for the issuance of a license to the line or lines of insurance for which it is presently licensed in Missouri (see "THE COMPANIES -- MOMED Holding Co.");

          (b) The effect of the acquisition of MOMEDICO by MAIC Holdings would not be substantially to lessen competition in insurance or tend to create a monopoly in the State of Missouri;

          (c) The financial condition of MAIC Holdings is not such that as may jeopardize the financial ability of MOMEDICO or prejudice the interests of its policyholders;

          (d) MAIC Holdings' plans, if any, to liquidate or sell MOMEDICO or to consolidate or merge it with any other company or to make any other material change in MOMEDICO's business, corporate structure, or management are not unfair or unreasonable to policyholders of MOMEDICO or contrary to the public interests;

          (e) The competence, experience or integrity of MAIC Holdings' management are such that it would not be contrary to the interests of policyholders of MOMEDICO and of the public to permit the acquisition of MOMEDICO by MAIC Holdings; and

          (f) The proposed acquisition of MOMEDICO by MAIC Holdings is not likely to be hazardous or prejudicial to the insurance buying public.

     In addition, MAIC Holdings and MOMED were required to file a prior notice with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Anti-Trust Improvement Acts of 1976. The Merger is conditioned upon the expiration of the waiting period without any objections by the Department of Justice and the Federal Trade Commission with regard to the proposed acquisition. MAIC Holdings received notification that the Federal Trade Commission had granted a request for early termination of the waiting period with respect to the proposed acquisition by MAIC Holdings of voting securities of MOMED effective on August 9, 1996.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Certain directors and officers of MOMED have personal interests in the Merger, as described below, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors of MOMED is aware of the conflicts described below and considered them in addition to matters described under "-- Background of the Merger" and "-- Approval and Recommendation of the Boards of Directors."

     MAIC Holdings has agreed that during the five years following the Merger (the "Transition Period") the Board of Directors of MOMED will continue to serve as the Board of Directors of MOMED until its next annual meeting of shareholders. At each annual meeting of shareholders of MOMED during the Transition Period and provided certain conditions are satisfied, MAIC Holdings will vote its shares of MOMED to elect a Board of Directors of the surviving corporation comprised of (i) two persons selected by MAIC Holdings, (ii) the Chief Executive Officer of MOMED, (iii) three persons nominated by the Missouri State Medical Association, (iv) two persons who are knowledgeable concerning the professional liability insurance business and who are nominated by a majority vote of the Board of Directors of the surviving corporation, and (v) seven persons who are insured by an MAIC Holdings subsidiary and are members of the Missouri medical community in good standing and who are nominated by a majority vote of the Board of Directors of MOMED. The directors so elected will be elected for three year terms with staggered election dates among the various categories. See "THE
COMPANIES -- MOMED Holding Co." and "CERTAIN PROVISIONS OF THE MERGER
AGREEMENT -- Certain Post-Closing Covenants."

     MAIC Holdings has also agreed that substantially the same terms and conditions of existing employment agreements for the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Vice President -- Claims of MOMED shall remain in effect, and upon their respective expiration dates, the employment of such persons shall continue during the remainder of the Transition Period in the same or similar capacities and at substantially the same rate of compensation, subject to approval of the Board of Directors of MOMED during the Transition Period. Richard V. Bradley, M.D., is currently serving as the President and Chief Executive Officer of MOMED and MOMEDICO under the terms of an employment agreement between MOMED and Bradley DeMonbrun, Ltd., an affiliate of Dr. Bradley. Bradley DeMonbrun, Ltd. agrees to provide the services of Dr. Bradley to MOMED and MOMEDICO on a full-time basis for the purposes of his serving as President and Chief Executive Officer of each of MOMED and MOMEDICO. The term of the employment agreement expires on October 1, 1999. The total annual compensation under the employment agreement is currently $210,362 subject to increase at the rate of 3% annually effective October 1 in each year during the term of the contract. Kriete H. Hollrah is currently serving as Executive Vice President and Chief Operating Officer of MOMED under an employment agreement with MOMED. His employment agreement was amended in 1996 to extend the term to September 10, 1999, and his current salary is $120,139 subject to a minimum increase of 3% effective on September 10 during each year of the term of his agreement. Russell L. Oldham is currently serving as Vice President -- Claims of MOMED under an employment agreement that will expire on August 1, 1999. Mr. Oldham is currently being paid a salary of $91,127 annually subject to a minimum per annum increase at the rate of 3% effective August 1 during each year of the term of his agreement.

     At the Effective Time, MOMED and MAIC Holdings will enter into a nomination agreement pursuant to which MAIC Holdings has agreed to appoint Dr. Richard V. Bradley as a representative on the MAIC Board of Directors until the next MAIC Holdings annual meeting. Thereafter, MOMED will have the right to nominate one person to be elected for a three year term on the MAIC Board of Directors during the term of the agreement. The term of the agreement is for an initial period of five years beginning at the Effective Time and will be automatically renewed or extended for succeeding one year terms unless either MAIC or MOMED notifies the other that it desires to terminate the agreement.

     Under the terms of the Merger Agreement, MOMED was required to and has redeemed all of the issued and outstanding Class C Common Stock in accordance with the terms and conditions of the Share Exchange Agreement with MSMA. As the holder and owner of all of the Class C Common Stock, MSMA received approximately $707,000 (including accrued interest) in exchange for its Class C Common Stock. At the present time, MSMA has three representatives on the MOMED Board of Directors and has the right to continue to have three directors on the Board of Directors of MOMED until the Nomination Agreement with MOMED expires in 1999. MSMA also beneficially owns 84,555 shares of MOMED Common Stock representing approximately 11.5%of the outstanding shares of such stock, which will be eligible to be exchanged for Merger Consideration under the terms and conditions of the Merger. See "THE COMPANIES -- MOMED Holding Co." and "Expected Security Ownership of Certain Beneficial Owners and Management of MOMED Before and After the Merger."

     Shares of MOMED Common Stock held by officers and directors of MOMED and MOMEDICO will be converted into shares of MAIC Holdings Common Stock or cash on the same basis as shares of MOMED Common Stock held by other stockholders of MOMED.

EFFECT ON EMPLOYEE BENEFIT PLANS

     MOMED currently has a defined benefit retirement plan which covers all full-time employees who have one year of eligible service which is based upon 1,000 hours of work within a one year period beginning with the employee's first date of employment. The defined benefit plan is non-contributory and benefits under the plan are determined based on annual compensation for the plan year utilizing five consecutive compensation years in the last ten years which produced the highest average compensation. MOMED also has a 401(k) retirement plan for employees of MOMED and its subsidiaries. Employees are eligible to participate in the plan upon completion of three months of employment. MOMED currently matches 75% of the first 4% of employee contributions. MOMED's contributions become 100% vested to the employee after five years of service. The defined benefit plan and the 401(k) plan will be terminated within two years after the Effective Time and the employees of MOMED and its subsidiaries who participate therein will be entitled to their vested benefits upon such termination. Distributions will not occur until all governmental filings have been made and a favorable determination letter has been received from the Internal Revenue Service.

     MAIC Holdings currently has a profit sharing retirement plan pursuant to which MAIC Holdings makes a contribution equal to 10% of the aggregate compensation of each participant who completes 1,000 hours of service during the year and is employed on the last day of the year. The contribution is allocated to participants' accounts pursuant to an integrated allocation formula, e.g., the amount allocated each participant is dependent upon the amount of such participant's compensation and the amount of his compensation that exceeds social security taxable wage base. Participants' benefits under the profit sharing plan vest after five years employment. MAIC Holdings also has a noncontributory 401(k) retirement plan pursuant to which such employees may contribute up to 12% of their compensation. The employees of MOMED and its subsidiaries will be eligible to participate in the MAIC Holdings' retirement plans and will receive credit for prior years' employment with MOMED and its subsidiaries. Vested benefits from terminated MOMED plans may take the form of a direct roll-over to MAIC Holdings' retirement plans.

     In addition to the retirement plans, MAIC Holdings has a Thrift Plan pursuant to which each employee of MAIC Holdings and its subsidiaries who has completed at least one year of service is eligible to participate in this plan at his or her election. MAIC Holdings loans $.35 for each $.65 deposited by a participating employee under the Thrift Plan. MAIC Holdings applies the employees' deposits of loan proceeds toward the purchase of common stock of MAIC Holdings in the open market for the account of such employees. The shares purchased are pledged as securities and the shares purchased with the deposits and loan proceeds are released from the pledge after four years if the employee continues to be employed by MAIC Holdings or a subsidiary. Employees of MOMED will be eligible to participate in the Thrift Plan if they have been employed by MOMED or its subsidiaries at least one year prior to the Effective Time of the Merger.

     MAIC Holdings also has an Incentive Compensation Plan pursuant to which a Stock Option Committee of the Board of Directors of MAIC Holdings may grant stock options or stock awards to key employees of MAIC Holdings and its subsidiaries. Currently there are no stock options outstanding. However, employees of MOMED will be eligible to participate in the Incentive Compensation Plan at the Effective Time.

EXPECTED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MOMED AND MAIC HOLDINGS BEFORE AND AFTER THE MERGER

  MAIC Holdings

     The shares of MAIC Holdings Common Stock to be issued in the Merger, including the shares to be issued to MOMEDICO, represent less than 5% of the issued and outstanding shares of MAIC Holdings Common Stock. Accordingly, there will be no significant change in the percentage ownership of the stockholders of MAIC Holdings.

  MOMED

     The following table sets forth the number and percentage of outstanding shares of MOMED Common Stock beneficially owned as of September 20, 1996, and the pro forma percentage of shares of MAIC Holdings Common Stock that will be beneficially owned after the Merger by (i) certain executive officers of

MOMED; (ii) each director of MOMED; (iii) all executive officers and directors of MOMED as a group; and (iv) each person or entity known by MOMED to own more than 5% of the outstanding MOMED Common Stock. The table assumes all such persons will make Stock Elections and that all of their shares of MOMED Common Stock will be converted into MAIC Holdings Common Stock.

                                                                                    AFTER THE MERGER
                                                         BEFORE THE MERGER      -------------------------
        NAME OF                                       -----------------------   PRO FORMA     PRO FORMA
  BENEFICIAL OWNER(1)               TITLE             SHARES    PERCENTAGE(1)    SHARES     PERCENTAGE(1)
------------------------  --------------------------  -------   -------------   ---------   -------------
Richard V. Bradley,
  M.D...................    President and Director     40,956        5.6%         31,904        *
Thomas J. Cooper,
  M.D...................           Director            37,593        5.1%         29,284        *
Dale E. Darnell, M.D....           Director             3,600       *              2,804        *
Leonard L. Davis, Jr.,
  M.D...................           Director            39,186        5.4%         30,525        *
Gary A. Dyer, M.D.......           Director             3,000       *              2,337        *
H. Peter Ekern, M.D.....           Director               450       *                350        *
Eugene T. Hansbrough,
  M.D...................           Director             6,000       *              4,674        *
Kriete Hollrah..........   Executive Vice President    11,562        1.6%          9,006        *
R. J. King..............           Director             6,750       *              5,258        *
Norman P. Knowlton, III,
  M.D...................           Director               300       *                233        *
Howard E. Linville,
  M.D...................    Chairman of the Board       3,000       *              2,337        *
John I. Matthews,
  M.D...................           Director            19,719        2.6%         15,361        *
Russell L. Oldham.......   Vice President -- Claims     3,420       *              2,664        *
Meredith J. Payne,
  M.D...................           Director               300       *                233        *
Garth S. Russell,          Chief Financial Officer
  M.D...................         and Director          47,733        6.5%         37,184        *
                           Secretary-Treasurer and
James M. Stokes, M.D....   Chief Accounting Officer       600       *                467        *
                                Assistant Vice
Patricia J. Walsh.......  President -- Underwriting       150       *                116        *
                           Vice President Marketing
Kimberly A. Wolterman...     and Risk Management          525       *                408        *
All directors and
  officers as a group
  (18 persons)..........                              224,844       30.7%        175,145         1.8%

                                                            BEFORE THE                  AFTER THE
                                                              MERGER                     MERGER
                                                      -----------------------   -------------------------
Other Principal Shareholders
Missouri State Medical Association(2)...............
113 Madison Avenue
Jefferson City, MO 65102                               84,555       11.5%         65,868        *
MOMEDICO(1).........................................
8630 Delmar Boulevard
St. Louis, MO 63124                                    60,144        8.2%         46,852        *

---------------

* Less than one percent.

(1) The percentage before the Merger is based on 732,198 shares of MOMED Common Stock that are currently issued and outstanding, and the percentage after the Merger is based on 9,719,832 shares of MAIC Holdings Common Stock which is the sum of 9,369,832 shares of MAIC Holdings Common Stock that are currently outstanding and 350,000 shares of MAIC Holdings Common Stock to be issued in the Merger. Shares of MAIC Holdings Common Stock to be issued to MOMEDICO are not considered because shares held by a subsidiary of a Delaware parent cannot be voted even though such shares are considered issued and outstanding.

(2) Includes 12,000 shares held by Missouri State Medical Insurance, Inc., a wholly owned subsidiary of the Missouri State Medical Association.

COMPARISON OF STOCKHOLDER RIGHTS

     MAIC Holdings is a Delaware corporation and MOMED is a Missouri corporation. The following is a summary of differences between the rights of stockholders in Delaware and Missouri corporations. This summary does not purport to be a definitive discussion of the differences in the corporation laws of Delaware and Missouri, and is qualified in its entirety by the General Corporation Law of Delaware, The General and Business Corporation Law of Missouri, the Articles of Incorporation of MOMED and the Certificate of Incorporation of MAIC Holdings. See also "-- Certain Anti-Takeover Provisions of the Certificate of Incorporation of MAIC Holdings; Position of the Board of Directors."

  Voting Requirements

     Under Missouri law, mergers or share exchanges, the sale, lease, or exchange or other disposition of all or substantially all of a corporation's assets if not made in the ordinary course of business requires the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares entitled to vote. Amendments to the Articles of Incorporation must be approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, unless any class is entitled to vote thereon as a class, in which event the adoption of proposed amendment requires the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. The effect of this provision is that where a class is entitled to vote on an amendment as a class, the proposed amendment must be approved by a majority of each class entitled to vote thereon as well as the majority of the shares in all classes.

     The holders of the outstanding shares of a class of a Missouri corporation are entitled to vote as a class upon a proposed amendment to the articles of incorporation, whether or not they have voting rights under the articles of incorporation, if the amendment would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) increase or decrease the par value of the shares of the class; (iii) effect an exchange, reclassification or cancellation of all or part of the shares of the class; (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of the class; (v) change the designations, preferences, limitations or relative rights of the shares of the class; (vi) change the shares of the class, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same class or another class;
(vii) create a new class of shares having rights preferences prior or superior to the shares of the class, or increase the rights and preferences or the number of authorized shares, of any class having rights and preferences prior or superior to the shares of the class; (viii) in the case of a preferred class of shares, divide the shares of the class into series and fix and determine the designation of the series and the variations in the relative rights and preferences between the shares of the series, or authorize the board of directors to do so; (ix) establish, limit, or deny any preemptive rights of the shares of the class; or (x) cancel or otherwise affect dividends on the shares of the class which have accrued but have not been declared. A merger or consolidation which does not affect the number of authorized shares, par value, designations, preferences, limitations or relative rights of shares of a preferred class shall not be deemed to constitute and amendment for purposes of the statute.

     By comparison, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares, and of each class entitled to vote thereon, to effect a merger, an amendment to the Certificate of Incorporation and the sale of substantially all assets. Delaware law does not require classes of shares to vote separately on a merger unless required by the Certificate of Incorporation. In the case of an amendment to the Certificate of Incorporation, Delaware law requires the shares of a class to vote separately on the amendment, whether or not voting or nonvoting shares, only if the amendment would (a) increase or decrease the authorized number of shares of such class (unless otherwise provided in the Certificate of Incorporation); (b) increase or decrease the par value of the shares of such class; or (c) alter or change the powers, preferences of the stockholders of such class so as to affect them adversely. The Certificate of Incorporation of MAIC Holdings requires an affirmative vote of 80 percent of the outstanding voting shares, voting together as a class, for any amendment, repeal or adoption of certain provisions of its Certificate of Incorporation relating to the classification of the Board of Directors, the election to be subject to Section 203 of the General Corporation Law of Delaware and other provisions relating to proposed business combinations, and amendment of the ByLaws. The special votes required for amendments to these provisions of the Certificate of Incorporation are designed to deter stockholders of MAIC Holdings from circumventing such provisions by amending the Certificate of Incorporation of MAIC Holdings. See "-- Certain Anti-Takeover Provisions of the Certificate of Incorporation of MAIC Holdings; Position of the Board of Directors."

  Removal of Directors

     Like Delaware law, Missouri law provides a statutory method for the removal of directors, with or without cause, at a special meeting of the stockholders called for that purpose. Delaware law provides that where a corporation has a staggered board of directors, then a director may only be removed for cause regardless of whether so stated in the Certificate of Incorporation, thereby eliminating any need to make any such provision in the certificate of incorporation. Because MAIC Holdings' Board of Directors is staggered, MAIC Holdings stockholders are only able to remove its directors for cause, and MAIC Holdings' Certificate of Incorporation provides for the removal of directors from the Board of Directors only by a vote of the majority of the outstanding shares of its stock. Under Missouri law, and the articles of incorporation and ByLaws of MOMED, one or more directors or the entire board of directors may be removed with or without cause by vote of the holders of the majority of the shares then entitled to vote in the election of directors.

  Appraisal Rights

     Both Missouri and Delaware law provide rights of appraisal for stockholders who desire to dissent from the terms of a merger or consolidation. Missouri also provides appraisal rights for a sale of all or substantially all of the corporate assets other than in the regular course of business.

     Under these statutes, a stockholder who properly dissents from the terms of a transaction in which he has appraisal rights may demand that the corporation pay him: (i) in Missouri the fair value of his shares as of the day prior to the date on which the vote was taken approving the transaction; or (ii) in Delaware, the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the transaction. The procedures for perfecting appraisal rights are different for Missouri and Delaware corporations. For a description of the appraisal procedure for holders of MOMED Common Stock, see "APPRAISAL RIGHTS"

  Notice of Stockholder Meeting

     Under Missouri law, written or printed notice of each meeting of stockholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given not less than ten (10) nor more than seventy (70) days before the date of the meeting. Under Delaware law, stockholders are generally entitled to written notice of a stockholders' meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting, except for meetings to vote on the merger, consolidation or sale of substantially all of the assets of the corporation, in which case advance written notice of not less than twenty
(20) days is required under Delaware law. There is no similar notice provision specifically addressing stockholder notice for mergers, consolidations or sales of the substantially all of the assets of a corporation under Missouri law.

  Dividends

     The legal ability of the Board of Directors to declare and pay dividends on the outstanding common stock is different for Missouri and Delaware corporations. Delaware corporations may pay dividends to the extent of the corporation's surplus (retained earnings and paid in capital), and if no surplus is available, dividends may be paid to the extent of the net profits of the corporation for the current and preceding fiscal year, if there is no deficiency in the amount of capital represented by all outstanding classes of preferred stock.

     Missouri corporations may pay dividends subject to the limitations set forth below provided that no dividend shall be paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital. If a dividend is declared out of the paid-in surplus of the corporation, whether created by reduction of stated capital or otherwise, the following limitations shall apply: (i) no such distribution shall be made to any class of stockholders unless all cumulative dividends accrued on preferred or special classes of shares entitled to preferred dividends shall have been fully paid; (ii) no such distribution shall be made to any class of stockholders when the net assets are less than its stated capital or when such distribution would reduce the net assets below the stated capital; or (iii) each such distribution, when made, shall be identified as a liquidating dividend and the amount per share shall be disclosed to the stockholders receiving the same, concurrently with the payment thereof.

  Permitted Business Combinations

     Section 351.459 of the General and Business Corporation Law of Missouri ("Section 351.459") imposes a five (5) year restriction, with some exceptions, on certain transactions and business combinations between a resident domestic corporation and any person, other than the resident domestic corporation or a subsidiary thereof, who is a beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding voting stock of the resident domestic corporation or who is an affiliate or associate of such resident domestic corporation and at any time within the five year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the then outstanding voting stock of such resident domestic corporation ("Interested Stockholder"). This five (5) year restriction does not apply if such business combination or the purchase of stock made by such Interested Stockholder or such Interested Stockholder's stock acquisition date is approved by the board of directors of such resident domestic corporation on or prior to such stock acquisition date or to any of the following business combinations: (i) a business combination approved by the board of directors of such resident domestic corporation prior to such Interested Stockholder's stock acquisition date, or where the purchase of stock made by such Interested Stockholder on such Interested Stockholder's stock acquisition date had been approved by the board of directors of such resident domestic corporation prior to such Interested Stockholder's stock acquisition date; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such Interested Stockholder or any affiliate or associate of such Interested Stockholder at a meeting called for such purpose no earlier than five (5) years after such Interested Stockholder's stock acquisition date; and (iii) any business combination in which the consideration is required to be paid to all Stockholders at a minimum price based on the price paid by the Interested Stockholder for shares in the five year period or current market value, whichever is greater.

     In addition to Section 351.459, the Missouri General and Business Corporation Act provides specific factors that the Board of Directors may consider when exercising its business judgment on an acquisition proposal. These factors include the consideration offered in relation to the Board's estimate of
(i) the current value of the corporation in a freely negotiated sale or business combination; (ii) the liquidated value of the corporation; or (iii) the future value of the corporation over a period of years as a separate entity if discounted to current value. The Board may also consider (A) then existing political, economic and other factors bearing on security prices generally or the current market price of the corporation in particular; (B) whether the acquisition proposal will violate federal, state or local laws; (C) social, legal and economic effects on employees, suppliers and others having similar relationships with the corporation and the effect on the communities in which it does business; (D) the financial condition and earning prospects of the person making the acquisition; and (E) the competence, experience or integrity of the person making the acquisition proposal.

     Further, the Board of Directors of MOMED adopted a Stockholders' Rights Protection Plan on February 24, 1995. This plan is designed to protect the stockholders from persons attempting to acquire shares of MOMED Common Stock by a partial tender offer or by buying shares in the market or in negotiated transactions, without paying a fair premium for control and without offering a fair price for all stockholders. On the adoption date, the MOMED Board declared a dividend of one common share purchase right for each outstanding share of MOMED Common Stock of record or March 6, 1995. In the event any person acquires 20 percent of the outstanding MOMED Common Stock, each right will give the holder the option to purchase one share of MOMED Common Stock for $50.00. The rights expire February 24, 2005, and may be redeemed by the Board of Directors from the record holders thereof at a price of $0.01 per right at any time prior to the right becoming exercisable. On December 8, 1995, the Board of Directors approved a 3 for 1 stock split resulting in three rights issued for each share of MOMED Common Stock then outstanding and a reduction in the exercise price to $16.66 per share. In any event, the Board of Directors of MOMED at its meeting on September 13, 1996, authorized the redemption of the rights under the Plan upon approval of the Merger by the holders of MOMED Common Stock. See "THE COMPANIES -- MOMED Holding Co. -- Rights Plan" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

     Section 203 of the Delaware General Corporation Law ("Section 203") imposes, with certain exceptions, a three (3) year ban on certain transactions and business combinations between a corporation (or its majority owned subsidiaries) and a holder of fifteen percent (15%) or more of the corporation's outstanding voting stock, together with affiliates or associates thereof. The three year ban does not apply if either the proposed business combination or the transaction by which the fifteen percent (15%) stockholder became a fifteen percent (15%) stockholder is approved by the board of directors of the corporation prior to becoming a fifteen percent (15%) stockholder, if the fifteen percent (15%) stockholder owns at least eighty-five percent (85%) of the outstanding voting stock of the corporation, without regard to those shares owned by the corporation's officers and directors or certain employee stock plans, or if approved by the board of directors of the corporation and, at an annual or special meeting, by the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the corporation not owned by the fifteen percent (15%) stockholder. The Certificate of Incorporation of MAIC Holdings includes an affirmative election for MAIC Holdings to be subject to and controlled by Section 203. The election to be controlled by Section 203 cannot be amended without the affirmative vote of the holders of more than eighty percent (80%) of the outstanding voting stock of MAIC Holdings.

     Delaware has no comparable provision to the provision in the Missouri General and Business Corporation Law that specifies the factors that the Board of Directors of a Delaware corporation may consider in exercising its business judgment in connection with an acquisition proposal. The Certificate of Incorporation of MAIC Holdings, however, includes a provision that permits directors to consider the interests of its employees, customers and suppliers and the communities in which it serves when considering a proposed acquisition or business combination. It is uncertain as to whether such a provision has any affect on the legal duty of the Board of Directors of a Delaware corporation when considering such a proposal.

  Section 251

     Unless a Delaware corporation's certificate of incorporation provides otherwise, the Delaware General Corporation Law limits stockholders' voting rights on certain business combinations with other corporations. MAIC Holdings as a Delaware corporation does not require a vote of stockholders to authorize a merger in which it will be the surviving corporation if (i) the agreement or merger does not amend the certificate of incorporation of such constituent corporation, (ii) does not issue newly authorized stock, and (iii) does not issue stock in an amount in excess of twenty percent (20%) of its issued and outstanding stock immediately prior to the effective date of the merger.

     This section is peculiar to Delaware corporations and does not apply to Missouri corporations such as MOMED.

  Control Share Acquisitions

     Section 351.407 of the General and Business Corporation Law of Missouri ("Section 351.407") restricts the voting rights of "control shares" of a "public corporation" acquired in a "control share acquisition" to those approved by the stockholders of the public corporation. "Control Shares" are defined as shares that would have voting power with respect to shares of a public corporation that, when added to all other shares of the public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person immediately after the acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the public corporation in the election of directors within any of the following ranges of voting power: (i) one-fifth ( 1/5) or more, but less than one-third
( 1/3) of all the voting power; (ii) one-third ( 1/3) or more, but less than a majority of all the voting power; or (iii) a majority or more of all voting power; provided however, that shares which the person or the group have owned or which the person or the group could have exercised or directing the voting for more than ten (10) years shall not be deemed to be "control shares" and shall not be aggregated for the purpose of determining inclusion within the above-stated ranges. A "control share acquisition" generally does not include shares that were acquired prior to 1984 and are subject to a gift or testamentary transfer nor does it include most transactions in which the public corporation is a party. If the person acquiring control shares in a control share acquisition objects to the voting rights approved by the stockholders, the person holding the control shares may object to the voting rights and demand to have his control shares purchased by the corporation at the fair value of such control shares. A corporation's articles of incorporation or ByLaws may provide that Section 351.407 does not apply to control share acquisitions of shares of the corporation. The Articles of Incorporation and ByLaws of MOMED do not so provide.

     Section 351.407 is peculiar to Missouri corporations and does not apply to Delaware corporations such as MAIC Holdings.

  Staggered Board

     Both Missouri and Delaware law allows for staggered boards. The MOMED Articles of Incorporation provide that the Board of Directors shall consist of not less than nine (9) nor more than twenty-five (25) persons divided into three classes, and MOMED currently has a board with fifteen (15) members serving terms of three years. MAIC Holdings' Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors and that the directors shall serve staggered terms of three years. MAIC Holdings ByLaws provide for a Board of Directors with no less than four (4) and no more than twenty-four (24) directors. The Board of Directors of MAIC Holdings currently consists of seven (7) directors, a number which is allowed for a staggered board under Delaware law.

  Stockholder Consents

     Both Missouri and Delaware law allow stockholders or stockholders to act without a meeting or notice of a meeting by written consent. Delaware provides for such written consent, unless otherwise provided in the Certificate of Incorporation, to be signed by the holders of at least the minimum number of votes which would be necessary to authorized such action at a meeting of all eligible stockholders; whereas, Missouri requires unanimous written consent. The Certificate of Incorporation of MAIC Holdings requires unanimous consent .

  Blank Check Preferred Stock

     MAIC Holdings' Certificate of Incorporation has authorized the issuance of 50,000,000 shares of preferred stock of which the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof (collectively, "Characteristics"), may be undetermined until fixed by resolution or resolutions of the Board of Directors ("Blank Check Preferred Stock"). The purpose of Blank Check Preferred Stock is to provide the Board of Directors with financial flexibility to raise additional capital through the issuance of senior securities and to provide the Board of Directors the ability to respond to hostile takeover bids. By leaving the Characteristics undetermined until resolved by the Board of Directors, the Board of Directors is able to issue one or more classes of customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the stockholders. Blank Check Preferred Stock also allows the Board of Directors to react quickly, in the face of a hostile bid, by issuing preferred stock with Characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical. Blank Check Preferred Stock is allowed under Missouri law. However, the articles of incorporation of MOMED provide that the corporation shall not, without the approval of the holders of at least a majority of the outstanding MOMED Common Stock create any other class or series, including any series issued by the

Board of Directors pursuant to authority conferred by the Articles of Incorporation, or issue any stock to which the MOMED Common Stock would be junior as to either dividends or liquidation or both.

  Indemnification

     MAIC Holdings Certificate of Incorporation provides for the indemnification of its directors, officers, employees or agents to the fullest extent permissible by Delaware law. Delaware provides that a director, employee, officer or agent of a Delaware corporation may be indemnified against liability (other than an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceedings, provided such person acted in good faith and in a manner such person reasonably believed to be, or at least not opposed to, the best interest of the corporation, and, with respect to any criminal proceedings, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, the Delaware statute provides that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interest of the corporation, except that if such person is judged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Delaware law provides that, if such director, employee, officer or agent prevails, indemnification is mandatory.

     Missouri law allows for indemnification, other than for actions by or in the right of the corporation, of any person by reason of the fact that such person was serving as a director, officer, employee or agent of the corporation, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. For actions by or in the right of the corporation, indemnification is allowed so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification is allowed in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation. The Articles of Incorporation of MOMED provide that MOMED shall indemnify any person who is or was a director, officer or employee of MOMED, or is or was serving at the request of MOMED as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, including attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any civil, criminal, administrative, or investigative action, proceeding or claim (including an action by or in the right of the corporation) by reason of the fact that such person is or was serving in such capacity, provided such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     Both Missouri and Delaware corporations may purchase insurance or establish reserves for self insurance on behalf of its directors, officers, employees and agents to provide indemnification against any liability asserted against them in such capacity whether or not such indemnity would otherwise be permitted by law.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT AS MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING MAIC HOLDINGS PURSUANT TO THE FOREGOING PROVISIONS, MAIC HOLDINGS HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933 AND IS THEREFORE UNENFORCEABLE. IN THE EVENT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY MAIC HOLDINGS OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF MAIC HOLDINGS IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, MAIC HOLDINGS WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN

SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

  Director Liability

     The General Corporation Law of Delaware permits Delaware corporations to include a provision in their certificates of incorporation which limit or eliminate the personal liability of a director to a corporation and its stockholders for monetary damages for such person's conduct as a director, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, certain stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The MAIC Holdings' Certificate of Incorporation includes a provision so limiting its directors' liability. The inclusion of this provision has the effect of protecting MAIC Holdings directors against personal monetary liability from any breach of their duty of care.

     Missouri has no comparable provision in its corporation laws.

CERTAIN ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION OF MAIC HOLDINGS; POSITION OF THE BOARD OF DIRECTORS

     The Certificate of Incorporation of MAIC Holdings, like that of MOMED, includes certain "anti-takeover" provisions which are intended to prevent a change of control of MAIC Holdings as a result of actions by less than a substantial majority of the stockholders. These provisions may have the effect of deterring both friendly and "unfriendly" changes in control of MAIC Holdings. These and other provisions affect stockholder rights and should be given careful attention.

     Capital Stock. The Certificate of Incorporation of MAIC Holdings authorizes 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. Such shares may be issued by the Board of Directors of MAIC Holdings without further action or authorization by the stockholders of MAIC Holdings (unless required in a specific case by applicable laws or regulations or by any stock exchange upon which the shares may at the time be listed). The preferred stock of MAIC Holdings may be issued in one or more classes or series and may have such voting powers, if any, designations, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions as its Board may fix by resolution or resolutions at the time of issuance.

     The authorization granted to the Board of MAIC Holdings to issue the unissued shares of its common stock and its preferred stock provides MAIC Holdings with the flexibility necessary to meet its future needs without experiencing the time delay of having to seek stockholder approval to authorize the creation of additional authorized capital stock. The unissued shares of common stock (and the preferred stock) will be available for issuance from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, policyholder benefit plans, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital.

     Additionally, the Board of MAIC Holdings may use its authority to issue the common stock or preferred stock in a way that could deter or impede the completion of a tender offer or other attempt to gain control of MAIC Holdings which the Board does not approve. The Board of MAIC Holdings may adopt, without obtaining stockholder approval, a stockholder rights or "poison pill" plan for the purpose of deterring or impeding attempts to acquire control of MAIC Holdings that do not meet with the approval of the Board of MAIC Holdings. Such a plan would likely involve the issuance of shares, or rights to acquire shares, of the preferred stock and/or common stock of MAIC Holdings. The Board of Directors of MAIC Holdings has not selected for adoption any particular "poison pill" plan or type of plan to date. The MAIC Holdings Board reserves the right to take any action in the future which it deems to be in the best interest of the stockholders and MAIC Holdings under the circumstances.

     It is not possible to state the actual effect of any issuance of the preferred stock of MAIC Holdings upon the rights of holders of its common stock because the Board of MAIC Holdings has not determined an issuance price or prices, terms or the rights of the holders of such preferred stock. However, such effects might include: (i) restrictions on MAIC Holdings Common Stock dividends if preferred stock dividends have not been paid; (ii) dilution of the voting power and equity interest of holders of MAIC Holdings Common Stock to the extent that any preferred stock series has voting rights, or that any preferred stock series is convertible into the MAIC Holdings Common Stock; or (iii) then current holders of the MAIC Holdings Common Stock not being entitled to share in the assets of MAIC Holdings upon liquidation until satisfaction of any liquidation preferences granted by the preferred stock series.

     Classified Board of Directors. The Certificate of Incorporation of MAIC Holdings provides that the Board of Directors is divided into three classes of directors and that the directors will serve staggered terms of three years. See "-- Comparison of the Rights of Stockholders -- Classified Board of Directors." The purpose of a classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by insuring that in the ordinary course at least two-thirds of the directors will at all times have had at least one year's experience as directors. A classified board structure may prevent stockholders who do not approve of the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting because it would normally take two annual meetings of stockholders to elect a majority of the Board.

     Delaware Anti-Takeover Legislation. Section 203 of the Delaware General Corporation Law ("Section 203") is applicable to MAIC Holdings by virtue of the provision in its Certificate of Incorporation affirmatively electing or "opting into" coverage of Section 203. If the Certificate of Incorporation had not elected coverage of Section 203, MAIC Holdings would not be subject to the provisions described in "-- Comparison of the Rights of Stockholders -- Section 203." In any event, MAIC Holdings is subject to the Alabama Holding Company Act, the West Virginia Holding Company Act, the Indiana Holding Company Act, and if the Merger is effective, the Missouri Holding Company Act, each of which requires approval of the Insurance Commissioners of each respective state, after a public hearing thereon, before any person can acquire control of MAIC Holdings.

     Consideration of Certain Factors by the Board of Directors. The Certificate of Incorporation of MAIC Holdings permits its Board of Directors and officers in evaluating a merger, consolidation, business combination or similar transaction to consider, in assessing the best interest of its stockholders and the corporation, the effects of the transaction on the employees, customers, and suppliers of MAIC Holdings and its subsidiaries and upon the communities in which the offices of MAIC Holdings and its subsidiaries are located, to the extent permitted by Delaware law. These provisions permit MAIC Holdings Board to determine that a particular corporate act or transaction, including a business combination, is not in the best interest of MAIC Holdings and its stockholders on the basis of various factors being relevant. In some case such opposition by the Board of Directors might have the effect of maintaining the position of incumbent management.

     Special Voting Requirements for Amendments to the Certificate of Incorporation. The Certificate of Incorporation of MAIC Holdings requires an affirmative vote of 80% of the outstanding voting shares, voting together as a class, for any amendment, repeal or adoption of certain provisions of its Certificate of Incorporation. See "-- Comparison of the Rights of
Stockholders -- Voting Requirements." The special votes required for amendments to these provisions of the Certificate of Incorporation are designed to deter stockholders of MAIC Holdings from circumventing such provisions by amending the Certificate of Incorporation of MAIC Holdings.

     Position of MAIC Holdings Board. The Board of Directors of MAIC Holdings is concerned about the trend that began in the 1980s toward the accumulation of substantial stock positions in public companies by third parties either with a view toward utilizing control of a block of stock to force a merger, consolidation, or change in management, or as a prelude to proposing a restructuring or sale of all or part of such companies or a change in management or management's policies. Such actions have often been undertaken without advance notice to or consultation with management of the company. Typically, such efforts are made during periods when a company's shares are quoted at prices significantly below their underlying value. In many cases, such third parties seek representation on the company's board of directors in order to increase the likelihood that their proposals will be implemented by the company. If the company resists the efforts to obtain representation on the company's board, such third parties may commence proxy contests to have themselves or their nominees elected to the board of directors in place of certain directors or the entire board. The Board of Directors of MAIC Holdings believes that in many circumstances such efforts may not be beneficial to the interest of companies and their stockholders because such efforts may deprive management of the time and information to determine whether the transaction will have an adverse effect on the interests of stockholders and other interests.

     The MAIC Holdings Board believes that any business combination in which MAIC Holdings is involved should be studied by management of MAIC Holdings and that the stockholders should have the benefit of the recommendations of its Board of Directors and management. Although takeover bids are customarily made at prices representing a premium over recent market prices for a target company's securities, the MAIC Holdings Board believes that, in a situation where a potential takeover bidder is required to seek management's cooperation, the MAIC Holdings Board will be in a better position to promote consideration of a broader range of relevant facts such as policyholder interests, tax consequences, and future prospects of MAIC Holdings and its subsidiaries, including MOMED.

     The charters of both MOMED and MAIC Holdings include provisions designed to discourage a merger, tender offer or proxy contest directed at either of them, even if the transaction or occurrence generally is favorable to the interests of the stockholders, or may delay the assumption of control by a holder of a large block of their respective stock and the removal of the incumbent management, even if such removal might be beneficial to the stockholders. Furthermore, these provisions may deter or delay a future takeover attempt which is not approved by incumbent management for which a majority of the stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over the present market value of such shares. By discouraging takeover attempts, these provisions might have the effect of inhibiting certain changes in management (some or all of whom may be replaced in the course of a change in control) and also the temporary fluctuations in the market price of the shares of MOMED Common Stock or MAIC Holdings Common Stock, as the case may be, that often result from an actual or rumored takeover attempt.

     The Certificate of Incorporation of MAIC Holdings, like MOMED, will have effects which might be viewed as disadvantageous to some stockholders in certain circumstances. On balance, however, the Board of Directors of MAIC Holdings believes that the overall advantages of these provisions to the stockholders of MAIC Holdings outweigh the potential disadvantages. The Board of Directors of MAIC Holdings has no present intention to recommend the amendment of, or to amend, the Certificate of Incorporation of MAIC Holdings to add any additional provisions which might be viewed as anti-takeover in nature. The Board of Directors of MAIC Holdings has no knowledge of any present effort to obtain control of MAIC Holdings by any means.

RESTRICTIONS ON TRANSFER OF MAIC HOLDINGS COMMON STOCK

     Shares of MAIC Holdings Common Stock issued to affiliates of MOMED will be restricted from resale pursuant to Rule 145 of the Securities Act. Additionally, all persons who are or will be affiliates of MAIC Holdings after the Merger will be subject to the restrictions on resale imposed by Rule 144 of the Securities Act. Thus, persons who are affiliates of MOMED before the Merger and are also affiliates of MAIC Holdings after the Merger will be subject to the restrictions on resale of both Rule 144 and Rule 145. An "affiliate," as defined in Rule 144, is a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person, including a corporation. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of power to direct or cause the direction of management and policies of a person whether through the ownership of voting securities, by contract or otherwise. Generally, all officers, directors and 10% stockholders of a corporation are deemed to be "affiliates."

     In general, under Rule 144 and Rule 145, any affiliate (regardless of whether an affiliate of MOMED, MAIC Holdings, or any combination of the foregoing) may sell, within any three month period, a number of shares of MAIC Holdings Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of MAIC Holdings' Common Stock, or (ii) the average weekly trading volume of the MAIC Holdings Common Stock during the four calendar weeks preceding the sale. Also, such securities must be sold in "brokers' transactions," as defined in Rule 144, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities (collectively, "Volume and Manner of Sale Limitations"). Affiliates of MOMED who will not also be affiliates of MAIC Holdings after the Merger may sell shares of MAIC Holdings Common Stock without regard to the Volume and Manner of Sale Limitations after holding such shares acquired in the Merger for at least two years. Affiliates of MOMED who will also be affiliates of MAIC Holdings after the Merger may sell shares of MAIC Holdings Common Stock acquired in the Merger without regard to the Volume and Manner of Sale Limitations if they have held such shares of MAIC Holdings Common Stock for at least three (3) years and have not been an affiliate of MAIC Holdings for at least three (3) months. However, an affiliate of MAIC Holdings will continue to be subject to the Volume and Manner of Sale Limitations, regardless of how long such affiliate has held his or her MAIC Holdings Common Stock.

     Stop transfer instructions will be given by MAIC Holdings to its transfer agent with respect to the MAIC Holdings Common Stock to be received by persons subject to such transfer restrictions and an appropriate legend may be placed on certificates for such stock.

     The transfer agent and registrar for MAIC Holdings Common Stock is ChaseMellon Shareholder Services, L.L.C.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     After the Effective Time, the current directors and officers of MAIC Holdings will continue as directors of MAIC Holdings and Dr. Richard V. Bradley, President and a Director of MOMED, will be added to the MAIC Holdings Board of Directors as the nominee of MOMED.

     Dr. Bradley, 69, was engaged in the practice of medicine in St. Louis County, Missouri as a general surgeon for more than five years prior to 1986. Effective October 1, 1986, he began his retirement from medical practice to devote his full time to serve as President and Chief Executive Officer of MOMED and MOMEDICO. He was Vice President of MOMEDICO from 1978 to 1980. On December 3, 1980, he was elected President and Chief Executive Officer. He serves on the Board of Directors of the Physician Insurers Association of America, and he is a past President of MSMA.

     Information concerning management of MAIC Holdings is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Transaction."

     Upon consummation of the Merger, MOMED and MOMEDICO will continue to operate their businesses and serve the communities and customers of their respective market areas. For a description of the provisions of the Merger Agreement affecting the operations of MOMED and MOMEDICO after the Effective Time, see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT -- Certain Post Closing Covenants" and "THE MERGER -- Interests of Certain Persons in the Transaction."

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement which appears as Exhibit A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. All references to the Merger Agreement in this section shall be deemed to refer to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties by MOMED and MAIC Holdings relating to, with respect to each of MOMED and MAIC Holdings and their subsidiaries, among other things: (a) organization, standing and similar corporate matters; (b) subsidiaries; (c) capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) completeness and accuracy in accordance with generally accepted accounting principles of the financial statements for the past five fiscal years and that all financial statements filed with any insurance regulator were prepared in material compliance with the rules and regulations of such regulator; (f) the absence of pending or threatened material litigation; (g) compliance with applicable laws; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974 as amended; (i) filing of tax returns and payment of taxes; and (j) the absence of certain material changes or events since March 31, 1996, relating to the incurrence of material liabilities or changes or events involving a material adverse change in the business operations, properties, assets or financial condition which has had or is reasonably likely to have a material and adverse effect. In addition, MOMED has made representations with respect to (i) the adequacy of its premium rates and reserves for losses and loss adjustment expenses; (ii) its reinsurance treaties and amounts collectable thereunder;
(iii) changes in investment policies; (iv) environmental matters; and (v) employment matters.

CERTAIN PRE-CLOSING COVENANTS

     Pursuant to the Merger Agreement, MOMED has agreed, until the Effective Time or until termination of the Merger Agreement, that MOMED (unless given the written consent of MAIC Holdings) will and will cause each of its subsidiaries to operate its business only in the usual regular and ordinary course; use its best efforts to preserve intact its business organization; keep available the services of their respective officers, employees, agents and salesmen, and maintain the goodwill of their respective insureds, reinsurers and other persons having business relations with them.

     In addition, MOMED has agreed that it has not, and that it will not permit its subsidiaries, to do, agree, or commit to do any of the following without the prior written consent of MAIC Holdings: (a) amend the Articles of Incorporation or By-laws; (b) issue, sell or otherwise permit to become outstanding any additional shares of any of their capital stock including treasury stock or any stock appreciation rights or any option, warrant or conversion or other right to purchase any such stock or security convertible into any such stock; (c) repurchase, redeem or otherwise acquire or exchange any shares of their capital stock or any options, warrants or rights to acquire or any securities convertible into any shares of their capital stock, other than the redemption of Class C Common Stock and rights under the Shareholders Protection Rights Plan;
(d) incur any additional debt, obligation or other obligation for borrowed money except in the ordinary course of their business consistent with past practices;
(e) acquire any direct or indirect equity interest in any person; (f) adopt any new employee benefit plan or make any material change in or to an existing employee benefit plan; (g) sell or dispose of a material amount of assets; (h) increase or authorize an increase in compensation or benefits; (i) breach any contract, license, insurance policy or permit; (j) begin to engage in any new type of business or partially liquidate, dissolve or terminate any part of their respective businesses.

     MOMED and MAIC Holdings have further agreed to permit each other access to their respective facilities and records to conduct due diligence and to cooperate with each other in making all filings and obtaining all consents and approvals necessary to effect the Merger. MOMED agreed to repurchase all of the outstanding Class C Common Stock from MSMA and to redeem all rights under the Shareholders' Protection

Rights Plan prior to the Effective Time. See "THE COMPANIES -- MOMED Holding Co." and "THE MERGER -- Interests of Certain Persons in the Merger."

     Each of MOMED and MAIC Holdings has agreed to use its best efforts to consummate the Merger and not to take any action that would impair the prospect of completing the Merger or the transactions contemplated by the Merger Agreement.

CERTAIN POST-CLOSING COVENANTS

     The Merger Agreement includes certain covenants regarding the business operations and corporate structure of MOMED for a minimum period of five years after the Effective Time (the "Transition Period").

     MAIC Holdings has agreed that during the Transition Period the Board of Directors of MOMED will continue to serve as the Board of Directors of the corporation surviving the Merger (for convenience referred to as "MOMED") until said corporation's next annual meeting of stockholders. At each annual meeting of the stockholders of MOMED during the Transition Period, MAIC Holdings has agreed to vote its shares of the stock of MOMED to elect a Board of Directors comprised of certain individuals so long as the MOMED Board is in compliance with the covenants described below. See "THE MERGER -- Interests of Certain Persons in the Transaction."

     MAIC Holdings has further agreed that during the Transition Period the Board of Directors of MOMED will be responsible for the day-to-day management and operations of MOMED and its subsidiaries so long as MOMED operates within an annual budget (the "Budget") for MOMED and its subsidiaries as adopted by the Board of Directors of MOMED. The Budget is required to include certain parameters established by the Merger Agreement ("Parameters"). Those Parameters are: (i) the reserves for losses and loss adjustment expenses of MOMEDICO in the Budget shall be no less than the mid-point of the recommended range for such reserves provided by an independent actuary designated by MAIC Holdings; (ii) the premium rates used in the Budget shall be within 10% of the pricing model developed by said actuary; and (iii) the Budget shall reflect a combined ratio of MOMEDICO of 120% (subject to a 5% variance allowance). The combined ratio is defined as the ratio that the net earned premiums bears to the sum of the incurred losses and loss adjustment expenses and acquisition and underwriting expenses.

     During the Transition Period the Board of Directors of MOMED is further restricted in that it may not take any of the following actions without the prior approval of a management committee established by MOMED and MAIC Holdings pursuant to the Merger Agreement. Those actions are the modification of investment policies of MOMED and its subsidiaries; the acquisition or disposition of any material assets outside the ordinary course of business of MOMED and its subsidiaries; incurring any indebtedness on behalf of MOMED or any of its subsidiaries other than accounts payable in the ordinary course of business; the authorization of any increases in compensation for the officers of MOMED and its subsidiaries; and the adoption of a new or additional benefit or retirement plan for the benefit of employees of MOMED and its subsidiaries.

     Under the terms of the Merger Agreement, MAIC Holdings and MOMED have agreed to establish a management committee (the "Management Committee") during the Transition Period made up of two persons selected by MAIC Holdings and two persons selected by MOMED. Should the Board of Directors of MOMED fail to adopt a Budget within the Parameters or to operate within the Budget, the Management Committee is responsible for recommending appropriate curative action. If the persons on the Management Committee are unable to agree as to the appropriate curative action, a person nominated by MAIC Holdings and approved by the Management Committee will cast the tie-breaking vote. During the Transition Period, the two persons nominated to the MOMED Board by MAIC Holdings and the three persons nominated to such Board by MSMA shall be subject to approval of the Management Committee.

     MAIC Holdings has further agreed that MOMED may continue to serve as the holding company for its current subsidiaries for a minimum period of five years after the Effective Time and that MOMED and its subsidiaries may continue to operate in the metropolitan area of St. Louis, Missouri for a period of not less than five years. In addition, substantially the same terms and conditions of existing employment agreements for the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and Vice

President-Claims of MOMED will remain in effect, and upon their respective expiration dates, the employment of such persons will continue during the remainder of the Transition Period in the same or similar capacities and at substantially the same rate of compensation, subject to the approval of the Board of Directors of MOMED during the Transition Period. Current employees of MOMED will continue to serve at the pleasure of the officers of MOMED. See "THE MERGER -- Interests of Certain Persons in the Transaction."

     MOMED will have one representative to serve as a member of the Board of Directors of MAIC Holdings pursuant to the terms of the Nomination Agreement executed in conjunction with the Merger Agreement. The terms and provisions of the Nomination Agreement are included as an exhibit to the Merger Agreement which is attached to this Proxy Statement as Exhibit A and incorporated herein by this reference.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The consummation of the Merger is subject to various conditions including
(i) receipt of approval of the Agreement and Plan of Merger by the stockholders of MOMED as required by the Missouri General and Business Corporation Laws, (ii) receipt of approval of the change of control of MOMED by the Missouri Department of Insurance under the Missouri Holding Company Act, (iii) receipt of a favorable opinion of KPMG as to the federal income tax consequences of the Merger, (iv) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of MAIC Holdings Common Stock issuable pursuant to the Merger shall have been received, (v) the accuracy as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of MOMED and MAIC Holdings as set forth in the Merger Agreement, (vi) the performance of all agreements and compliance with all covenants of MOMED and MAIC Holdings as set forth in the Merger Agreement, (vii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse affect, (viii) the expiration of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, (ix) the absence of any law or order or any action taken by any court, governmental or regulatory authority prohibiting, restricting or making illegal the consummation of the transactions, (x) the redemption by MOMED of all rights under the Stockholders' Rights Protection Plan, (xi) the repurchase by MOMED of all of the issued and outstanding shares of the MOMED Class C Common Stock at a price not exceeding that provided in the Share Exchange Agreement; (xii) approval of the Merger by the Board of Directors of MAIC Holdings and MOMED; and (xiii) satisfaction of certain other conditions including the receipt of agreements of affiliates of MOMED and various certificates from officers of MOMED and MAIC Holdings. See "-- Recommendations of the Board of Directors," "-- Regulatory Approvals" and "-- Federal Income Tax Consequences" under the caption "THE MERGER" and see "-- Waiver, Amendment and Termination" under this caption.

     No assurance can be provided as to when or if all conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before December 31, 1996, the Merger Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either MOMED or MAIC Holdings. See
"-- Waiver, Amendment and Termination."

WAIVER, AMENDMENT AND TERMINATION

     To the extent permitted by the law, MAIC Holdings and MOMED, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time before or after the approval of the Merger Agreement by the MOMED stockholders; provided that after the Special Meeting, no amendment will alter the manner or basis on which shares of MOMED Common Stock will be exchanged for MAIC Holdings Common Stock without the requisite approval of the issued and outstanding shares of MOMED Common Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either MOMED or MAIC Holdings, or both, acting through their respective Boards of Directors or other authorized officers may waive any default in the performance of any term of the Merger Agreement by any other party, may waive or extend the time for compliance or fulfillment by the other party of any and all of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement. Neither party intends to waive any condition that if not satisfied, would result in a violation of applicable law or government regulations; MOMED does not intend to waive the condition that requires a favorable tax opinion from KPMG as to the federal income tax consequences of the transaction; and MAIC Holdings does not intend to waive the conditions that MOMED repurchase or redeem all of the outstanding shares of MOMED Class C Common Stock and all rights under the Stockholders' Rights Protection Plan (unless any shares or rights remaining outstanding are immaterial in amount). No such waiver will be effective unless written and unless executed by a duly authorized officer of MAIC Holdings or MOMED, as the case may be. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual consent of MAIC Holdings and MOMED as authorized by their respective Boards of Directors or by written notice from MAIC Holdings to MOMED or from MOMED to MAIC Holdings if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied for reasons other than such party's default on or before December 31, 1996, and such party is not willing to waive the satisfaction of such condition. If the Merger Agreement is terminated as described above, the Merger Agreement will become void and have no effect, except that certain provisions of the Merger Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Merger Agreement will survive. In addition, termination of the Merger Agreement will not relieve any breaching party from any liability from any uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     MAIC Holdings Common Stock was quoted on the NASDAQ National Market System under the symbol "MAIC" through September 20, 1996. Beginning on September 23, 1996, MAIC Holdings Common Stock has been traded on the New York Stock Exchange under the symbol "MAI." MOMED Common Stock is not quoted on any quotation system of a registered securities association as the market for its stock is maintained by a limited number of market makers. The following table sets forth, for the indicated periods, the high and low last sales prices for MAIC Holdings Common Stock as reported on the NASDAQ National Market System and the high and low bid prices for the MOMED Common Stock based on the bid and ask prices of said market makers.

                                 MAIC HOLDINGS

                                                      1996              1995              1994
                                                 ---------------   ---------------   ---------------
                    QUARTER                       HIGH     LOW      HIGH     LOW      HIGH     LOW
-----------------------------------------------  ------   ------   ------   ------   ------   ------
First..........................................  $33.75   $31.00   $27.25   $25.25   $24.50   $20.50
Second.........................................  $38.00   $32.25   $30.00   $26.00   $21.25   $19.75
Third..........................................  $37.63   $30.38   $32.00   $28.00   $30.25   $20.00
Fourth.........................................                    $35.25   $29.25   $30.00   $24.75

                                    MOMED(1)

                                                      1996              1995              1994
                                                 ---------------   ---------------   ---------------
                    QUARTER                       HIGH     LOW      HIGH     LOW      HIGH     LOW
-----------------------------------------------  ------   ------   ------   ------   ------   ------
First..........................................  $ 9.00   $ 2.67   $ 2.25   $ 2.25   $ 2.17   $ 2.17
Second.........................................  $20.00   $ 9.75   $ 2.58   $ 2.58   $ 2.00   $ 2.00
Third..........................................  $20.00   $20.00   $ 2.67   $ 2.58   $ 2.25   $ 2.25
Fourth.........................................                    $ 2.67   $ 2.67   $ 2.25   $ 2.25

---------------

(1) Reflects three-for-one stock split which occurred on January 22, 1996 for stockholders of record as of November 8, 1995.

     On September 25, 1996, the last sale price of MAIC Holdings Common Stock as reported on the New York Stock Exchange was $33.50 and the last bid price for MOMED Common Stock according to said market makers was $20.00. On June 10, 1996, the last business day prior to the public announcement of the proposed Merger, the last sales price of MAIC Holdings Common Stock as reported on the NASDAQ National Market System was $35.25 and the last bid price for MOMED Common Stock according to said market makers was $9.75.

     All the quotations set forth in the table reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     The holders of MAIC Holdings Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Neither MAIC Holdings nor Mutual Assurance has paid any regular cash dividends. On December 14, 1995, the Board of Directors of MAIC Holdings declared a 6% stock dividend. On each of December 14, 1994, December 16, 1993, and December 10, 1992, the Board of Directors of Mutual Assurance declared a 5% stock dividend. MAIC Holdings currently intends to continue its policy of not paying a regular cash dividend. See "THE COMPANIES -- MAIC Holdings, Inc."

     MOMED paid no dividends during 1995. MOMED declared a dividend of $.25 per share on the MOMED Common Stock and the Class B Common Stock in the second quarter of 1991. No dividends have been paid by MOMED since that date.

     Each of MAIC Holdings and MOMED are legal entities separate and distinct from their respective subsidiaries and their respective revenues depend in significant part on the payment of dividends from their respective subsidiary insurance companies. Such insurance companies are subject to legal restrictions on the amount of dividends they are permitted to pay. The state insurance codes generally limit the source of dividends payable by a stock insurer to that part of its available surplus which is derived from realized net profits on its business. The Holding Company Acts of the various states require that a domestic insurer give prior notice to the State Commissioner before payment of any extraordinary dividend. Generally, an extraordinary dividend or distribution includes any such dividend or distribution whose fair market value together with other dividends and distributions in the preceding twelve months exceeds the greater of either 10% of the insurer's statutory surplus or the statutory net income (or in the alternative, net investment income) for the preceding year. The Holding Company Acts would permit MAIC Holdings' insurance subsidiaries to dividend to MAIC Holdings as much as approximately $21 million in 1996 without such notice to the Commissioners. The maximum dividends that could be paid by MOMED in 1996 would be $1,729,373 without the approval of the Director of Insurance of Missouri. In addition, Delaware and Missouri Corporate Law each imposed additional restrictions on the payments of dividends by MAIC Holdings and MOMED. See "THE MERGER -- Comparison of Rights of
Stockholders -- Dividends."

                    SELECTED FINANCIAL INFORMATION OF MOMED

     The following table sets forth certain historical financial data concerning MOMED and its subsidiary. This information has been derived from the consolidated financial statements of MOMED and its subsidiaries, including the notes thereto. This data should be read in conjunction with the audited consolidated financial statements of MOMED and its subsidiaries and notes thereto, which are included elsewhere in this Proxy Statement. See "INDEX TO FINANCIAL STATEMENTS."

     In the opinion of MOMED, the interim unaudited financial data of MOMED as of and for the six months ended June 30, 1996 and 1995 include all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of such data.

                          JUNE 30,      JUNE 30,
                            1996          1995         1995         1994         1993          1992         1991
                         -----------   ----------   ----------   ----------   ----------    ----------   ----------
Assets.................  $81,011,938   77,495,897   81,275,193   77,523,927*  77,596,377**  61,053,580   57,921,830
Reserve for losses and
  loss adjustment
  expenses.............   54,648,999   56,783,271   54,903,753   58,764,316   59,569,371**  36,509,588   35,515,048
Class C non-voting
  redeemable common
  stock................      600,000      600,000      600,000      600,000           --            --           --
Stockholders' equity...   17,297,038   12,428,797   17,014,885    9,838,676   10,148,416    10,573,114    9,170,000
Net premiums earned....    5,739,308    5,563,205   11,666,363   10,539,879   10,645,733    10,522,688   13,511,713
Realized gains on
  investments..........       60,241      361,358      682,189      265,133      570,980       780,921      128,625
Loss and loss
  adjustment expenses
  incurred.............    4,181,615    6,623,144   10,733,726    9,978,065   14,438,684    11,204,167   10,025,583
Net investment
  income...............    2,126,976    2,068,302    4,236,391    3,952,945    3,641,198     3,627,714    3,523,448
Earnings (loss) before
  Federal income tax
  (benefit) and
  cumulative effect of
  change in accounting
  principle............    2,447,353      443,241    3,270,579    2,241,936   (2,095,133)    1,320,933    4,415,245
Earnings (loss) per
  share before
  cumulative effect of
  change in accounting
  principle............         2.53          .58         6.07         2.55        (1.96)         1.96         4.88
Cumulative effect of
  change accounting
  principle............           --           --           --           --         1.34            --           --
Net earnings (loss) per
  share................         2.53          .58         6.07         2.55         (.62)         1.96         4.88

---------------

 * Reflects adoption of FASB #115 in 1994, see note 2 of notes to consolidated financial statements.
** Reflects adoption of FASB #113 in 1993, see note 9 of notes to consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             MOMED'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     CORPORATE STRUCTURE. As of June 30, 1996, MOMED Holding Co. owns 100% of the following companies:

                 Missouri Medical Insurance Company "MOMEDICO"
                    Professional Liability Associates, Inc.
                      MOMEDICO Professional Services, Inc.

     MOMEDICO is the Company's most significant subsidiary and its primary business activity is providing professional liability insurance to physicians and dentists in the State of Missouri. The Company received approval to do business in the State of Kansas during 1992.

     Professional Liability Associates, Inc. is available to provide claims management services to hospitals and other self insured groups.

     MOMEDICO Professional Services, Inc. holds a brokers license and is able to access markets for hard to place physicians. It also has been appointed by the Columbia Insurance Group to provide workers' compensation, medical office business owners and commercial auto insurance policies to doctors in Missouri.

     In the following sections of this analysis of financial condition and results of operations, MOMED Holding Co. and Missouri Medical Insurance Company "MOMEDICO" are referred to herein as the Company.

     The Company was organized by the Missouri State Medical Association (MSMA) in 1978 as the sponsored medical professional liability insurer for its members, and the Company estimates that it insured approximately 20% of the MSMA members as of December 31, 1995. Competition from large national carriers and several Missouri based physician controlled companies continued to limit MOMEDICO's growth in 1995.

LIQUIDITY AND CAPITAL RESOURCES:

     At June 30, 1996 and December 31, 1995, the Company had total investments of $71,135,373 and $71,774,201 which is 87.8 percent and 88.3 percent of total assets at each period end. On January 1, 1994, the Company implemented the provision of FASB Statement 115 "Accounting for Certain Investments in Debt and Equity Securities" which requires that fixed maturity investments be reported at fair value in the financial statements. The Company's fixed maturity investments have been classified as available for sale and reported at their fair value which is $269,450 less than amortized cost at June 30, 1996. The market value of all invested assets is $606,334 more than cost or amortized cost at June 30, 1996. The Company feels that it has sufficient invested assets to meet both its short-term and long-term capital requirements. In addition, the Company has entered into various reinsurance agreements to protect itself against significant decreases in invested assets.

     The reinsurance agreements generally limit the Company's maximum liability to $400,000 per claim for policies issued or renewed after July 1, 1991.

     For claims against policies issued or renewed between July 1, 1987 and June 30, 1991, losses are subject to a 5% deductible based on gross collected premiums and a retention of $250,000 per claim after the deductible provision has been satisfied, indexed $25,000 per year. For policies issued or renewed between July 1, 1986 and June 30, 1987 losses are subject to a 10% deductible based on gross collected premiums and a retention of $300,000 per claim after the deductible provision has been satisfied. On policies issued prior to

July 1, 1986 the Company's maximum lability is $200,000 per insured and $231,500 per claim involving up to six insureds. Rates charged for such protection were as follows:

        Prior to June 30, 1986, 40% of collected premiums
        July 1, 1986 to June 30, 1987, 30% of collected premiums July 1, 1987 to June 30, 1988, 17.5% of collected premiums July 1, 1988 to June 30, 1991, 15% of collected premiums July 1, 1991 to June 30, 1996 12.5% of collected premiums

     Payments to reinsurers under contracts effective July 1, 1988 and subsequent have been by quarterly deposits as follows:

        July 1, 1988 through June 30, 1990, $775,000
        July 1, 1990 through June 30, 1991, $687,500
        July 1, 1991 through June 30, 1994, $400,000
        July 1, 1994 through June 30, 1995, $266,667 (for 6 quarterly payments) July 1, 1995 through June 30, 1996, $266,667 (for 6 quarterly payments)

     As of June 30, 1996, the Company had fixed maturity investments in the amount of $66,077,509 with an average date to maturity of approximately 6.01 years. All bonds are "A-" rated or higher, except for three bonds with a book value of $2,483,441 of which two are rated BBB+ and one is BBB. Further, the Company has no investment in high yield or non-investment grade securities. Short-term investments totaling $1,250,275 are expected to provide sufficient liquidity for payment of losses and loss adjustment expenses.

     On December 6, 1993, the National Association of Insurance Commissioners ("NAIC") adopted a risk-based capital "RBC" model for the property and casualty insurance industry implemented in 1994. This model is applied to virtually all property and casualty insurance companies and mandates certain minimum capital requirements, based on the underwriting, investment, and other business risks inherent in an individual insurer's operations. The first Company Action Level takes place when a property and casualty insurance company's adjusted actual statutory surplus is equal to 90.0% of it RBC requirement. Under this event, the insurer's management is required to file and obtain approval of a comprehensive financial plan for improving its RBC. Based on the "RBC" model adopted on December 6, 1993, by the NAIC the Company's statutory capital and surplus at December 31, 1995 and June 30, 1996 exceeded all regulatory requirements.

MANAGEMENT'S ANALYSIS OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     The Company anticipates capital expenditure of approximately $50,000 for furniture and data processing equipment during 1996.

  Revenues

     Premiums earned for the six months ended June 30, 1996 increased approximately 11.9% from the six months ended June 30, 1995, due primarily to a decrease in actuarially projected reinsurance premiums payable, which reduces reinsurance premiums ceded.

  Investment Income

     Net investment income for the six months ended June 30, 1996 increased approximately .3% from the six months ended June 30, 1995. This is attributed primarily to an increase in invested assets of 5.1%, based on cost or amortized cost between June 30, 1996 and June 30, 1995.

  Expenses

     The Company's provision for loss and loss adjustment expenses as of June 30, 1996 and December 31, 1995 is based upon MOMEDICO's experience. The percentage of losses and loss adjustment expenses to net earned premiums at June 30, 1996 is 72.9% compared to 92.0% for the year 1995. The percentage for the six months ended June 30, 1995 was 112.6% The decrease between June 30, 1996 and the results for the year

1995 and the six months ended June 30, 1995, arise primarily from the continuing decline in frequency of reported claims and favorable development of claim reserves of prior accident years.

     Policy acquisition costs as a percent of premiums earned were 5.5% and 6.0% for the periods ended June 30, 1996 and June 30, 1995, respectively. The change in policy acquisition cost as a percent of earned premiums results primarily from changes in underwriting expenses and commission arrangements.

     Other underwriting expenses increased approximately 2.0% from the period ended June 30, 1995 and is attributed to reorganization expenses incurred related to the proposed merger with MAIC Holdings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Trends. From 1988 through 1990 the Company and the medical malpractice industry as a whole experienced a decrease in the number of reported claims and a moderation in severity. The positive trends were attributed to tort reform legislation passed by many states in the mid 1980's including the State of Missouri. Beginning in 1991 and carrying on through 1993 the Company experienced an increase in the frequency and severity of reported claims. As a result of the increase in frequency and severity of losses during 1992 and 1993 the Company's earnings (loss) before income taxes decreased substantially from the amount reported in 1991. For the years 1994 and 1995, severity has remained constant with 1993. However, frequency has subsided from the 1993 level and as a result, the Company's earnings before income taxes increased substantially over 1993 and 1992.

     Based on a rate analysis prepared by MOMEDICO's consulting actuary and the increase in frequency and severity of reported claims during 1992 and 1993, MOMEDICO increased rates by 12% for new policies issued after October 1, 1993, and policies renewed after November 1, 1993. Due to the decrease in frequency of reported claims and no significant changes in severity during 1994 and 1995, no rate adjustments were taken. During 1996, rates may need to be increased if significant changes in frequency and severity occur.

     Liquidity and Capital Resources. At December 31, 1995, and 1994, the Company had invested assets of $71,774,201 and $65,379,445 which are 88.8 percent and 85.5 percent of total assets at each year end. Effective January 1, 1994, the Company implemented the provisions of FASB Statement 115 "Accounting for Certain Investments in Debt and Equity Securities". Under FASB Statement 115, debt securities are classified as available for sale and are reported in the financial statements at fair value, with the unrealized gains (losses) reported as a separate component of stockholders' equity, net of tax. The market value of fixed maturity investments is $2,049,858 more than amortized cost at December 31, 1995, compared to an unrealized loss of $2,049,261 at December 31, 1994. The Company believes that it has sufficient invested assets to meet both its short-term and long-term capital requirements. Also, the Company had positive cash flows from operations for the years 1995, 1994, and 1993. In addition, the Company has entered into various reinsurance agreements to protect itself against adverse loss developments. The reinsurance agreements generally limit the Company's liability to $400,000 per claim for policies issued or renewed after July 1, 1991. For claims against policies issued or renewed between July 1, 1987 and June 30, 1991, losses are subject to a 5% deductible based on gross collected premiums and a retention of $250,000 per claim after the deductible provision has been satisfied, indexed $25,000 per year. For policies issued or renewed between July 1, 1986 and June 30, 1987 losses are subject to a 10% deductible based on gross collected premiums and a retention of $300,000 per claim after the deductible provision has been satisfied. On policies issued prior to July 1, 1986 the Company's maximum liability is $200,000 per insured and $231,500 per claim involving up to six insureds. Rates charged for such protection were as follows:

        Prior to June 30, 1986, 40% of collected premiums
        July 1, 1986 to June 30, 1987, 30% of collected premiums July 1, 1987 to June 30, 1988, 17.5% of collected premiums July 1, 1988 to June 30, 1991, 15% of collected premiums July 1, 1991 to June 30, 1996, 12.5% of collected premiums

     Payments to reinsurers under contracts effective July 1, 1988 and subsequent have been by quarterly deposits as follows:

        July 1, 1988 through June 30, 1990, $775,000
        July 1, 1990 through June 30, 1991, $687,500
        July 1, 1991 through June 30, 1994, $400,000
        July 1, 1994 through June 30, 1995, $266,667 (for six quarters) July 1, 1995 through June 30, 1996, $266,667 (for six quarters)

     As of December 31, 1995, the Company had fixed maturity investments, at market value, in the amount of $64,167,237 with an average date to maturity of
4.66 years. All bonds are "A-" rated or higher, except for one bond with a market value of $482,925 which is rated "BBB" by Standard & Poor's. The Company has no investments in derivative type securities that would be accounted for or disclosed pursuant to FASB Statement 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". Also, the Company had no investments in high yield or non-investment grade securities. Short-term investments totaling $4,423,463 are expected to provide significant liquidity for the payment of losses and loss adjustment expenses.

     On December 6, 1993, the NAIC adopted a risk-based capital ("RBC") model for the property and casualty insurance industry, which was implemented in 1994. This model applies to virtually all property and casualty insurance companies, and mandates certain minimum capital requirements, based on the underwriting, investment and other business risks inherent in an individual insurer's operations. Under the model law, any property and casualty insurance company which does not exceed RBC action levels is subject to varying degrees of regulatory scrutiny and ultimately is subject to mandatory rehabilitation or liquidation. The four RBC action levels are (i) Company Action Level (2 X Authorized Control Level), (ii) Regulatory Action Level (1.5 X Authorized Control Level), (iii) Authorized Control Level (45.0% of calculated RBC), and
(iv) Mandatory Control Level (70.0% X Authorized Control Level). The first Company Action Level takes place when a property and casualty insurance company's adjusted actual statutory surplus is equal to 90.0% of its RBC requirement. Under this event, the insurer's management is required to file and obtain approval of a comprehensive financial plan for improving its RBC. At December 31, 1995, MOMEDICO's adjusted statutory surplus for RBC was $15,332,131 and 90% of its RBC requirement is $8,419,760. Accordingly MOMEDICO exceeded all regulatory requirements.

     MOMED anticipates capital expenditures of approximately $50,000 for furniture and data processing equipment during 1996.

     Results of Operations. From 1980 through 1987 MOMEDICO, at the request of the Securities and Exchange Commission, provided loss and loss adjustment expenses in an amount at least sufficient to reduce annual net earnings to zero, since the adequacy of MOMEDICO's reserves for losses and loss adjustment expenses were not based solely on its actual experience. Since December 31, 1988 the reserves for losses and loss adjustment expenses have been determined based upon MOMEDICO's actual experience. The Company retains the services of an independent actuary to analyze MOMEDICO's reserves for losses and loss adjustment expenses. The actuarial studies projected net ultimate loss and loss adjustment expense reserves (net as to reinsurance) of $42,171,000 and $42,585,000 as of December 31, 1995 and 1994, compared to reserves established by the Company of $42,175,111 and $42,586,063 as of December 31, 1995 and 1994.
For the years ended December 31, 1995, 1994 and 1993 the Company reported net earnings (loss) of $4,077,025, $1,713,139, and $(418,539), respectively.

  Net Premiums Written

     Net premiums written for 1995 increased 9.1% from 1994. The increase in net premiums written in 1995 compared to 1994 reflects the reduction in premiums ceded to reinsurers and changes in estimated accrued premiums above provisional premiums paid. Net premiums written for 1994 decreased 6.9% from 1993. The decrease in net premiums written in 1994 compared to 1993 results from a profit sharing payment on the July 1, 1986 to June 30, 1987 reinsurance contract received in 1993 which increased 1993 net premiums written plus an increase in the accrued premiums above provisional premiums paid for contracts in effect after

July 1, 1991. Also, MOMEDICO increased premiums by 12% for new policies issued after October 1, 1993 and policies renewed after November 1, 1993. This increase in rates resulted in an increase in gross written premiums of approximately $542,000 during 1994. The impact on 1993 gross written premiums was insignificant.

  Investment Income

     Investment income for 1995 increased 7.2% over 1994 and 16.3% over the 1993 amount. The increase in investment income arises from an increase in average invested assets of $2,036,918 in 1995 over 1994 and $5,442,446 in 1994 over
1993. The Company's rate of return on average invested assets was 6.2% in 1995, 5.9% in 1994 and 6.0% in 1993. The higher rate of return in 1995 compared to 1994 and 1993 results from the increase in interest rates during the second half of 1994 and the first half of 1995. This resulted in the reinvestment of funds in higher yielding bonds during 1995 and an increased return on investments in short-term money funds. Also, during 1994, the Company decreased its investment in equity securities by approximately 31.0% and invested these funds in higher yielding fixed maturity investments. During 1995 and 1994 the Company continued to reduce its investment in tax exempt bonds as a percentage of invested assets at cost to 8.7% and 25.9% compared to 34.4% in 1993 and 43.2% in 1992. The reduction in tax exempt investments was done to reduce the Company's exposure to the alternative minimum tax.

  Policy Acquisition Costs and Other Operating Expenses

     Policy acquisition costs are those costs directly related to the acquisition of business and include commissions to agents, certain underwriting expenses and premium taxes. Policy acquisition costs charged to operations as a percentage of net premiums earned were 5.8% in 1995 and 6.2% in 1994 and 1993. The small change in the acquisition cost percentage results primarily from the change in credits allowed against premium taxes. The lack of significant change in policy acquisition costs as a percentage of net premiums earned reflects the fact that the premiums earned have remained relatively constant for the three year period ended December 31, 1995.

     Other operating expenses in 1995 decreased by 1.8% from 1994 due to reductions in corporate legal expenses and the cost of officers life insurance plus the continuing effort to contain or reduce costs in all areas possible. Other operating expenses in 1994 increased by 2.3% over 1993. The increase arose from an average increase in wages of 4% and nominal increases in other variable expenses.

  Losses and Loss Adjustment Expenses

     As discussed under the caption Results of Operations, the Company's provision for losses and loss adjustment expenses for 1995 and 1994 is based upon MOMEDICO's experience. The percentage of losses and loss adjustment expenses to net earned premiums in 1995 is 92.0% compared to 94.7% in 1994 and 135.6% in 1993. The decrease between 1995 and 1994 of 2.7 percentage points is attributed to continued favorable development of 1994 and prior reported claims, while the severity of claims remained constant with that experienced during 1994 and 1993. The 40.9 percentage points decrease in loss and loss adjustment expenses compared to net earned premiums between 1994 and 1993 reflects the significant decrease in the frequency of reported claims during 1994, with a rate of severity comparable to 1993. The percentage for 1993 was 29.1 percent points greater than 1992 and is attributed to the increase in frequency of reported claims in 1993 compared to 1992 and a slight increase in the severity of reported claims. The trends are reflected in the tables which summarize the components of reserves for losses and loss adjustment expenses and changes in reserves for losses and loss adjustment expenses and payments related thereto in
Note 6 of the notes to the accompanying consolidated financial statements. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

     In the opinion of management, the amounts provided for losses and loss adjustment expenses are adequate. The Company is protected under various reinsurance agreements which limit the Company's maximum liability on a per claim basis. The various reinsurance agreements and the maximum liability on a per claim basis are discussed in Note 9 of the notes to the accompanying consolidated financial statements. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

     The effect of inflation is included in the reserve calculation along with projections of severity, frequency and changes in reinsurance retention through projections of ultimate losses and loss adjustment expenses.

     As shown in the chart on the following page that summarizes the cumulative development of the reserve for losses and loss adjustment expenses the reserve deficiencies reached their peak in 1985 and have shown significant decreases since that time. The Company has increased its reserves for losses and loss adjustment expenses by $27,373,781 since 1985. This, along with the decrease in frequency of claims from 1988 through 1990 and a leveling off of frequency during 1994 and 1995, after experiencing an increase in both frequency and severity from 1991 through 1993, has resulted in a cumulative reserve redundancy as of December 31, 1995. Management feels that the current reserving methodology will continue to produce favorable trends.

  Federal Income Taxes

     The provision for current income tax expense (benefit) of $483,000, $(21,045), and $46,925 represents taxes currently due on the Company's 1995, 1994 and 1993 taxable earnings. The provision for deferred taxes for 1995, 1994 and 1993 represents the change in the deferred tax asset applicable to current operations determined under the asset/liability method of accounting for income taxes as required by FASB Statement 109 "Accounting for Income Taxes". The Company is required by the Internal Revenue Code to discount its reserves for losses and loss adjustment expenses and for the determination period beginning January 1, 1992, the Company has elected to utilize discount factors based on its historical loss payment patterns. Prior to 1992 the Company utilized discount factors published by the Internal Revenue Service since the Company did not have sufficient historical loss experience to utilize its own loss payment factors. The Internal Revenue Service completed its examination of the Company's 1987 and 1989 tax returns and issued its final report on February 24, 1994. The Company has filed a protest to the changes proposed by the IRS and at the present time, is of the opinion that the settlement of the proposed changes should not be material to the Company's overall financial position. For additional information related to Federal income taxes see Note 8 of the notes to the accompanying consolidated financial statements. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

                                                                       YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------------------------------------
                                          1985          1986         1987         1988         1989         1990         1991
                                      ------------   ----------   ----------   ----------   ----------   ----------   ----------
Gross reserve for losses and loss
  adjustment expenses...............            --           --           --           --           --           --           --
Less reinsurance receivable on paid
  and unpaid losses.................            --           --           --           --           --           --           --
Net reserve for losses and loss
  adjustment expenses...............  $ 14,801,330   20,993,288   24,794,281   28,185,938   32,217,508   32,368,926   35,515,048
                                       -----------   ----------   ----------   ----------   ----------   ----------   ----------
Cumulative paid as of
1 yr. later.........................     4,696,522    6,676,020    8,176,802    4,766,688    6,908,922    6,394,056    9,376,075
2 yrs. later........................    11,221,785   14,368,011   12,626,168   10,460,833   12,427,267   15,048,175   15,578,917
3 yrs. later........................    18,658,079   18,563,422   17,946,481   15,070,581   20,071,931   18,831,895   20,985,911
4 yrs. later........................    22,688,891   23,480,405   21,381,361   21,803,304   22,722,720   21,943,381   23,694,596
5 yrs. later........................    26,543,814   25,849,592   23,684,726   23,512,265   24,685,685   22,789,445           --
6 yrs. later........................    28,236,883   27,631,221   25,118,074   25,236,221   25,245,535           --           --
7 yrs. later........................    29,743,959   28,530,148   25,805,194   25,747,233           --           --           --
8 yrs. later........................    30,329,987   29,012,295   26,285,911           --           --           --           --
9 yrs. later........................    30,585,367   29,446,548           --           --           --           --           --
10 yrs. later.......................    30,974,205           --           --           --           --           --           --
Reserve for losses and loss adjustment expenses, net, reestimated as of:
End of year.........................    14,801,330   20,993,288   24,795,281   28,185,938   32,217,508   32,368,926   35,515,048
1 yr. later.........................    21,131,745   25,266,354   29,523,115   28,606,302   32,487,802   33,539,671   34,329,895
2 yrs. later........................    26,153,588   31,293,361   29,567,912   29,261,357   33,043,138   31,895,390   34,528,838
3 yrs. later........................    30,721,356   31,834,636   30,562,863   30,504,455   32,564,848   30,752,000   32,700,590
4 yrs. later........................    32,696,752   33,177,757   31,845,442   31,284,231   30,905,488   28,708,396   30,307,235
5 yrs. later........................    34,761,826   33,704,768   31,282,114   30,053,109   29,496,547   26,864,894           --
6 yrs. later........................    34,862,649   33,482,742   29,671,214   28,700,272   28,341,567           --           --
7 yrs. later........................    34,364,115   32,190,433   28,260,767   27,785,160           --           --           --
8 yrs. later........................    32,768,488   31,167,268   27,577,674           --           --           --           --
9 yrs. later........................    31,935,302   30,576,492           --           --           --           --           --
10 yrs. later.......................    31,689,569           --           --           --           --           --           --
                                       ===========   ==========   ==========   ==========   ==========   ==========   ==========
(Deficiency) Redundancy.............  $(16,888,239)  (9,583,204)  (2,783,393)     400,778    3,875,941    5,504,032    5,207,813
                                       ===========   ==========   ==========   ==========   ==========   ==========   ==========

                                                     YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------
                                         1992         1993          1994          1995
                                      ----------   -----------   -----------   -----------
Gross reserve for losses and loss
  adjustment expenses...............          --    59,569,371    58,764,316    54,903,753
Less reinsurance receivable on paid
  and unpaid losses.................          --   (16,997,000)  (16,178,253)  (12,728,642)
Net reserve for losses and loss
  adjustment expenses...............  36,509,588    42,572,371    42,586,063    42,175,111
                                      ----------    ----------    ----------    ----------
Cumulative paid as of
1 yr. later.........................   7,721,009     9,406,583    10,456,546            --
2 yrs. later........................  15,133,579    18,125,537            --            --
3 yrs. later........................  20,119,915            --            --            --
4 yrs. later........................          --            --            --            --
5 yrs. later........................          --            --            --            --
6 yrs. later........................          --            --            --            --
7 yrs. later........................          --            --            --            --
8 yrs. later........................          --            --            --            --
9 yrs. later........................          --            --            --            --
10 yrs. later.......................          --            --            --            --
Reserve for losses and loss adjustment expenses, net, reestimated as of:
End of year.........................  36,509,588    42,572,371    42,586,063    42,175,111
1 yr. later.........................  36,339,521    41,165,102    38,132,897            --
2 yrs. later........................  34,679,540    37,023,390            --            --
3 yrs. later........................  31,880,804            --            --            --
4 yrs. later........................          --            --            --            --
5 yrs. later........................          --            --            --            --
6 yrs. later........................          --            --            --            --
7 yrs. later........................          --            --            --            --
8 yrs. later........................          --            --            --            --
9 yrs. later........................          --            --            --            --
10 yrs. later.......................          --            --            --            --
                                      ==========    ==========    ==========    ==========
(Deficiency) Redundancy.............   4,628,784     5,548,981     4,453,166
                                      ==========    ==========    ==========    ==========

                        PRO FORMA FINANCIAL INFORMATION

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           JUNE 30, 1996 (UNAUDITED)

     The following unaudited Pro Forma Combined Condensed Balance Sheet presents
(i) the historical unaudited consolidated balance sheet of MAIC Holdings and MOMED at June 30, 1996; (ii) the Pro Forma Combined Condensed Balance Sheet of MAIC Holdings at June 30, 1996, giving effect to the Merger, assuming such acquisition is accounted for as a purchase for accounting purposes and assuming the maximum number of shares of MAIC Holdings Common Stock are issued in the Merger (see Note A). The unaudited Pro Forma Combined Condensed Balance Sheet should be read in conjunction with the historical consolidated financial statements of MAIC Holdings, including the respective notes thereto, which are incorporated by reference in this Proxy Statement and the historical consolidated financial statements of MOMED, including respective notes thereto, which are included elsewhere in this Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE," "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS," "SUMMARY -- Comparative Per Share Data," and "-- Summary Pro Forma Financial Data." The Pro Forma Combined Condensed Balance Sheet is not necessarily indicative of the combined condensed financial position that actually would have occurred if the Merger had been consummated on the date indicated or which may be obtained in the future.

                                                                                       MAIC HOLDINGS
                                                                                         AND MOMED
                                          MAIC                      PRO FORMA            PRO FORMA
                                        HOLDINGS        MOMED      ADJUSTMENTS           COMBINED
                                      ------------   -----------   ------------        -------------
ASSETS
Cash, cash equivalents and other
  invested assets...................  $557,860,891   $71,320,468   $   (707,000)(C)    $622,684,474
                                                                     (5,789,885)(A)
Premiums due and agents' balances...    35,335,578       236,963       (296,294)(D)      35,276,247
Reinsurance receivables.............    96,935,454     2,869,737      9,248,556(B)      108,546,071
                                                                       (507,676)(D)
Prepaid reinsurance.................    22,215,474       493,649        (98,730)(D)      22,610,393
Deferred federal income taxes.......    36,346,424     2,706,811                         39,053,235
Goodwill on MOMED acquisition.......                                    217,847(A)          217,847
Other...............................    27,178,240     3,384,310                         30,562,550
                                      ------------   -----------   ------------        ------------
          Total Assets..............  $775,872,061   $81,011,938   $  2,066,818        $858,950,817
                                      ============   ===========   ============        ============
LIABILITIES
Unpaid losses and loss adjustment
  expense...........................  $457,237,316   $54,648,999   $   (507,676)(D)    $511,378,639
Unearned premiums and unearned
  revenue...........................    63,308,577     6,244,320        (98,730)(D)      69,454,167
Reinsurance balances payable........    27,589,570        15,631      9,248,556(B)       36,557,463
                                                                       (296,294)(D)
Accrued expenses and other
  liabilities.......................    18,333,891     2,205,950       (107,000)(C)      20,432,841
                                      ------------   -----------   ------------        ------------
          Total Liabilities.........   566,469,354    63,114,900      8,238,856         637,823,110
Minority interests..................     2,051,171                                        2,051,171
Class C non-voting common stock.....                     600,000       (600,000)(C)

                                                                                       MAIC HOLDINGS
                                                                                         AND MOMED
                                          MAIC                      PRO FORMA            PRO FORMA
                                        HOLDINGS        MOMED      ADJUSTMENTS           COMBINED
                                      ------------   -----------   ------------        ------------
STOCKHOLDERS' EQUITY
Common Stock........................     9,376,956       739,584        350,000(A)        9,726,956
                                                                       (739,584)(A)
Additional paid in capital..........    92,012,826       852,504     11,375,000(A)      103,387,826
                                                                       (852,504)(A)
Net unrealized appreciation on
  investments.......................       167,718       400,180       (400,180)(A)         167,718
Retained earnings...................   105,932,344    15,355,060    (15,355,060)(A)     105,932,344
                                      ------------   -----------   ------------        ------------
                                       207,489,844    17,347,328     (5,622,328)        219,214,844
Less treasury stock at cost.........      (138,308)      (50,290)        50,290(A)         (138,308 )
                                      ------------   -----------   ------------        ------------
          Total stockholders'
            equity..................   207,351,536    17,297,038     (5,572,038)        219,076,536
                                      ------------   -----------   ------------        ------------
          Total Liabilities and
            Stockholders' Equity....  $775,872,061   $81,011,938   $  2,066,818        $858,950,817
                                      ============   ===========   ============        ============

---------------

(A) To reflect the elimination of MOMED's capital accounts in accordance with purchase accounting, the payment of cash and the issuance of 350,000 shares of MAIC Holdings Common Stock for 100% of MOMED Common Stock and the payment by MAIC Holdings of $150,000 in acquisition related expenses.

        Purchase Price:
        Cash paid for MOMED shares..........................                $ 5,639,885
        Cash paid for acquisition expenses..................                    150,000
                                                                            -----------
        Value of MAIC Holdings stock exchanged:.............                  5,789,885
          MAIC Holdings shares..............................      350,000
          Estimated value per share.........................  $     33.50    11,725,000
                                                              -----------   -----------
                  Total acquisition cost....................                $17,514,885
        Allocation of purchase price:
        Less equity acquired:
          Common stock......................................  $   739,584
          Treasury stock....................................      (50,290)
          Additional paid-in capital........................      852,504
          Retained earnings.................................   15,355,060
          Unrealized gain (loss) on investments.............      400,180    17,297,038
                                                              -----------   -----------
        Excess of cost over book value......................                $   217,847
                                                                            ===========

     The maximum number of MAIC Holdings shares that may be issued as a part of the MOMED purchase is 350,000. The minimum number of shares that may be issued is 275,000. The Unaudited Pro Forma Combined Condensed Balance Sheet has been prepared assuming that the maximum number of MAIC Holdings shares will be issued. In the opinion of MAIC Holdings, the differences resulting from issuance of the minimum or the maximum number of MAIC Holdings shares is immaterial to the presentation of the Unaudited Pro Forma Combined Condensed Balance Sheet. Fair values of identifiable assets and liabilities approximate their carrying values.
(B) MOMED reinsurance premiums payable at June 30, 1996 ($9,248,556) are reclassified for consistency with MAIC Holdings.
(C) Repurchase by MOMED of its Class C Common Stock plus accrued interest for cash ($707,000) as a condition of the merger.
(D) Eliminate amounts related to reinsurance transactions between MOMEDICO and Mutual Assurance. Reinsurance balances between the companies are as follows:

        Premiums receivable/payable.......................................  $296,294
        Loss reserves/recoverable.........................................  $507,676
        Unearned premiums/pre-paid reinsurance............................  $ 98,730

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    FOR MAIC HOLDINGS AND MOMED (UNAUDITED)

     The following unaudited Pro Forma Combined Condensed Statements of Income have been prepared for the six months ended June 30, 1996, and for the year ended December 31, 1995, giving effect to the Merger, assuming such acquisition is accounted for as a purchase, and assuming that the maximum number of shares of MAIC Holdings Common Stock will be issued in the Merger (see Note D). The Pro Forma Condensed Statement of Income for the year ended December 31, 1995, also gives effect to the July 16, 1995 acquisition of the recurring medical professional insurance business of Physicians Insurance Company of Ohio and its subsidiary, The Professionals Insurance Company (Ohio Business Acquired) and assumes that both such acquisitions are accounted for as purchases, and all such transactions had been consummated on January 1, 1995. The unaudited Pro Forma Combined Condensed Statements of Income should be read in conjunction with the historical consolidated financial statements of MAIC Holdings, including respective notes thereto which are incorporated by reference in this Proxy Statement, the historical consolidated financial statements of MOMED, including respective notes thereto, which are included elsewhere in this Proxy Statement, and the unaudited consolidated, historical and other pro forma financial information, including notes thereto, appearing elsewhere in this Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE," "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS," "SUMMARY -- Comparative Per Share Data" and "-- Summary Pro Forma Financial Data." The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in the future.

                                                        SIX MONTHS ENDED JUNE 30, 1996
                                          -----------------------------------------------------------
                                                                                        MAIC HOLDINGS
                                                                                          AND MOMED
                                             MAIC                     PRO FORMA           PRO FORMA
                                           HOLDINGS       MOMED      ADJUSTMENTS          COMBINED
                                          -----------   ----------   -----------        -------------
Direct premiums written.................  $54,927,901   $5,399,750    $                  $60,327,651
                                          ===========   ==========     ========          ===========
Premium income earned...................   41,910,583    5,739,308                        47,649,891
Investment income, net of expenses......   15,919,062    2,126,976      (60,634)(B)       17,985,404
Realized gains on investments...........      524,537       60,241                           584,778
Finance charges, fee income, and
  other.................................      800,042       62,542                           862,584
                                          -----------   ----------     --------          -----------
                                           59,154,224    7,989,067      (60,634)          67,082,657
Expenses:
  Less and loss adjustment expenses.....   29,342,116    4,181,615                        33,523,731
  Other underwriting expenses...........   10,907,266    1,360,099        5,446(A)        12,272,811
                                          -----------   ----------     --------          -----------
                                           40,249,382    5,541,714        5,446           45,796,542
                                          -----------   ----------     --------          -----------
Income (loss) before federal income
  taxes and minority interests..........   18,904,842    2,447,353      (66,080)          21,286,115
Federal income taxes....................    4,319,614      747,300      (23,128)(C)        5,043,786
                                          -----------   ----------     --------          -----------
Income (loss) before minority
  interests.............................   14,585,228    1,700,053      (42,952)          16,242,329
Minority interests......................      (68,300)                                       (68,300)
                                          -----------   ----------     --------          -----------
Net income (loss).......................  $14,516,928   $1,700,053    $ (42,952)         $16,174,029
                                          ===========   ==========     ========          ===========
Earnings per share:
Net income..............................  $      1.55                                    $      1.66(D)
                                          ===========                                    ===========
Weighted average number of common shares
  outstanding...........................    9,369,832                                      9,719,832
                                          ===========                                    ===========

                                                                YEAR ENDED DECEMBER 31, 1995
                            -----------------------------------------------------------------------------------------------------
                                                                                                                       MAIC AND
                                              OHIO                          MAIC                                        MOMED
                                MAIC        BUSINESS      PRO FORMA       HOLDINGS                    PRO-FORMA       PRO FORMA
                              HOLDINGS      ACQUIRED     ADJUSTMENTS      PRO-FORMA       MOMED      ADJUSTMENTS       COMBINED
                            ------------   -----------   -----------     -----------   -----------   -----------     ------------
Direct premiums written...  $101,795,736   $12,650,600    $              $91,990,674   $12,598,948    $              $104,589,622
                            ============   ===========   ===========     ============  ===========    =========      ============
Premium income earned.....  $ 75,953,235   $10,356,390    $              $86,309,625   $11,666,363    $              $ 97,975,988
Investment income, net of
  expenses................    29,581,536       449,876                    30,031,412     4,236,391     (121,267)(B)    34,146,536
Realized gains on
  investments.............     3,569,241             0                     3,569,241       682,189                      4,251,430
Finance charges, fee
  income, and other.......     1,168,950        51,272                     1,220,222       101,812                      1,322,034
                            ------------   -----------   -----------     ------------  -----------    ---------      ------------
                             110,272,962    10,857,538                   121,130,500    16,686,755     (121,267)      137,695,988
Expenses:
  Loss and loss adjustment
    expenses..............    53,641,692     7,867,749    1,043,857(E)    62,553,298    10,733,726                     73,287,024
  Other underwriting
    expenses..............    17,896,789     3,061,975      300,000(E)    21,258,764     2,682,450       10,892(A)     23,952,106
                            ------------   -----------   -----------     ------------  -----------    ---------      ------------
                              71,538,481    10,929,724    1,343,857       83,812,062    13,416,176       10,892        97,239,130
                            ------------   -----------   -----------     ------------  -----------    ---------      ------------
Income (loss) before
  federal income taxes and
  minority interests......    38,734,481       (72,186)  (1,343,857)      37,318,438     3,270,579     (132,159)       40,456,858
Federal income taxes......     8,991,876       (45,479)    (450,136)       8,496,261      (806,446)     (46,256)(C)     7,643,559
                            ------------   -----------   -----------     ------------  -----------    ---------      ------------
Income (loss) before
  minority interests......    29,742,605       (26,707)    (893,721)      28,822,177     4,077,025      (85,903)       32,813,299
Minority interests........       (79,852)                                    (79,852)                                     (79,852)
                            ------------   -----------   -----------     ------------  -----------    ---------      ------------
Net income (loss).........  $ 29,662,753   $   (26,707)   $(893,721)     $28,742,325   $ 4,077,025    $ (85,903)     $ 32,733,447
                            ============   ===========   ===========     ============  ===========    =========      ============
Earnings per share:
Net income................  $       3.17                                 $      3.07                                 $       3.37(D)
                            ============                                 ============                                ============
Weighted average number of
  common shares
  outstanding.............     9,369,429                                   9,369,429                                    9,719,429
                            ============                                 ============                                ============

---------------

(A) The excess of cost over net assets acquired is capitalized as goodwill and amortized to "other underwriting expenses" on a straight-line basis over a period of 20 years ($10,892 annually).
(B) The premium attributable to investments is amortized against investment income on a straight-line basis over a period of five years ($121,267 annually).
(C) Federal income tax expense (benefit) on the effects of the pro-forma adjustments was computed based on an effective tax rate of 35% ($46,256) for the year ended December 31, 1995 and ($23,128) for the six months ended June 30, 1996. The Merger is not expected to affect the tax basis of assets and liabilities acquired.
(D) The maximum number of MAIC Holdings shares that may be issued as a part of the MOMED purchase is 350,000. The minimum number of shares that may be issued is 275,000. The Unaudited Pro Forma Statement of Income has been prepared assuming that the maximum number of MAIC Holdings shares will be issued. In the opinion of MAIC Holdings, the differences resulting from issuance of the minimum or the maximum number of MAIC Holdings shares is immaterial to the presentation of the Unaudited Pro Forma Statement of Income.
(E) Pro-forma adjustments relating to Ohio Business for the first six months of 1995 (acquired by MAIC Holdings July 16, 1995):
          (i) Amortization of the intangible asset is recorded as if the transaction occurred January 1, 1995 based upon expected policy lapse rates.
          (ii) The effect of discounting Ohio Business loss reserves is removed.
          (iii) The Ohio tax rate applicable to the results of the Ohio Business is adjusted to the expected MAIC Holdings incremental tax rate of 35%.

                                APPRAISAL RIGHTS

     The following provides a discussion of the material provisions of the law pertaining to appraisal rights under The General and Business Corporation Law of Missouri. Such discussion is not a complete statement of such law and is qualified in its entirety by the full text of the applicable provisions of the General and Business Corporation Law of Missouri (which are presented in their entirety as Exhibit B to this Proxy Statement-Prospectus.)

     Holders of MOMED Common Stock have the right to dissent from the Merger and to receive payment of the fair value for their shares as set forth in Section
351.455 of The General and Business Corporation Law of Missouri (the "Appraisal Statute").

     A holder of MOMED Common Stock who desires to dissent and who intends to do so must file a written objection to the proposed Merger. Such objection must be filed prior to, or at, the Special Meeting of MOMED. If the proposed Merger is approved by the requisite vote and if such stockholder does not vote, either in person or by proxy, in favor of the Merger, and has so filed such written objection, then such stockholder may demand payment for the fair value of his shares as of the day prior to the date on which the vote was taken approving the Merger. Such demand must be in writing, must specify the number of shares of MOMED Common Stock owned by such stockholder and must be filed with the corporation surviving the Merger (the "Surviving Corporation") within twenty days after the Effective Time. Any otherwise dissenting stockholder who fails to make such demand within such twenty day period or who votes for the Merger shall be conclusively presumed to have consented to the Merger and shall be bound by the terms thereof.

     A PROXY MARKED "AGAINST" THE MERGER WILL NOT BE DEEMED WRITTEN NOTICE OF OBJECTION TO THE MERGER. A STOCKHOLDER WHO WISHES TO DISSENT FROM THE MERGER MUST PROVIDE A SEPARATE WRITTEN NOTICE OF OBJECTION AT OR PRIOR TO THE SPECIAL MEETING, MUST NOT VOTE "FOR" THE MERGER, AND MUST MAKE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF HIS OTHER SHARES WITHIN TWENTY DAYS AFTER THE EFFECTIVE DATE OF THE MERGER. A PROXY MARKED "AGAINST" OR "ABSTAIN" OR A STOCKHOLDER'S FAILURE TO VOTE WITH RESPECT TO THE MERGER WILL SUFFICE AS NOT VOTING IN FAVOR OF THE MERGER.

     If within 30 days after the Effective Time of the Merger the fair value of such shares is agreed upon between any dissenting stockholder and the Surviving Corporation, payment therefor shall be made within 90 days after the Effective Time, upon surrender of the certificate or certificates representing such shares. MAIC Holdings intends to offer the Cash Election price of $25.32 per share of MOMED Common Stock as the fair value of any shares of such stock held by a dissenting MOMED stockholder.

     If within said 30 day period, agreement as to the fair value of said shares is not reached between the dissenting stockholder and the Surviving Corporation, then the dissenting stockholder may, within 60 days after the expiration of such 30 day period, file a petition in any court of competent jurisdiction within the County of St. Louis, Missouri, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the Surviving Corporation for the amount of the fair value as of the day prior to the date on which such vote was taken approving the Merger, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the Surviving Corporation of the certificate or certificates representing said shares. Upon the payment of the agreed upon fair value or the judgment, the dissenting stockholder shall cease to have any interest in such shares.

     Unless the dissenting stockholder shall file such petition within said 60 day period, such stockholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the Merger and shall be bound by the terms thereof. The rights of a dissenting stockholder to be paid the fair value of his shares as herein provided shall cease if and when there is an abandonment of the Merger. Should a dissenting stockholder fail to comply with any of the requirements of the Appraisal Statute, the stockholder will be deemed to have made the Cash Election which will be paid upon surrender to the Surviving Corporation of the certificate or certificates representing said shares.

     The foregoing does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and, in view of the fact that exercise of such rights requires strict adherence to the relevant provisions of The General and Business Corporation Law of Missouri, stockholders who desire to exercise appraisal rights are advised to review with care all applicable provisions of law and to obtain legal counsel concerning proper compliance therewith.

                             STOCKHOLDER PROPOSALS

     MAIC Holdings expects to hold its next annual meeting of stockholders after the Merger during May 1997. Under SEC rules, proposals of MAIC Holdings stockholders intended to be presented at that meeting must be received by MAIC Holdings at its principal executive offices no later than the date specified in MAIC Holdings 1996 Annual Meeting Proxy Statement.

                                    EXPERTS

     The consolidated financial statements of MOMED as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also included herein, and upon the authority of said firm as experts in said accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in accounting for investments in 1994 and income taxes in 1993.

     The consolidated financial statements of MAIC Holdings, incorporated by reference from the Annual Report on Form 10-K of MAIC Holdings for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of MAIC Holdings Common Stock to be issued in the Merger will be passed upon by Burr & Forman, Birmingham, Alabama. As of September 26, 1996, attorneys in the law firm of Burr & Forman beneficially owned an aggregate of 44,130 shares of MAIC Holdings Common Stock.

     Certain tax consequences of the transaction have been opined upon by KPMG Peat Marwick LLP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
MOMED HOLDING CO.
Unaudited Financial Statements for the Six Months Ended June 30, 1996 and 1995:
  Consolidated Statements of Operations for the Six Months Ended June 30, 1996 and
     1995 (unaudited)..............................................................     F-2
  Consolidated Balance Sheets as of June 30, 1996 (unaudited) and December 31,
     1995..........................................................................     F-3
  Consolidated Statements of Stockholders' Equity for Six Months Ended June 30,
     1996 and 1995 (unaudited).....................................................     F-4
  Consolidated Statements of Cash Flow for the Six Months Ended June 30, 1996 and
     1995 (unaudited)..............................................................     F-5
  Notes to Consolidated Financial Statements (unaudited)...........................     F-6
Financial Statements and Schedules for the Three Years Ended December 31, 1995:
  Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994
     and 1993......................................................................     F-8
  Consolidated Balance Sheets as of December 31, 1995 and 1994.....................     F-9
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1995, 1994 and 1993...........................................................    F-10
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994
     and 1993......................................................................    F-11
  Notes to Consolidated Financial Statements.......................................    F-12
  Independent Auditors' Report.....................................................    F-26

                               MOMED HOLDING CO.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     PERIOD ENDING JUNE 30,
                                                                  -----------------------------
                                                                     1996               1995
                                                                  ----------         ----------
                                                                           (UNAUDITED)
Revenues:
  Net premiums written..........................................  $5,535,854         $5,503,388
  Changes in unearned premiums..................................     203,454             59,817
                                                                  ----------         ----------
Net premiums earned.............................................   5,739,308          5,563,205
Net investment income...........................................   2,126,976          2,068,302
Realized gains on investments...................................      60,241            361,358
Other income....................................................      62,542             54,646
                                                                  ----------         ----------
          Total revenues........................................   7,989,067          8,047,511
                                                                  ----------         ----------
Expenses:
  Loss and loss adjustment expenses incurred....................   4,181,615          6,263,144
  Policy acquisition costs......................................     316,154            335,023
  Other operating expenses......................................     994,355            974,900
  Interest expense..............................................      49,590             31,203
                                                                  ----------         ----------
          Total expenses........................................   5,541,714          7,604,270
                                                                  ----------         ----------
Earnings before income taxes....................................   2,447,353            443,241
Provision for income taxes
Current.........................................................     521,000             10,000
Deferred........................................................     226,300             40,440
                                                                  ----------         ----------
          Total.................................................     747,300             50,440
                                                                  ----------         ----------
Net earnings....................................................  $1,700,053         $  392,801
                                                                  ----------         ----------
Average shares outstanding......................................     672,054            672,054
                                                                  ----------         ----------
Per share data:
  Earnings per share............................................  $     2.53         $      .58
                                                                  ----------         ----------

                               MOMED HOLDING CO.

                          CONSOLIDATED BALANCE SHEETS

                                                                   JUNE 30,
                                                                     1996
                                                                  -----------        DECEMBER 31,
                                                                  (UNAUDITED)           1995
                                                                  -----------       ------------
                                             ASSETS
Investments:
  Fixed maturities:
     Available for sale, at market (amortized cost $66,346,959
       in 1996; $62,117,379 in 1995)............................  $66,077,509       $ 64,167,237
  Equity securities, at market value (cost $2,779,118 in 1996
     and $2,322,300 in 1995)....................................    3,654,902          3,027,108
  Investment real estate, net of depreciation of $40,184 in 1996
     and $36,480 in 1995........................................      152,687            156,392
  Short-term investments, at cost which approximates market.....    1,250,275          4,423,463
                                                                  -----------        -----------
          Total investments.....................................   71,135,373         71,774,201
                                                                  -----------        -----------
Cash............................................................      185,095             89,917
Accrued investment income.......................................    1,073,351          1,022,768
Premiums receivable.............................................      236,963            419,122
Reinsurance receivable on paid and unpaid losses net of
  $9,248,556 in 1996 and $10,262,344 in 1995 of reinsurance
  experience premiums payable attributable to unpaid losses
  recoverable...................................................    2,869,737          2,791,317
Prepaid reinsurance premiums....................................      493,649            599,434
Deferred policy acquisition costs...............................      127,782            154,955
Building, furniture and equipment, at cost less accumulated
  depreciation of $470,756 in 1996 and $444,413 in 1995.........      831,955            851,402
Prepaid taxes...................................................    1,140,235          1,140,235
Deferred income taxes...........................................    2,706,811          2,202,678
Other assets....................................................      210,987            229,164
                                                                  -----------        -----------
          Total Assets..........................................  $81,011,938       $ 81,275,193
                                                                  -----------        -----------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses...............   54,648,999         54,903,753
  Unearned premiums.............................................    6,244,320          6,553,559
  Accounts payable and accrued expenses.........................    1,009,523          1,025,060
  Reinsurance premiums payable..................................       15,631            221,200
  Mortgages payable.............................................      667,334            693,643
  Accrued Federal income tax....................................      529,093            263,093
                                                                  -----------        -----------
          Total liabilities.....................................   63,114,900         63,660,308
                                                                  -----------        -----------
Class C Non-voting Common Stock $1.00 par value, redeemable,
  authorized and issued 24,185 shares...........................      600,000            600,000
                                                                  -----------        -----------
                             COMMITMENTS AND CONTINGENT LIABILITIES
Stockholders' equity:
  Class A Common Stock -- $1 par value, authorized 1,000,000 shares in 1996, 500,000 shares in 1995, issued 739,584
     shares in 1996 and in 1995.................................      739,584            739,584
  Additional paid-in capital....................................      852,504            852,504
  Unrealized appreciation (depreciation) of fixed maturity
     investments and equity securities, net of tax..............      400,180          1,818,080
  Retained earnings.............................................   15,355,060         13,655,007
                                                                  -----------        -----------
                                                                   17,347,328         17,065,175
                                                                  -----------        -----------
  Less 67,530 shares of Class A treasury stock, at cost in 1996
     and 1995...................................................      (50,290)           (50,290)
                                                                  -----------        -----------
          Total stockholders' equity............................   17,297,038         17,014,885
                                                                  -----------        -----------
          Total liabilities and stockholders' equity............  $81,011,938       $ 81,275,193
                                                                  -----------        -----------

                               MOMED HOLDING CO.

                      UNAUDITED CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY
            FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

                                                                   UNREALIZED
                                                     ADDITIONAL   APPRECIATION                               TOTAL
                                 COMMON     STOCK     PAID-IN      OF EQUITY      RETAINED    TREASURY   STOCKHOLDERS'
                                CLASS A    CLASS B    CAPITAL      SECURITIES     EARNINGS     STOCK        EQUITY
                                --------   -------   ----------   ------------   ----------   --------   -------------
Balance at 12/31/94............ $246,528        --    1,345,560    (1,281,104)    9,577,982   (50,290 )     9,838,676
Net Earnings...................                                                     392,801                   392,801
Unrealized appreciation
  (depreciation) of:
Fixed Maturity Investments.....                                     2,083,335                               2,083,335
Equity Securities..............                                       113,985                                 113,985
                                 -------   -------   ----------   -----------    -----------  --------    -----------
Balance at 6/30/95............. $246,528        --    1,345,560       916,216     9,970,783   (50,290 )    12,428,797
                                 =======   =======   ==========   ===========    ===========  ========    ===========
Balance at 12/31/95............ $739,584        --      852,504     1,818,080    13,655,007   (50,290 )    17,014,885
Net Earnings...................                                                   1,700,053                 1,700,053
Unrealized appreciation
  (depreciation) of:
Fixed Maturity Investments.....                                    (1,530,743)                             (1,530,743)
Equity Securities..............                                       112,843
                                 -------   -------   ----------   -----------    -----------  --------    -----------
Balance at 6/30/96............. $739,584        --      852,504       400,180    15,355,060   (50,290 )    17,297,038
                                 =======   =======   ==========   ===========    ===========  ========    ===========

                               MOMED HOLDING CO.

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOW
            FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995

                                                                        1996            1995
                                                                     -----------     ----------
Cash flows from operating activities:
  Net earnings.....................................................  $ 1,700,053        392,801
                                                                     -----------     -----------
  Adjustments to reconcile net income to net cash provided from operating activities:
  Changes in:
     Accrued investment income.....................................      (50,583)        80,402
     Premiums receivable...........................................      182,159         32,785
     Reinsurance recoverable on paid and unpaid losses.............      (78,420)     1,736,658
     Reserve for losses and loss adjustment expenses...............     (254,754)    (1,981,045)
     Prepaid reinsurance premiums..................................      105,785         96,738
     Unearned premiums.............................................     (309,239)      (156,555)
     Accounts payable and accrued expenses.........................      (15,537)      (104,721)
     Reinsurance premiums payable..................................     (205,569)      (246,403)
     Deferred policy acquisition costs.............................       27,173          4,747
     Deferred income taxes.........................................      226,300       (253,386)
     Other assets..................................................       18,177          2,336
     Prepaid taxes.................................................           --        178,545
     Accrued income taxes..........................................      266,000        (50,000)
  Depreciation of building, furniture and equipment................       30,348         36,267
  Amortization of premiums on bonds................................       26,287         41,700
  Net realized investment gains....................................      (60,241)      (361,358)
                                                                     -----------     -----------
Net cash provided (used) by operating activities...................    1,607,939       (550,489)
                                                                     -----------     -----------
Cash flows from investing activities:
  Due from broker..................................................           --      7,076,623
  Proceeds from investments sold or matured........................    3,916,604         54,001
  Purchase of bonds and stocks.....................................   (8,569,047)    (4,161,635)
  Purchase of property and equipment...............................       (7,197)        (8,546)
                                                                     -----------     -----------
  Net cash (used) provided from investing activities...............   (4,659,640)     2,960,443
                                                                     -----------     -----------
Cash flows from financing activities:
  Decrease in mortgage payable.....................................      (26,309)       (79,427)
                                                                     -----------     -----------
Net cash used by financing activities..............................      (26,309)       (79,427)
                                                                     -----------     -----------
Net increase (decrease) in cash and short-term investments.........   (3,078,010)     2,330,527
Cash and short-term investments at beginning of period.............    4,513,380      1,738,752
                                                                     -----------     -----------
Cash and short-term investments at end of period...................  $ 1,435,370      4,069,279
                                                                     ===========     ===========

                               MOMED HOLDING CO.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED
                             JUNE 30, 1996 AND 1995

1. BASIS OF PRESENTATION

     The consolidated financial statements of MOMED Holding Co. and its Subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. MOMED believes that the accompanying consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly MOMED's consolidated financial position as of June 30, 1996 and the consolidated results of operations and the consolidated cash flows for the six month periods ended June 30, 1996 and 1995.

     It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated balance sheets for the years ended December 31, 1995 and 1994, and the consolidated statements of operations, stockholder's equity, and cash flows for the three year period ended December 31, 1995, and the accompanying notes to consolidated financial statements and the related Independent Auditors' report immediately following.

     The results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

2. INVESTMENTS

     The following tables summarize the Company's investments at June 30, 1996. Fixed maturity investments are classified as available for sale and reported in the financial statements at fair market value, with the unrealized gains (losses) excluded form earnings and reported as a separate component of shareholders equity pursuant to the provision of FASB Statement 115 "Accounting for Certain Investments in Debt and Equity Securities. Equity securities are carried at market value for each period.

                                                                  AMOUNT
                                                                 AT WHICH
                                                   ESTIMATED     SHOWN IN       GROSS        GROSS
                                                    MARKET      THE BALANCE   UNREALIZED   UNREALIZED
       TYPE OF INVESTMENTS             COST          VALUE         SHEET        GAINS        LOSSES
----------------------------------  -----------   -----------   -----------   ----------   ----------
June 30, 1996:
  Fixed maturities................  $66,346,959   $66,077,509   $66,077,509   $  901,821   $1,171,271
  Equity securities...............    2,779,118     3,654,902     3,654,902      991,901      116,117
  Investment Real Estate..........      152,687       152,687       152,687           --           --
  Short-term investments..........    1,250,275     1,250,275     1,250,275           --           --
                                    -----------   -----------   -----------   ----------   ----------
          Total Investments.......  $70,529,039   $71,135,373   $71,135,373   $1,893,722   $1,287,388
                                    ===========   ===========   ===========   ==========   ==========

3. LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company retains the services of an independent actuary to analyze the Company's reserves for losses and loss adjustment expenses on a quarterly basis. Due to the inherent risk involved in projecting ultimate cost for losses and loss adjustment expenses for long tail lines of business, such as medical malpractice, the Company would anticipate that the ultimate cost to settle claims will vary from the amounts provided in the accompanying financial statements.

                               MOMED HOLDING CO.

4. AVERAGE SHARES OUTSTANDING

     Average shares outstanding at June 30, 1996 and June 30, 1995 were 672,054 after giving effect to a three-for-one stock split to shareholders of record on November 8, 1995.

5. CLASS C NON-VOTING COMMON STOCK

     The Class C non-voting common stock was issued to Missouri State Medical Association (MSMA) in connection with the exchange of Class B common stock for Class A common stock. MSMA has an option to sell the Class C shares and the Company is required to purchase such shares at a per share consideration of $24.81, with the aggregate cash consideration not to exceed $600,000 plus interest at Boatmen's National Bank's prime rate plus one percent (1%). MSMA may exercise its options to sell the Class C shares as follows:

                               PERIOD                              NO. OF SHARES      AMOUNT
    -------------------------------------------------------------  -------------     --------
    August 16, 1994 to August 15, 1995...........................       4,031        $100,009
    August 16, 1995 to August 15, 1996...........................       4,031        $100,009
    August 16, 1996 to August 15, 1997...........................       8,062        $200,018
    August 16, 1997 and after....................................       8,061        $199,964
                                                                       ------        --------
                                                                       24,185        $600,000
                                                                       ======        ========

     On the second and third anniversaries of the share exchange agreement, the Company has an option to purchase the Class C shares not yet put to the Company at the same cash consideration as shown.

6. MERGER AGREEMENT

     On June 11, 1996, the Company signed an agreement and plan of merger with MAIC Holdings, Inc., of Birmingham, Alabama, wherein MOMED Holding Co. would become a wholly owned subsidiary of MAIC. The plan of merger with MAIC Holdings, Inc. provides that the Company will continue to operate from its current location with the same management and employees. The transaction still requires approval by the Board of Directors, Shareholders and appropriate regulatory authorities.

                               MOMED HOLDING CO.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Revenues:
  Net premiums written..............................  $11,935,666     $10,942,885     $11,758,362
  Changes in unearned premiums......................     (269,303)       (403,006)     (1,112,629)
                                                      -----------     -----------     -----------
  Net premiums earned...............................   11,666,363      10,539,879      10,645,733
  Net investment income (note 5)....................    4,236,391       3,952,945       3,641,198
  Realized gains on investments (note 5)............      682,189         265,133         570,980
  Other income......................................      101,812          97,760          95,979
                                                      -----------     -----------     -----------
          Total revenues............................   16,686,755      14,855,717      14,953,890
                                                      -----------     -----------     -----------
Expenses:
  Loss and loss adjustment expenses incurred (note
     6).............................................   10,733,726       9,978,065      14,438,684
  Policy acquisition costs (note 4).................      676,659         655,469         663,284
  Other operating expenses..........................    1,879,450       1,914,680       1,871,435
  Interest expense..................................      126,341          65,567          75,620
                                                      -----------     -----------     -----------
          Total expenses............................   13,416,176      12,613,781      17,049,023
                                                      -----------     -----------     -----------
Earnings (loss) before Federal income tax (benefit)
  and cumulative effect of change in accounting
  principle.........................................    3,270,579       2,241,936      (2,095,133)
Provision for Federal income tax (benefit) (note 8)
  Current...........................................      483,000         (21,045)         46,925
  Deferred..........................................   (1,289,446)        549,842        (823,519)
                                                      -----------     -----------     -----------
          Total.....................................     (806,446)        528,797        (776,594)
                                                      -----------     -----------     -----------
Earnings (loss) before cumulative effect of change
  in accounting principle...........................    4,077,025       1,713,139      (1,318,539)
Cumulative effect of change in accounting principle
  (note 8)..........................................           --              --         900,000
                                                      -----------     -----------     -----------
     Net earnings (loss)............................  $ 4,077,025     $ 1,713,139     $  (418,539)
                                                      -----------     -----------     -----------
Average shares outstanding (note 2).................      672,054         672,054         672,054
                                                      -----------     -----------     -----------
Per share data (note 2):
  Earnings (loss) before cumulative effect of change
     in accounting principle........................  $      6.07     $      2.55     $     (1.96)
  Cumulative effect of change in accounting
     principle......................................           --              --            1.34
                                                      -----------     -----------     -----------
Earnings (loss) per share...........................  $      6.07     $      2.55     $      (.62)
                                                      -----------     -----------     -----------

          See accompanying notes to consolidated financial statements.

                               MOMED HOLDING CO.

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995          1994
                                                                      -----------   -----------
                                            ASSETS
Investments (note 5):
  Fixed maturities:
  Available for sale, at market (amortized cost $62,117,379 in 1995;
     $63,565,035 in 1994)...........................................  $64,167,237   $61,515,774
  Equity securities, at market value (cost $2,322,300 in 1995 and
     $2,144,046 in 1994)............................................    3,027,109     2,252,240
  Investment real estate, net of depreciation of $36,480 in 1995 and
     $36,616 in 1994................................................      156,392       216,303
  Short-term investments, at cost which approximates market.........    4,423,463     1,395,128
                                                                      -----------   -----------
          Total investments.........................................   71,774,201    65,379,445
                                                                      -----------   -----------
Cash................................................................       89,917       343,624
Accrued investment income...........................................    1,022,768     1,067,151
Premiums receivable.................................................      419,122       391,217
Reinsurance receivable on paid and unpaid losses net of $10,262,344 in 1995 and $11,479,344 in 1994 of reinsurance experience premiums
  payable attributable to unpaid losses recoverable (note 9)........    2,791,317     4,849,475
Prepaid reinsurance premiums (note 9)...............................      599,434       659,036
Deferred policy acquisition costs (note 4)..........................      154,955       146,503
Building, furniture and equipment, at cost less accumulated
  depreciation of $444,113 in 1995 and $378,924 in 1994.............      851,402       889,744
Prepaid taxes.......................................................    1,140,235     1,140,235
Deferred income taxes (note 8)......................................    2,202,678     2,509,782
Other assets........................................................      229,164       147,715
                                                                      -----------   -----------
          Total assets..............................................   81,275,193    77,523,927
                                                                      -----------   -----------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses (notes 6 and 9)...   54,903,753    58,764,316
  Unearned premiums.................................................    6,553,559     6,343,858
  Accounts payable and accrued expenses.............................    1,025,060       723,662
  Reinsurance premiums payable......................................      221,200       354,183
  Mortgages payable (note 3)........................................      693,643       799,640
  Accrued Federal income tax........................................      263,093        99,592
                                                                      -----------   -----------
          Total liabilities.........................................   63,660,308    67,085,251
                                                                      -----------   -----------
Class C Non-voting Common Stock $1.00 par value, redeemable,
  authorized and issued 24,185 shares (note 10).....................      600,000       600,000
Commitments and Contingent Liabilities (notes 9, 13, 14, 16 and 18)
Stockholders' equity (notes 11, 12, and 17):
  Class A Common Stock -- $1 par value authorized 1,000,000 shares in 1995, 500,000 shares in 1994, issued 739,584 shares in 1995
     and 246,528 shares in 1994.....................................      739,584       246,528
  Additional paid-in capital........................................      852,504     1,345,560
  Unrealized appreciation (depreciation) of fixed maturity
     investments and equity securities, net of tax..................    1,818,080    (1,281,104)
  Retained earnings.................................................   13,655,007     9,577,982
                                                                      -----------   -----------
                                                                       17,065,175     9,888,966
  Less 67,530 shares of Class A treasury stock, at cost in 1995,
     22,510 shares in 1994..........................................      (50,290)      (50,290)
                                                                      -----------   -----------
          Total stockholders' equity................................   17,014,885     9,838,676
                                                                      -----------   -----------
          Total liabilities and stockholders' equity................  $81,275,193   $77,523,927
                                                                      ===========   ===========

          See accompanying notes to consolidated financial statements.

                               MOMED HOLDING CO.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                                   ----------------------------------------------------------------------------------------------
                                                                          UNREALIZED
                                                                         APPRECIATION
                                                                       (DEPRECIATION) OF
                                                                        FIXED MATURITY
                                       COMMON STOCK       ADDITIONAL    INVESTMENTS AND                                 TOTAL
                                   --------------------    PAID-IN          EQUITY          RETAINED     TREASURY   STOCKHOLDERS'
                                   CLASS A     CLASS B     CAPITAL        SECURITIES        EARNINGS      STOCK        EQUITY
                                   --------   ---------   ----------   -----------------   -----------   --------   -------------
Balance at December 31, 1992.....  $222,343   $ 604,625   $1,200,450      $   111,921      $ 8,484,065   $(50,290)   $10,573,114
Net (loss).......................        --          --           --               --         (418,539)        --       (418,539)
Unrealized (depreciation) of
  equity securities..............        --          --           --           (6,159)              --         --         (6,159)
                                   --------   ---------   ----------      -----------      -----------   --------    -----------
Balance at December 31, 1993.....  $222,343   $ 604,625   $1,200,450      $   105,762      $ 8,065,526   $(50,290)   $10,148,416
                                   --------   ---------   ----------      -----------      -----------   --------    -----------
Net Earnings.....................        --          --           --               --        1,713,139         --      1,713,139
Effect of change in accounting
  principle (note 2).............        --          --           --        2,294,495               --         --      2,294,495
Unrealized appreciation
  (depreciation) of:
  Fixed maturity investments.....        --          --           --       (3,647,007)              --         --     (3,647,007)
  Equity securities..............        --          --           --          (34,354)              --         --        (34,354)
Exchange of Class B common
  stock..........................        --    (604,625)          --               --          (36,013)        --       (640,638)
Issuance of 24,185 shares of
  Class A common stock at $7.00
  per share......................    24,185          --      145,110               --         (164,670)        --          4,625
                                   --------   ---------   ----------      -----------      -----------   --------    -----------
Balance at December 31, 1994.....  $246,528   $      --   $1,345,560      $(1,281,104)     $ 9,577,982   $(50,290)   $ 9,838,676
                                   --------   ---------   ----------      -----------      -----------   --------    -----------
Net earnings.....................        --          --           --               --        4,077,025         --      4,077,025
Three-for-one stock split (note
  2).............................   493,056          --     (493,056)              --               --         --             --
Unrealized appreciation of:
  Fixed maturity investments.....        --          --           --        2,705,418               --         --      2,705,418
  Equity securities..............        --          --           --          393,766               --         --        393,766
                                   --------   ---------   ----------      -----------      -----------   --------    -----------
Balance at December 31, 1995.....  $739,584   $      --   $  852,504      $ 1,818,080      $13,655,007   $(50,290)   $17,014,885
                                   --------   ---------   ----------      -----------      -----------   --------    -----------

          See accompanying notes to consolidated financial statements.

                               MOMED HOLDING CO.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                           1995           1994           1993
                                                       ------------   ------------   ------------
Cash flows from operating activities:
  Net earnings (loss)................................  $  4,077,025   $  1,713,139   $   (418,539)
                                                       ------------   ------------   ------------
     Adjustments to reconcile net earnings (loss) to
       net cash provided from operating activities:
     Change in:
       Accrued investment income.....................        44,383        (44,135)      (129,710)
       Premiums receivable...........................       (27,905)         5,308       (138,079)
       Amounts recoverable from reinsurers on paid
          and unpaid losses..........................     2,058,158        (11,688)    (4,837,787)
          Prepaid reinsurance premiums...............        59,602          5,578       (664,614)
          Deferred policy acquisition costs..........        (8,452)        12,575        (11,154)
          Prepaid taxes..............................            --       (108,381)         2,982
          Deferred income taxes......................    (1,289,446)       766,604     (1,723,519)
          Other assets...............................       (81,449)       (27,638)        (2,134)
          Losses and loss adjustment expenses........    (3,860,563)      (805,055)    23,059,783
          Unearned premiums..........................       209,701        397,428      1,777,243
          Accounts payable and accrued expenses......       301,398       (151,081)       222,811
          Reinsurance premiums payable...............      (132,983)       146,793     (8,035,782)
          Accrued income taxes.......................       163,501         99,592             --
  Depreciation of furniture and equipment............        77,342         76,538         75,615
  Amortization of premium on bonds...................        79,292        122,334        109,158
  Net realized investment gains......................      (682,189)      (265,133)      (570,980)
                                                       ------------   ------------   ------------
Net cash provided by operating activities............       987,415      1,932,778      8,715,294
                                                       ------------   ------------   ------------
Cash flows from investing activities:
  Proceeds from investments sold or matured..........    13,106,337      8,246,617     10,772,538
  Purchase of bonds and stocks.......................   (11,182,281)   (11,623,385)   (17,920,473)
  Purchase of investment real estate.................            --         (7,530)            --
  Purchase of property and equipment.................       (30,846)       (78,317)       (53,661)
                                                       ------------   ------------   ------------
Net cash provided by (used) in investing
  activities.........................................     1,893,210     (3,462,616)    (7,201,597)
                                                       ------------   ------------   ------------
Cash flows from financing activities:
  Repayment of mortgage loans........................      (105,997)       (50,387)       (56,560)
  Stock exchange expense.............................            --        (36,013)            --
                                                       ------------   ------------   ------------
Net cash used in financing activities................      (105,997)       (86,400)       (56,560)
                                                       ------------   ------------   ------------
Net increase (decrease) in cash and short-term
  investments........................................     2,774,628     (1,616,238)     1,457,137
Cash and short-term investments at beginning of
  year...............................................     1,738,752      3,354,990      1,897,853
                                                       ------------   ------------   ------------
Cash and short-term investments at end of year.......  $  4,513,380   $  1,738,752   $  3,354,990
                                                       ------------   ------------   ------------

          See accompanying notes to consolidated financial statements.

                               MOMED HOLDING CO.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CONSOLIDATION PRINCIPLES

     The accompanying consolidated financial statements of MOMED Holding Co. (the Company) and subsidiaries have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly owned subsidiaries: Missouri Medical Insurance Company "MOMEDICO", Professional Liability Associates, Inc., and Momedico Professional Services, Inc. All significant intercompany accounts have been eliminated in consolidation.

     Throughout this report MOMED Holding Co. and its primary subsidiary, Missouri Medical Insurance Company "MOMEDICO" are referred to both individually and collectively as the Company.

     MOMEDICO was incorporated on January 25, 1978, under the laws of the State of Missouri, and is currently authorized under state law to write liability insurance (other than auto liability). The Company provides professional liability insurance for physicians, dentists and support technicians practicing in the States of Missouri and Kansas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PREMIUMS WRITTEN

     The Company issues primarily 12-month claims made policies with optional installment payment plans available on a quarterly or semiannual basis. Selection of an installment option by an insured increases the installment payments of the premium by a service charge based on a 9% annual rate. The Company records premiums as written when installments become due. The service charge associated with the installment is recorded as premium income in the same manner.

UNEARNED PREMIUMS

     The liability for unearned premiums is computed on the monthly pro rata basis. The unearned premiums liability for the years ended December 31, 1995 and 1994 are stated on a gross basis and unearned reinsurance premiums ceded of approximately $599,434 and $659,036 are reported as prepaid reinsurance premiums as required by Financial Accounting Standard Board (FASB) Statement 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

DEFERRED ACQUISITION COSTS

     Policy acquisition expenses, which are comprised of commission, premium taxes, and certain variable underwriting expenses, are deferred and amortized to income on a pro rata basis over the term of the policies.

INVESTMENTS

     For the years ended December 31, 1995 and 1994, fixed maturity investments have been classified as available for sale and are reported in the financial statements at fair market value. Equity securities are carried at market value. Short-term investments are stated at cost, which approximates market. Cost of investments sold is determined using specific identified cost. Unrealized gains or losses on fixed maturity investments and equity securities are recorded as direct increases or decreases in shareholders' equity, net of applicable income taxes.

     Effective January 1, 1994, the Company implemented the provisions of FASB Statement 115 "Accounting for Certain Investments in Debt and Equity Securities." Debt securities are classified as available for sale and reported in the financial statements at fair value, with the unrealized gains (losses) excluded from

                               MOMED HOLDING CO.

earnings and reported as a separate component of shareholders' equity. The impact of the adoption of this statement as of January 1, 1994 was as follows:

    Total assets, increase................................................    $ 3,476,507
    Net deferred tax asset, decrease......................................     (1,182,012)
                                                                                 --------
    Shareholders' equity, increase........................................    $ 2,294,495
                                                                                 ========

     At December 31, 1995, investments of the Company with an amortized cost of $1,000,884 were on deposit with the Department of Insurance, State of Missouri as required by law.

DEFERRED FEDERAL INCOME TAXES

     Deferred income taxes are provided for temporary differences between financial statement and tax return basis, using the asset and liability method. This method was adopted as of January 1, 1993, in accordance with FASB Statement 109, "Accounting for Income Taxes."

BUILDINGS, FURNITURE, EQUIPMENT AND RELATED DEPRECIATION

     Buildings, furniture, and equipment are stated on the basis of cost less accumulated depreciation. Building depreciation is provided on the straight-line method over estimated useful lives of 27.5, 31.5, and 39.0 years. Depreciation of furniture and equipment is provided on an accelerated tax basis over the estimated useful life of the respective assets of 5-10 years.

LEASES

     Rent expense charged to operations in 1995, 1994 and 1993 was $20,342, $19,087, and $19,336, respectively. The Company's claims office lease expires May 31, 1996. The Company's estimated annual rent expense for 1996 is approximately $9,000 per year for the continued leasing of claims office space. There is no rent expense for home office since the Company purchased a building in 1992 and utilizes approximately one-half of the space as its home office. The remaining space is leased to other individuals and companies. Future minimum rental income under all of the Company's noncancellable leases is $71,786 in 1996, $33,096 in 1997, and $5,388 in 1998, for a total rental income from noncancellable leases of $110,270. The Company has no contingent rents included in income. In addition some space is leased on a month-to-month basis with an annual rental income of approximately $14,570.

FAIR VALUE

     At December 31, 1995, the carrying value of financial instruments such as cash, short-term investments, receivables, payables and short-term debt approximated their fair value, based on the short-term maturities of these instruments. Fixed maturity and equity security investments are reported at market value which is a reflection of their fair value as of the date of valuation.

CASH AND SHORT-TERM INVESTMENTS

     Cash and short-term investments as reported in the statement of cash flows represent cash and cash equivalent investments with maturity dates of ninety days or less.

PER SHARE DATA

     Earnings (loss) per share is computed on the basis of the weighted average number of Class A common shares outstanding during the year, less treasury stock. The weighted average shares outstanding during 1995,

                               MOMED HOLDING CO.

1994 and 1993 were 672,054 after giving effect to a three-for-one stock split to shareholders of record on November 8, 1995.

USE OF ESTIMATES

     Management of the Company has utilized estimates in establishing certain assets and liabilities included in the accompanying consolidated financial statements. The most significant estimate that can vary from the amounts provided in the financial statements is the estimated cost of settlement of losses and related loss adjustment expenses and such variances could be significant.

RECLASSIFICATIONS

     Certain 1994 and 1993 amounts have been reclassified to conform to 1995 presentation.

3. MORTGAGES PAYABLE

     During 1993 the Company acquired permanent financing on its home office property and investment real estate under the following conditions:

                                                     HOME OFFICE                  INVESTMENT
                                                       PROPERTY                    PROPERTY
                                               ------------------------    -------------------------
                 NAME OF LENDER                BOATMEN'S NATIONAL BANK     SOUTH SIDE NATIONAL BANK
    -----------------------------------------  ------------------------    -------------------------
    Original Amount..........................  $600,000                    $259,000
    Interest Rate............................  7.75%                       8.0%
    Monthly Payment..........................  $3,333 plus interest        $2,568 principal and
                                                                             interest
    Amortization Period......................  15 years                    15 years
    Maturity Date............................  October 31, 1997            September 1, 1996
    Unpaid Balance, December 31, 1995........  $513,333                    $180,310

     The Boatmen's National Bank loan is secured by a deed of trust on the home office property and assignment of rents and leases. The Southside National Bank loan is secured by a deed of trust on the investment property. The Company anticipates that each of the loans will be refinanced at maturity. The Company paid interest of $58,262 in 1995 and $65,567 in 1994.

     Principal repayments due each year through maturity are as follows:

                                                                    HOME OFFICE     INVESTMENT
                                                                     PROPERTY        PROPERTY
                                                                    -----------     ----------
    1996..........................................................   $  39,996       $ 180,310
    1997..........................................................     473,337              --
                                                                      --------        --------
                                                                     $ 513,333       $ 180,310
                                                                      ========        ========

4. DEFERRED POLICY ACQUISITION COSTS

     Policy acquisition costs of $685,110, $642,895, and $674,438 were deferred during 1995, 1994, and 1993, respectively. The components of these costs are as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Commissions............................................  $342,282   $353,964   $361,578
    Underwriting expenses..................................    99,504     92,024     92,106
    Premium taxes..........................................   243,324    196,907    220,754
                                                             --------   --------   --------
              Total........................................  $685,110   $642,895   $674,438
                                                             --------   --------   --------

                               MOMED HOLDING CO.

     Policy acquisition costs of $676,659, $655,469, and $663,284 were amortized against income for the years ended December 31, 1995, 1994, and 1993, respectively.

5. INVESTMENTS

     (a) The following tables summarize the Company's investments at December 31, 1995 and 1994.

                                                                 AMOUNT AT
                                                                WHICH SHOWN
                                                   ESTIMATED      IN THE        GROSS        GROSS
                                                    MARKET        BALANCE     UNREALIZED   UNREALIZED
        TYPE OF INVESTMENT             COST          VALUE        SHEET*        GAINS        LOSSES
----------------------------------  -----------   -----------   -----------   ----------   ----------
December 31, 1995:
Fixed maturities:
  Bonds:
     United States Government and
       government agencies and
       authorities................  $24,563,697   $25,600,167   $25,600,167   $1,048,970   $   12,500
     States, municipalities and
       political subdivisions.....    5,979,714     6,360,480     6,360,480      380,766           --
     Public utilities.............    7,141,614     7,040,950     7,040,950       69,275      169,939
     Convertibles and bonds with
       warrants...................      485,430       498,750       498,750       13,320           --
     All other corporate..........   23,946,924    24,666,890    24,666,890      776,168       56,202
                                    -----------   -----------   -----------   ----------   ----------
Total fixed maturities............   62,117,379    64,167,237    64,167,237    2,288,499      238,641
                                    -----------   -----------   -----------   ----------   ----------
Equity securities:
  Public utilities................       45,814        67,000        67,000       21,186           --
  Banks, trusts, and insurance
     companies....................      198,500       170,165       170,165       16,500       44,835
  Industrial and miscellaneous....    2,077,986     2,789,944     2,789,944      780,870       68,912
                                    -----------   -----------   -----------   ----------   ----------
Total equity securities...........    2,322,300     3,027,109     3,027,109      818,556      113,747
                                    -----------   -----------   -----------   ----------   ----------
Investment real estate............      156,392       156,392       156,392           --           --
Short-term investments............    4,423,463     4,423,463     4,423,463           --           --
                                    -----------   -----------   -----------   ----------   ----------
Total investments.................  $69,019,534   $71,774,201   $71,774,201   $3,107,055   $  352,388
                                    -----------   -----------   -----------   ----------   ----------

                               MOMED HOLDING CO.

                                                                 AMOUNT AT
                                                                WHICH SHOWN
                                                   ESTIMATED      IN THE        GROSS        GROSS
                                                    MARKET        BALANCE     UNREALIZED   UNREALIZED
        TYPE OF INVESTMENT             COST          VALUE        SHEET*        GAINS        LOSSES
----------------------------------  -----------   -----------   -----------   ----------   ----------
December 31, 1994:
Fixed maturities -- available for
  sale:
  Bonds:
     United States Government and
       government agencies and
       authorities................  $21,433,753   $20,466,429   $20,466,429   $      447   $  967,771
     States, municipalities and
       political subdivisions.....   17,462,417    18,036,595    18,036,595      591,550       17,372
     Public utilities.............    6,171,902     5,617,440     5,617,440           --      554,462
     Convertibles and bonds with
       warrants...................      484,988       456,250       456,250           --       28,738
     All other corporate..........   18,011,975    16,939,060    16,939,060       57,600    1,130,515
                                    -----------   -----------   -----------   ----------   ----------
Total fixed maturities............   63,565,035    61,515,774    61,515,774      649,597    2,698,858
                                    -----------   -----------   -----------   ----------   ----------
Equity securities:
  Public utilities................       78,375       115,250       115,250       36,875           --
  Banks, trusts, and insurance
     companies....................       65,000            --            --           --       65,000
  Industrial and miscellaneous....    2,000,671     2,136,990     2,136,990      248,090      111,771
                                    -----------   -----------   -----------   ----------   ----------
Total equity securities...........    2,144,046     2,252,240     2,252,240      284,965      176,771
                                    -----------   -----------   -----------   ----------   ----------
Investment real estate............      216,303       216,303       216,303           --           --
Short-term investments............    1,395,128     1,395,128     1,395,128           --           --
                                    -----------   -----------   -----------   ----------   ----------
Total investments.................  $67,320,512   $65,379,445   $65,379,445   $  934,562   $2,875,629
                                    -----------   -----------   -----------   ----------   ----------

---------------

* Fixed maturity investments at fair value.

     (b) Investments in the following companies and institutions exceeded 10% of the Company's total shareholders' equity at December 31, 1995 and 1994.

                               MOMED HOLDING CO.

                                                                           1995         1994
                                                                        ----------   ----------
Fixed maturities:
  Caterpillar Financial...............................................  $       --   $1,029,980
  Chicago Il Mgt. Wtr Reclaim Dist....................................          --    1,020,140
  Cleveland Oh Wtwks Rev Ser F-92.....................................          --    1,012,580
  Colo Spr Co Utils Rev Ref Ser A.....................................          --    1,027,550
  Columbus OH Swr Rev Ref.............................................          --      998,790
  Dade Co Fi Auit Rev Ser T...........................................          --    1,037,940
  Ford Holdings Inc...................................................          --    1,542,210
  General Motors Accept Corp..........................................          --      983,940
  Georgia Mun Elec Auth Pwr Rev Ser L.................................          --    1,071,690
  Hawaii St Ser RB....................................................          --    1,054,060
  Il Univ Revs Aux Fac................................................          --    1,032,290
  Il Hlth Fac Ren Nw Hosp.............................................          --    1,031,300
  KS City Sch Dist Bldg Lease Ser A...................................          --    1,030,470
  Ky Tpk Auth E Con Dev Ser A.........................................          --    1,054,030
  Loews Corp Notes....................................................          --      999,670
  Maricopa Cty AZ Ind Dev Ser A.......................................          --    1,048,440
  Maryland St Dept of Trans...........................................          --    1,028,590
  Minnesota St GO.....................................................          --    1,050,180
  Ohio St. High Edl. Fac Ser A........................................          --    1,028,530
  Univ Mo Col Hosp Rev Ser A..........................................          --    1,043,880
  Utah St. Bd Reg Stud Ln Ser E.......................................          --    1,012,450
  Wisconsin St Ser G..................................................          --    1,046,320
Short-term investments:
  Pilot Short-term Diversified Assets Fund............................  $2,149,016   $1,320,128

     (c) Details of realized and changes in unrealized gains (losses) on investments are as follows:

                                                              INVESTMENT       TAX        NET GAINS
                                      FIXED        EQUITY        REAL        EXPENSE     (LOSSES) ON
                                   MATURITIES    SECURITIES     ESTATE     (BENEFITS)    INVESTMENTS
                                   -----------   ----------   ----------   -----------   -----------
    1995
      Realized...................  $   567,117    $ 113,110     $1,962     $   231,944   $   450,245
      Unrealized.................    4,099,119      596,615         --       1,596,549     3,099,184
                                   -----------     --------     ------     -----------   -----------
              Total..............  $ 4,666,236    $ 709,725     $1,962     $ 1,828,493   $ 3,549,429
                                   -----------     --------     ------     -----------   -----------
    1994
      Realized...................  $   244,070    $  21,064     $   --     $    90,146   $   174,988
      Unrealized.................   (5,525,768)     (52,051)        --      (1,896,458)   (3,681,361)
                                   -----------     --------     ------     -----------   -----------
              Total..............  $(5,281,698)   $ (30,987)    $   --     $(1,806,312)  $(3,506,373)
                                   -----------     --------     ------     -----------   -----------
    1993
      Realized...................  $   559,022    $  11,958     $   --     $   194,133   $   376,847
      Unrealized.................    1,233,715       (9,333)        --         416,290       808,092
                                   -----------     --------     ------     -----------   -----------
              Total..............  $ 1,792,737    $   2,625     $   --     $   610,423   $ 1,184,939
                                   -----------     --------     ------     -----------   -----------

     Proceeds from sales of investments during 1995, 1994, and 1993 were $13,106,337, $8,246,617, and $10,772,538. Gross gains of $703,620 in 1995,
$506,030 in 1994, and $636,915 in 1993 and gross losses of $21,431 in 1995,
$240,896 in 1994, and $65,935 in 1993 were realized on these sales.

                               MOMED HOLDING CO.

     (d) Details of investment income are as follows:

                                                            1995         1994         1993
                                                         ----------   ----------   ----------
    Fixed maturities...................................  $4,158,097   $3,926,669   $3,657,419
    Equity securities..................................      53,307       67,050       53,588
    Short-term investments.............................     175,734      110,094       76,200
                                                         ----------   ----------   ----------
    Total investment income............................   4,387,138    4,103,813    3,787,207
    Less investment expenses...........................    (150,747)    (150,868)    (146,009)
                                                         ----------   ----------   ----------
    Net investment income..............................  $4,236,391   $3,952,945   $3,641,198
                                                         ----------   ----------   ----------

     (e) Details of fixed investment maturities as of December 31, 1995 and 1994 are as follows:

                                                    1995                        1994
                                          -------------------------   -------------------------
                                                         ESTIMATED                   ESTIMATED
                                           AMORTIZED      MARKET       AMORTIZED      MARKET
                                             COST          VALUE         COST          VALUE
                                          -----------   -----------   -----------   -----------
    Due in one year or less.............  $ 7,029,006   $ 7,063,650   $ 1,000,000   $ 1,012,450
    Due after one year through five
      years.............................   28,512,532    29,432,930    32,216,950    31,673,030
    Due after five years through ten
      years.............................   21,254,865    22,394,745    24,688,932    23,613,095
    Due after ten years.................    5,320,976     5,275,912     5,659,153     5,217,199
                                          -----------    ----------    ----------    ----------
              Total.....................  $62,117,379   $64,167,237   $63,565,035   $61,515,774
                                          -----------    ----------    ----------    ----------

6. RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company's primary business is physicians' professional liability insurance. Prior to July 1, 1986, the majority of the policies issued provided coverage for losses that related to incidents which occurred during the policy period without regard to the date a claim was actually reported to the Company. Effective July 1, 1986, all new and renewal policies issued were on a "claims made" basis which provides coverage only for incidents reported during the policy periods and subsequent renewal periods. For policies issued prior to July 1, 1986, claims reported subsequent to the policy period represent the major portion of actual claims occurring during the policy period. As a result, the Company must provide reserves for losses on policies issued prior to July 1, 1986 which have not been reported.

     The reserves for losses and loss adjustment expenses have been determined based upon the Company's actual experience. The Company has retained the services of an independent actuary to analyze the Company's reserve for losses and loss adjustment expenses.

     The following table summarizes the components of the reserve for losses and loss adjustment expenses as of December 31, 1995, 1994, and 1993 and the provisions for losses and loss adjustment expenses incurred for the respective years, as presented in the accompanying consolidated financial statements.

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Reserve for losses:
  Reported claims.......................................  $12,838,500   $17,294,500   $20,325,500
  Unreported claims.....................................   24,235,150    25,097,277    23,033,047
  Reserve for loss adjustment expenses..................   17,830,103    16,372,539    16,210,824
                                                          -----------   -----------   -----------
          Total.........................................  $54,903,753   $58,764,316   $59,569,371
                                                          -----------   -----------   -----------
Provision for losses and loss adjustment expenses:
  Losses................................................  $ 4,500,977   $ 5,822,845   $ 9,870,883
  Loss adjustment expenses..............................    6,232,749     4,155,220     4,567,801
                                                          -----------   -----------   -----------
          Total.........................................  $10,733,726   $ 9,978,065   $14,438,684
                                                          -----------   -----------   -----------

                               MOMED HOLDING CO.

     The following table summarizes the changes in reserves for losses and loss adjustment expenses and the payments attributed to losses and loss adjustment expenses for the years ended December 31, 1995, 1994 and 1993.

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Reserve for losses and loss adjustment expenses
  beginning of year.....................................  $58,764,316   $59,569,371   $
Less reinsurance recoverables...........................   16,178,253    16,997,000
                                                          -----------   -----------   -----------
Reserve for losses and loss adjustment expenses
  beginning of year, net of reinsurance.................   42,586,063    42,572,371    36,509,588
                                                          -----------   -----------   -----------
Provision for incurred losses and loss adjustment
  expenses:
  Current year..........................................   15,186,892    11,385,334    14,608,751
  Prior years...........................................   (4,453,166)   (1,407,269)     (170,067)
                                                          -----------   -----------   -----------
Total provision for incurred losses and loss adjustment
  expenses..............................................   10,733,726     9,978,065    14,438,684
                                                          -----------   -----------   -----------
Payments of losses and loss adjustment expenses:
  Current year..........................................      688,132       557,790       654,892
  Prior years...........................................   10,456,546     9,406,583     7,721,009
                                                          -----------   -----------   -----------
Total payments of losses and loss adjustment expenses...   11,144,678     9,964,373     8,375,901
                                                          -----------   -----------   -----------
Reserve for losses and loss adjustment expenses end of
  year, net of reinsurance..............................   42,175,111    42,586,063    42,572,371
Plus reinsurance recoverables...........................   12,728,642    16,178,253    16,997,000
                                                          -----------   -----------   -----------
Reserve for losses and loss adjustment expenses end of
  year..................................................  $54,903,753   $58,764,316   $59,569,371
                                                          -----------   -----------   -----------

7. EMPLOYEE BENEFIT PLAN

     The Company has a defined benefit pension plan which covers substantially all full-time employees.

     The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1995, and 1994 and 1993, based on an October 1 actuarial measurement date.

                                                                1995        1994        1993
                                                              ---------   ---------   ---------
Accumulated benefit obligations, including vested benefits
  of $320,063 in 1995, $185,378 in 1994, and $194,569 in
  1993......................................................  $ 412,223   $ 268,806   $ 296,438
                                                              ---------   ---------   ---------
Projected benefit obligations for services rendered to
  date......................................................    769,690     512,698     657,059
Plan assets at fair value...................................    495,088     388,014     284,816
                                                              ---------   ---------   ---------
Projected benefit obligations over plan assets..............   (274,602)   (124,684)   (372,243)
Unrecognized net gain.......................................    203,139      51,733     285,934
Prior service cost..........................................     (6,251)      5,460       5,851
Unrecognized initial net asset being amortized over 19.3
  years.....................................................     (8,739)     (9,509)    (10,279)
                                                              ---------   ---------   ---------
Accrued pension costs.......................................  $ (86,453)  $ (77,000)  $ (90,737)
                                                              ---------   ---------   ---------
Net pension costs included the following components:
Service costs -- benefits earned............................  $  70,407   $ 100,457   $  76,461
Interest cost on projected benefit obligations..............     37,164      37,774      26,720
Actual (gain) loss on plan assets...........................    (47,673)     35,307     (20,271)
Net amortization and deferral...............................     18,227     (48,770)     10,468
                                                              ---------   ---------   ---------
Net periodic pension cost...................................  $  78,125   $ 124,768   $  93,378
                                                              ---------   ---------   ---------

                               MOMED HOLDING CO.

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 6.25% in 1995, 7.25% in 1994, and 5.75% in 1993. The expected long-term rate of return on Plan assets was 7.50% in 1995, 1994 and 1993.

     The Company also maintains a 401(k) deferred compensation plan. The Company contributed an amount equal to 75% of the first 4% of employee contributions in 1995, 1994, and 1993. The Company's contribution for 1995, 1994, and 1993 was $22,493, $21,453, and $22,825 respectively.

     The Company does not currently provide post retirement benefits other than pension benefits.

8. TAXES ON INCOME

     The Company recorded consolidated tax expense (benefit) of $(806,446), $528,797 and $(776,594) for the years 1995, 1994 and 1993. These amounts differ from the "expected" tax (computed by applying the U.S. Federal corporate tax of 34% in 1995, 1994, and 1993) as follows:

                                                            1995         1994        1993
                                                         -----------   ---------   ---------
    Computed "expected" tax (benefit)..................  $ 1,111,997   $ 762,258   $(712,345)
    Tax exempt bonds...................................     (252,988)   (325,629)   (398,077)
    Dividend exclusion.................................      (10,232)    (13,188)    (10,841)
    Other..............................................       10,615      30,811      18,052
    Change in valuation allowance......................   (1,665,838)     74,543     326,617
                                                          ----------   ---------   ---------
    Actual tax (benefit)...............................  $  (806,446)  $ 528,797   $(776,594)
                                                          ----------   ---------   ---------

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method under APB Opinion 11 to the asset/liability method of accounting for income taxes as required by FASB Statement 109 "Accounting for Income Taxes". As permitted by FASB Statement 109 prior years financial statements have not been restated. The cumulative effect of adopting FASB Statement 109 was to increase net income by $900,000 as of January 1, 1993. Under FASB Statement 109, deferred income taxes reflect the net tax effects of the differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                               MOMED HOLDING CO.

     The following table sets forth the tax effect of such differences as of December 31, 1995, 1994 and 1993.

                                                                   DECEMBER 31,
                                                      ---------------------------------------
                                                         1995          1994          1993
                                                      -----------   -----------   -----------
    Deferred tax assets:
      Nondeductible portion of unpaid losses and
         loss adjustment expenses for tax
         purposes...................................  $ 3,185,568   $ 3,484,000   $ 3,798,000
      Unearned premium adjustment...................      404,880       387,000       359,000
      Unrealized loss on fixed maturity
         investments................................           --       696,749            --
      Other net:
         Self insured trust.........................      221,017       199,713       180,775
         Tax loss and credit carryforward...........        3,830       118,100       330,613
                                                      -----------   -----------   -----------
                                                          224,847       317,813       511,388
                                                      -----------   -----------   -----------
              Total gross deferred tax asset........    3,815,295     4,885,562     4,668,388
    Less valuation allowance........................     (623,345)   (2,289,183)   (2,214,640)
                                                      -----------   -----------   -----------
    Deferred tax asset after valuation allowance....    3,191,950     2,596,379     2,453,748
                                                      -----------   -----------   -----------
    Deferred tax liabilities:
      Deferred policy acquisition cost..............       52,685        49,811        54,087
    Unrealized gains on fixed maturity
      investments...................................      696,952            --            --
      Unrealized gains on equity securities.........      239,635        36,786        54,483
                                                      -----------   -----------   -----------
              Total gross deferred tax liability....      989,272        86,597       108,576
                                                      -----------   -----------   -----------
    Net deferred tax asset..........................    2,509,782     2,345,178     2,345,178
                                                      ===========   ===========   ===========
    The change in the net deferred tax asset and its
      allocation is as follows:
      Current operations............................  $ 1,289,446   $  (549,842)  $   823,519
      Shareholders' equity..........................   (1,596,550)      714,446         3,174
                                                      -----------   -----------   -----------
              Total.................................  $  (307,104)  $   164,604   $   826,693
                                                      ===========   ===========   ===========

     In assessing the realization of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. The valuation allowance is provided to protect the Company in the event that the realization of the deferred tax assets related to the temporary differences are in excess of future taxable income.

     Income taxes paid in 1995, 1994, and 1993 amounted to $300,000, $200,000, and $506,000 respectively.

     The Company's 1987 and 1989 tax returns have been examined by the Internal Revenue Service (IRS). The changes proposed by the IRS in their final reports dated February 24, 1994 have been protested by the Company. The final settlement of these matters is not expected to have a material impact on the Company's financial statements.

                               MOMED HOLDING CO.

9. REINSURANCE

     The Company is protected under various reinsurance agreements which generally limit its maximum liability per claim as follows:

               PERIOD COVERED                                MAXIMUM LIABILITY
---------------------------------------------  ---------------------------------------------
Claims from policies issued:
  Prior to December 31, 1983.................  $192,500 per insured,
                                               $231,500 per claim involving up to six
                                               insureds
  January 1, 1984 through June 30, 1985......  $150,000 per insured
                                               $150,000 per claim
  July 1, 1985 through June 30, 1986.........  $170,000 per insured
                                               $170,000 per claim
  July 1, 1986 through June 30, 1987.........  $300,000 per insured, after satisfying a deductible based on 10% of gross collected
                                               premiums
  July 1, 1987 through June 30, 1991.........  $250,000 per insured, after satisfying a deductible based on 5% of gross collected
                                               premiums, indexed $25,000 per year
  July 1, 1991 through June 30, 1996.........  $400,000 per insured

     The maximum liability for claims on policies issued between July 1, 1985 and June 30, 1986 increases $20,000 each July 1, up to a maximum retention of $200,000. Reinsurance premiums charged to operations under these agreements amounted to $663,282, $2,089,136, and $731,600 for the years ended December 31, 1995, 1994, and 1993, respectively.

     On January 1, 1993, the Company adopted the Financial Accounting Standards Board (FASB) Statement 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." This statement requires the reinsurer to assume significant insurance risk and it must be reasonably possible that the reinsurer may realize significant loss from the transaction. The Company's reinsurance contracts in effect at December 31, 1995 and 1994, met these requirements and accordingly are accounted for as reinsurance ceded. Also, reinsurance recoverable on unpaid losses, including an estimate of amounts recoverable on incurred but not reported losses, amounting to $12,728,642, and $16,178,253 at December 31, 1995 and 1994 are reported as an asset under the caption reinsurance receivable on paid and unpaid losses. Also, ceded unearned reinsurance premiums in the amount of $599,434 and $659,036 at December 31, 1995 and 1994 are reported as an asset under the caption, prepaid reinsurance premiums. The Company is contingently liable for reinsurance amounts if the reinsurance companies are unable to meet their obligations under existing reinsurance contracts. However, no amounts due from reinsurance have been written off as uncollectible since the inception of the Company. Ceded incurred losses for the years 1995, 1994 and 1993 were $(2,814,922), $190,688 and
$822,149, respectively.

     The Company's reinsurers are rated for financial stability by either A.M. Best or Standard & Poor's and are reviewed by the Company for acceptability. All reinsurers, excluding Lloyd's Syndicates' are rated "B+" or higher by A.M. Best and triple BBB or higher by Standard & Poor's. Lloyd's Syndicates are rated by Standard & Poor's which utilizes a "Crown" designation to represent financial stability with five "Crowns" being the highest ranking. Of the eight Lloyds syndicates, seven are ranked four "Crowns" or higher and one is ranked three "Crowns". In addition, the Company has irrevocable letters of credit from unauthorized foreign reinsurers in the amount of $2,230,000 at December 31, 1995.

10. CLASS C COMMON STOCK

     On August 16, 1994, the Company authorized and issued 24,185 shares of Class C non-voting common stock to Missouri State Medical Association (MSMA) in connection with the exchange of Class B common

                               MOMED HOLDING CO.

stock for Class A common stock on a share-for-share basis. Under the agreement, MSMA has an option to sell the Class C shares and the Company is required to purchase such shares at a per share consideration of $24.81 with the aggregate cash consideration not to exceed $600,000 plus interest at Boatmen's National Bank's prime rate plus one percent (1%). MSMA may exercise its options to sell the Class C shares as follows:

                              PERIOD                             NO. OF SHARES        AMOUNT
    -----------------------------------------------------------  -------------       --------
    August 16, 1994 to August 15, 1995.........................       4,031          $100,009
    August 16, 1995 to August 15, 1996.........................       4,031           100,009
    August 16, 1996 to August 15, 1997.........................       8,062           200,018
    August 16, 1997 and after..................................       8,061           199,964
                                                                     ------          --------
                                                                     24,185          $600,000
                                                                     ======          ========

     On the second and third anniversaries of the share exchange agreement, the Company has an option to purchase the Class C shares not yet put to the Company at the same cash consideration as shown above.

11. CLASS A AND CLASS B COMMON STOCK

     On August 16, 1994, the shareholders approved the exchange of Class B common shares for Class A common shares on a share-for-share basis and all authorized Class B shares were canceled. Also, in connection with the share exchange agreement 24,185 shares of Class C non-voting common stock were authorized and issued as described in Note 10 above.

     As of December 31, 1995, the Company has authorized capital of 1,024,185 shares composed of 1,000,000 shares of Class A common stock, $1.00 par value, one vote per share, and 24,185 shares of Class C non-voting common stock, $1.00 par value.

     On September 8, 1995, the Board of Directors of the Company declared a three-for-one split of the Company's Class A common stock. The additional 493,056 shares arising from the split were distributed on January 22, 1996, to shareholders of record as of November 8, 1995. Accordingly, all share and per share data, as appropriate, reflect the effects of this split. The par value for the additional shares issued was transferred from additional paid in capital to common stock.

12. DIVIDEND RESTRICTIONS -- MOMEDICO

     The maximum amount of dividends which can be paid by Missouri Medical Insurance Company (MOMEDICO) to its shareholders shall not exceed the lesser of 10% of statutory policyholders' surplus or net investment income as of the preceding December 31. Such payments in excess of the limit are subject to the approval of the Director of Insurance of the Missouri Department of Insurance. MOMEDICO's statutory policyholders' surplus at December 31, 1995 is $17,293,731. The maximum dividends that could be paid in 1996 are $1,729,373, without the approval of the Director of Insurance.

13. RELATED PARTY TRANSACTIONS

     In connection with the share exchange agreement between the Company and the Missouri State Medical Association (MSMA), the parties also executed a license agreement. The license agreement provides the Company the exclusive right to use the licensed marks of MSMA to market and promote its products. In return for this exclusive right, the Company agreed to pay MSMA $30,000 on August 16, 1994 and $35,000 on each of the first four anniversaries of the initial payment, plus $20 per Company insured physician in the state of Missouri as of December 31st of each year. Payments of $30,000 and $35,000 were paid in August 1994 and 1995, respectively. The payment for insured physician was $22,180 for 1995 and $23,820 for 1994. These amounts were paid prior to February 15, 1996 and 1995.

                               MOMED HOLDING CO.

14. COMMITMENT

     On April 1, 1994, MOMEDICO agreed to purchase two units, 20,000 shares, of HCIF Management Company at a cost of $20,000 and in connection, therewith, agreed to engage the HCIF Management Company for consulting services for period of three years at a consideration of $7,500 per calendar quarter for each unit purchased. At December 31, 1995, the Company is committed to pay consulting fees of $60,000 in 1996 and $15,000 during the first quarter of 1997.

15. RECONCILIATION WITH STATUTORY FINANCIAL STATEMENTS

     The table below sets out the adjustments to statutory net earnings and shareholders' equity of MOMEDICO needed to reconcile them to the accompanying consolidated financial statements prepared in accordance with generally accepted accounting principles.

                                 NET EARNINGS (LOSS)                     SHAREHOLDERS' EQUITY
                        -------------------------------------   ---------------------------------------
                           1995         1994         1993          1995          1994          1993
                        ----------   ----------   -----------   -----------   -----------   -----------
Statutory basis.......  $2,530,318   $1,706,951   $(1,838,443)  $17,293,731   $14,245,893   $12,487,142
Adjustments:
  Equity in and
     earnings (loss)
     of parent and
     affiliates.......      66,962      411,210       162,715       208,776       690,118       362,894
  Future investment
     income on
     reserves.........     181,847      157,395      (477,484)   (4,903,728)   (5,085,575)   (5,242,970)
  Assets not admitted
     on a statutory
     basis............          --           --            --         8,615        17,229        37,094
  Deferred policy
     acquisition
     costs............       8,452      (12,575)       11,154       154,955       146,503       159,078
  Deferred income tax
     benefit
     (expense)........   1,289,446     (549,842)      823,519     2,202,678     2,509,782     2,345,178
  Cumulative effect of
     change in
     accounting
     principle........          --           --       900,000            --            --            --
  Unrealized
     appreciation
     (depreciation)
     fixed maturity
     investments......          --           --            --     2,049,858    (2,049,261)           --
  Redemption and
     exchange of Class
     B stock..........          --           --            --            --      (636,013)           --
                        ----------   ----------      --------   -----------    ----------    ----------
Balance per
  accompanying
  consolidated
  financial
  statements..........  $4,077,025   $1,713,139   $  (418,539)  $17,014,885   $ 9,838,676   $10,148,416
                        ==========   ==========      ========   ===========    ==========    ==========

     For statutory purposes the Company discounts its loss and loss adjustment expenses at a rate of 5% as permitted by the Missouri Department of Insurance. The total discount on reserves was $4,903,728, $5,085,575, and $5,242,970 in 1995, 1994 and 1993.

                               MOMED HOLDING CO.

16. LITIGATION

     The Company has no lawsuits or outstanding settlements other than those related to claims arising out of the normal operations of the Company's primary business, which are covered by the reserves for loss and loss adjustment expenses.

17. SHAREHOLDERS RIGHTS PLAN

     On February 24, 1995, the Board of Directors adopted a Shareholder's Protection Rights Plan. This plan is designed to protect the shareholders from persons attempting to acquire shares by a partial tender offer, or by buying shares in the market or in negotiated transactions, without paying a fair premium for control and without offering a fair price to all shareholders. On the adoption date, the Company's Board of Directors declared a dividend of one common share purchase right for each outstanding share of Class A common stock of record on March 6, 1995. In the event any person acquires 20 percent of the Company's outstanding common stock, each right will give the holder the option to purchase one share of the Company's common stock for $50. The rights expire February 24, 2005, and may be redeemed by the Company for $.01 per right at any time.

18. SUBSEQUENT EVENTS

     On February 2, 1996, the Company signed a letter of intent with MAIC Holdings, Inc., of Birmingham, Alabama, wherein MOMED Holding Co. would enter into negotiations to become a wholly owned subsidiary of MAIC. The letter of intent with MAIC Holdings, Inc. states that the Company will continue to operate from its current location with the same management and employees, while providing additional products and services to be marketed by MOMEDICO. The proposed transaction requires approval by the Board of Directors, Shareholders and the appropriate regulatory authorities and is subject to the completion of Due Diligence and Definitive Agreements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
MOMED Holding Co.

     We have audited the accompanying consolidated balance sheets of MOMED Holding Co. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MOMED Holding Co. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in note 2 of the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards: No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994. Also, as discussed in note 2 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standard Board's Statement No. 109 "Accounting for Income Taxes" in 1993.

                                          /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 8, 1996

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

PARTIES:  MOMED HOLDING CO. ("MOMED")
          a Missouri corporation
          8630 Delmar Boulevard, Suite 100
          St. Louis, Missouri 63124

          MAIC HOLDINGS, INC. ("MAIC Holdings")
          a Delaware corporation
          100 Brookwood Place, Suite 500
          Birmingham, Alabama 35209

          MOMED ACQUISITION, INC. ("Newco")
          a Missouri corporation
          8630 Delmar Boulevard, Suite 100
          St. Louis, Missouri 63124

DATE:        June 11, 1996

     BACKGROUND: Newco is a wholly-owned subsidiary of MAIC Holdings and has been organized as a successor in interest to MOMED pursuant to this Agreement and Plan of Merger. MOMED, MAIC Holdings and Newco desire to enter into this Agreement and Plan of Merger (the "Agreement"), which contemplates the merger of MOMED with and into Newco in accordance with the provisions of the Plan of Merger (herein defined) set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

1. THE PLAN OF MERGER

     1.1 Merger. On the Effective Date (as defined below), MOMED shall be merged with and into Newco (the "Merger") in accordance with the Plan of Merger set forth in this Section 1 of the Agreement and in compliance with, and the Merger shall have the effect provided for in, Section 351.450 of the Missouri General and Business Corporation Law. Newco (sometimes referred to below as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Missouri. The corporate existence and identity of Newco, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and Newco shall succeed to and be fully vested with the corporate existence and identity of MOMED. The separate corporate existence and identity of MOMED from Newco shall cease upon the Effective Date (herein defined).

     1.2 Name of Surviving Corporation. The name of the Surviving Corporation shall continue to be "MOMED Holding Co.".

     1.3 Certificate of Incorporation. On the Effective Date, the Certificate of Incorporation of the Surviving Corporation shall be that of Newco immediately before the Merger except that the Certificate of Incorporation shall be amended at the Effective Time (herein defined) by delivering Article One in its entirety therefrom and substituting in lieu thereof the following:

                                  ARTICLE ONE

               The name of the corporation is: MOMED Holding Co.

     1.4 ByLaws. Immediately after the Merger, the ByLaws of the Surviving Corporation shall be those of Newco immediately before the Merger.

     1.5 Directors. The Board of Directors of MOMED will serve as the Board of Directors of the Surviving Corporation and shall be divided into three classes of directors with staggered terms of three years each as provided in the Certificate of Incorporation consistent with their current terms as directors of MOMED until their successors are elected and qualified.

     1.6 Officers. The officers of MOMED shall be the officers of the Surviving Corporation.

     1.7 Newco Shares. On the Effective Date, all of the One Thousand (1,000) shares of common stock of Newco, $1.00 par value per share, issued and outstanding immediately before the Effective Date shall continue to be and remain outstanding. It is the intention of the parties that, immediately after the Effective Date, MAIC Holdings shall continue to own all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Surviving Corporation.

     1.8 Conversion of MOMED Stock. (a) Except as otherwise provided herein and subject to the provisions of Section 1.9 and Section 1.10 below, each holder of the issued and outstanding shares of the Class A Common Stock of MOMED, par value $1.00 per share ("Class A Common Stock") that is not a subsidiary of MOMED shall have the right to elect to have each of such holder's shares converted as of the Effective Time of the Merger into either of the following (the "Merger Consideration"):

          (i) 0.779 share(s) of Common Stock of MAIC Holdings, par value $1.00 per share ("MAIC Holdings Common Stock") for a share of the Class A Common Stock (the "Stock Election"); or

          (ii) the right to receive $25.32 for a share of the Class A Common Stock (the "Cash Election");

Subject to the provisions of Section 1.10 below, if no election is made as to the Merger Consideration to be received with respect to any shares of the Class A Common Stock to be converted hereunder, the holder will be deemed to have made the Cash Election pursuant to Section 1.8(a)(ii) above.

     (b) Each share of the Class A Common Stock and each share of Class C Non-Voting Common Stock of MOMED, par value $1.00 per share ("Class C Non-Voting Common Stock") that is owned by MOMED shall automatically be canceled and retired and shall cease to exist, and no cash or stock or other consideration shall be delivered or deliverable in exchange therefor. Each share of the Class A Common Stock that is owned by a subsidiary of MOMED shall be converted into
0.779 of a share of MAIC Holdings Common Stock and each share of Class C Non-Voting Common Stock that is owned by a subsidiary of MOMED shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Notwithstanding anything in this Agreement to the contrary, shares of the Class A Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of his shares of the Class A Common Stock in accordance with Sections 351.455 and 351.870 through 351.935 of the Missouri General Business Corporation Law (or any successor provision) (the "Dissenters' Statute"), and who exercises his rights under the Dissenters' Statute shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Class A Common Stock unless such holder fails to perfect or otherwise loses his right to such payment or appraisal. If, after the Effective Time of the Merger, such holder fails to perfect or otherwise loses any right to such appraisal, each such holder shall be treated as having made a Cash Election with respect to his shares in accordance with Section 1.8(a)(ii) above.

     1.9 Class A Common Stock Elections.

     (a) Each person who, on or prior to the Election Date referred to in (c) below, is a record holder of shares of Class A Common Stock will be entitled to make a Stock Election or Cash Election (the "Election") with respect to all or any portion of his shares on or prior to such Election Date on the basis hereinafter set forth.

     (b) Prior to the mailing of the Proxy Statement (as defined in Section 4.4 hereof), Newco shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

     (c) MOMED shall prepare and mail a form of election (the "Form of Election"), with the Proxy Statement to the record holders of Class A Common Stock as of the record date for the Stockholders Meeting (as contemplated in Section 4.5 hereof), which Form of Election shall be used by each record holder of shares of Class A Common Stock to make his or her Election with respect to any or all of the Class A Common Stock held, subject to the provisions of
Section 1.10 hereof, by such holder. MOMED will use its best efforts to make the Form of Election and Proxy Statement available to all persons who become holders of Class A Common Stock during the period between such record date and the Election Date referred to below. Any such holder's Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m. Central Time on the business day (the "Election Date") next preceding the date of the Stockholders' Meeting, a Form of Election properly completed and signed. If a Cash Election is made, the Form of Election must be accompanied by certificates for the shares of Class A Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of MOMED (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NASDAQ trading days after the date of execution of such guarantee of delivery).

     (d) Any Form of Election may be revoked by the record holder submitting a new Form of Election to the Exchange Agent (i) prior to 5:00 p.m., Central Time on the Election Date or (ii) after the date of the Proxy Statement, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time of the Merger shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MAIC Holdings and MOMED that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Class A Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

     (e) The determination of the Exchange Agent shall be binding whether or not Elections have been properly made or revoked pursuant to this Section 1.9 with respect to shares of Class A Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any Election was not properly made with respect to shares of Class A Common Stock, such shares shall be treated by the Exchange Agent as if a Cash Election were made with respect to such shares, and such shares shall be exchanged in the Merger for cash (and MAIC Holdings Common Stock if required by Section 1.10 below) pursuant to Section 1.8(a)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.10, and any such computation shall be conclusive and binding on the holders of shares of Class A Common Stock. The Exchange Agent may, with the mutual agreement of MAIC Holdings and MOMED, make such rules as are consistent with this Section 1.9 for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections.

     1.10 Proration.

     (a) Notwithstanding anything in this Agreement to the contrary, the number of shares of MAIC Holdings Common Stock included in the Merger Consideration issued in exchange for the Class A Common Stock pursuant to Section 1.8(a) of this Agreement shall not be more than 350,000 shares of MAIC Common Stock (the "Stock Election Number") nor less than 275,000 shares of MAIC Holdings Common Stock (the "Cash Election Number"). For purposes of this Section 1.10, the MAIC Holdings Common Stock to be issued as Merger Consideration pursuant to properly made Stock Elections shall be referred to as the "MAIC Holdings Merger Shares".

     (b) If the Exchange Agent has received properly made Forms of Election pursuant to which the record holders of the Class A Common Stock have made Elections which would result in the issuance of a number of shares of MAIC Holdings Merger Shares that is in excess of the Stock Election Number, then a portion of the shares of the Class A Common Stock subject to each Stock Election (the "Stock Election Shares") shall be converted into the right to receive cash in accordance with the terms of Section 1.8(a)(ii) in the following manner:

          (i) A proration factor (the "Stock Election Proration Factor") shall be determined by dividing the Stock Election Number by the total number of MAIC Holdings Merger Shares.

          (ii) The number of shares of the Class A Common Stock covered by each Stock Election to be converted into MAIC Holdings Common Stock shall be determined by multiplying the Stock Election Proration Factor by the number of shares of the Class A Common Stock covered by each such Stock Election.

          (iii) All shares of the Class A Common Stock subject to each Stock Election, other than those to be converted into shares of MAIC Holdings Common Stock pursuant to Section 1.10(b)(ii) above, shall be converted into the right to receive cash in accordance with Section 1.8(a)(ii) above.

     (c) If the Exchange Agent has received properly made Forms of Election pursuant to which the record holders of the Class A Common Stock have made Elections which would result in the issuance of a number of shares of MAIC Holdings Merger Shares that is less than the Cash Election Number, then a portion of the shares of the Class A Common Stock subject to each Cash Election shall be converted into MAIC Holdings Common Stock (and cash in lieu of fractional shares) in accordance with the terms of Section 1.8(a)(i) above in the following manner:

          (i) A proration factor (the "Cash Election Proration Factor") shall be determined by dividing the total number of MAIC Holdings Merger Shares by the Cash Election Number.

          (ii) The number of shares of the Class A Common Stock covered by each Cash Election to be converted into the right to receive cash shall be determined by multiplying the Cash Election Proration Factor by the number of shares of the Class A Common Stock covered by each such Cash Election.

          (iii) All shares of the Class A Common Stock subject to each such Cash Election, other than those to be converted into the right to receive cash pursuant to Section 1.10(c)(ii) above, shall be converted into shares of MAIC Holdings Common Stock in accordance with Section 1.8(a)(i) above.

     1.11 Fractional Shares. No certificates or scrip representing fractional shares of MAIC Holdings Common Stock shall be issued upon the surrender of Class A Common Stock certificates for exchange; no dividend or distribution with respect to MAIC Holdings Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of MAIC Holdings. In lieu of any such fractional share, MAIC Holdings shall pay to each former holder of Class A Common Stock who otherwise would be entitled to receive a fractional share of MAIC Holdings Common Stock an amount in cash determined by multiplying (a) $32.50 by (b) the fraction of a share of MAIC Holdings Common Stock to which such holder would otherwise be entitled.

     1.12 Exchange Procedures. Promptly after the Effective Time (herein defined), the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of MOMED appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Class A Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Class A Common Stock (other than shares to be canceled pursuant to Section 1.8(b) of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 1.8(c) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration provided in Section 1.8(a) of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to Section 1.13 of this Agreement. To the extent required by Section 1.11 of this Agreement, each holder of shares of Class A Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of MAIC Holdings Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the Merger Consideration to which any former holder of Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Class A Common Stock for exchange as provided in this Section 1.12. The certificate or certificates for Class A Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Class A Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     1.13 Rights of Former MOMED Stockholders. At the Effective Time, the stock transfer books of MOMED shall be closed as to holders of Class A Common Stock immediately prior to the Effective Time, and no transfer or Class A Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.12 of this Agreement, each certificate theretofore representing shares of Class A Common Stock, other than shares to be canceled pursuant to Section 1.8(b) of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 1.8(c) of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Sections 1.8(a) and 1.11 of this Agreement in exchange therefor. To the extent permitted by law, former stockholders of record of Class A Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of MAIC Holdings Common Stock into which their respective shares of Class A Common Stock are converted, regardless of whether such holders have exchanged their certificates for Class A Common Stock for certificates representing MAIC Holdings Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the MAIC Holdings Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any certificate for Class A Common Stock at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of MAIC Holdings Common Stock, which dividend or other distribution is attributable to such person's MAIC Holdings Common Stock represented by said certificate for Class A Common Stock held after the Cutoff, until such person surrenders said certificate for Class A Common Stock for exchange as provided in Section 1.12 of this Agreement. However, upon surrender of such certificate, both the MAIC Holdings Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate for Class A Common Stock.

     1.14 Lost or Stolen Certificates. If any holder of Class A Common Stock convertible into the right to receive shares of MAIC Holdings Common Stock is unable to deliver the certificate which represents such shares, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of MAIC Holdings Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of MAIC Holdings that any such certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by MAIC Holdings to indemnify and hold MAIC Holdings and the Exchange Agent harmless; and (c) evidence satisfactory to MAIC Holdings that such person is the owner of the shares theretofore represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for exchange pursuant to this Agreement.

     1.15 Effective Date; Effective Time. As used in this Plan, "Effective Date" and "Effective Time" shall mean the date upon which a certificate of merger is issued by the Missouri Secretary of State, which shall be after the Articles of Merger have been duly signed by MOMED, Newco, and if required, MAIC Holdings, and filed with the Secretary of State of the State of Missouri. For accounting purposes, the term "Effective Date" is used in this Plan shall mean and refer to October 1, 1996.

2. REPRESENTATIONS AND WARRANTIES OF MOMED

     MOMED represents and warrants to MAIC Holdings and Newco that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 2), except as set forth in the Disclosure Schedule delivered by MOMED to MAIC Holdings and Newco on date hereof and initialed by the parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.

     2.1 Organization, Qualification and Corporate Power. MOMED is a Missouri corporation duly organized, validly existing and in good standing under the laws of the state of Missouri. MOMED has the corporate power to own its property and to carry on its business as presently conducted.

     2.2 Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth the name and state of incorporation or organization of each subsidiary of MOMED (the "MOMED Subsidiaries"). Each of the MOMED Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted. Section 2.2 of the Disclosure Schedule further sets forth the jurisdictions in which each of the MOMED Subsidiaries is authorized to conduct business as a property and casualty or other insurer. Except as set forth in Section 2.2 of the Disclosure Schedule, MOMED is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the MOMED Subsidiaries, there are no irrevocable proxies with respect to such shares, and no equity securities of any of the MOMED Subsidiaries are or may become required to be issued by reason of any option, warrants, scrip, rights, to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the MOMED Subsidiaries except shares of the MOMED Subsidiaries issued to other wholly owned MOMED Subsidiaries, and there are no contracts, commitments, understandings or arrangements by which any of the MOMED Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by MOMED are validly issued, fully paid and nonassessable and are owned by MOMED free and clear of any mortgage, pledge, security interest, claim, lien, encumbrance or charge (a "Lien"). MOMED does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to MOMED and the MOMED Subsidiaries taken as a whole.

     2.3 Corporate Affairs.

     (a) Section 2.3 of the Disclosure Schedule lists the directors and officers of MOMED and each of the MOMED Subsidiaries. MOMED has delivered to MAIC Holdings and Newco correct and complete copies of the Articles of Incorporation and By-Laws of the Company and each of the MOMED Subsidiaries (as amended to date). MOMED has made available all of the minute books containing the records of the meetings of the stockholders, the board of directors and any committee of the board of directors of MOMED and each of the MOMED Subsidiaries. The minute books of MOMED and the MOMED Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors and Shareholders. All material actions taken by the committees of the Board of Directors of MOMED and any of the MOMED Subsidiaries are reflected in the minutes of the Board of Directors or in written statements of actions taken by the Board of Directors without a meeting.

     (b) Schedule 2.3 of the Disclosure Schedule contains a list as of December 31, 1995, of all depositary accounts, including without limitation, demand deposit accounts, custodial accounts, brokerage accounts, safe deposit boxes, lock boxes, and safes, of MOMED and the MOMED Subsidiaries (the "MOMED Bank Accounts"), and the names of all persons who have access thereto or are authorized to make withdrawals therefrom.

     (c) MOMED's and each of the MOMED Subsidiaries' books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements in accordance with generally accepted accounting principles and fairly and accurately reflect all of MOMED's and each of the MOMED Subsidiaries' assets and liabilities and all contracts and other transactions to which MOMED or any of the MOMED Subsidiaries is or was a party or by which MOMED or any of the MOMED Subsidiaries or any of their respective businesses or assets is or was affected.

     2.4 Capitalization. The entire authorized capital stock of MOMED consists of 1,000,000 shares of Class A common stock, par value $1.00 per share (the "Class A Common Stock"), of which 739,584 shares are issued and outstanding and 67,530 shares are held in treasury, and 24,185 shares of Class C non-voting common stock, par value $1.00 per share (the "Class C Non-Voting Common Stock"), of which 24,185 shares are issued and outstanding, (collectively, the "Company's Common Stock"). MOMED has no authorized or issued Class B Common Stock. All of the issued and outstanding shares of MOMED's Common Stock have been duly authorized, validly issued, are fully paid and non-assessable. Except as set forth in Section 2.4 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which MOMED is a party or which are binding upon MOMED providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to MOMED. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of MOMED. On or before the record date for the meeting of MOMED's stockholders as contemplated in Section 4.5 of this Agreement, MOMED shall have repurchased all of the outstanding shares of the Class C Non-Voting Common Stock in accordance with
Section 5.3(a) below and there shall be no shares of Class C Non-Voting Common Stock issued and outstanding on the record date for said meeting.

     2.5 Authority Relative to Agreements.

     (a) MOMED has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by MOMED and the consummation by MOMED of the transactions contemplated hereby will, prior to closing, have been duly authorized by the Board of Directors of MOMED and, except for the approval of its stockholders as set forth in Section 4.5 hereof, no other corporate proceedings on the part of MOMED are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by MOMED and (assuming due authorization, execution and delivery by MAIC Holdings and Newco) constitutes a valid and binding obligation of MOMED, enforceable against MOMED in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (b) Except as set forth in Section 2.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement by MOMED nor the consummation of the transactions contemplated hereby nor compliance by MOMED with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MOMED or any of the MOMED Subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or bylaws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MOMED or any of the MOMED Subsidiaries is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to MOMED and the MOMED Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have any material adverse effect on the business, results of operations, financial condition or prospects of MOMED and the MOMED Subsidiaries taken as a whole.

     (c) Other than in connection with or in compliance with the provisions of the Missouri Insurance Code, the Hart-Scott-Rodino Act, and the federal and applicable state securities laws (including those described in Section 4 of this Agreement), no notice to, filing with, or authorization, consent or approval of, any domestic public body or authority is necessary for the consummation by MOMED of the transactions contemplated by this Agreement, except where failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a material adverse effect on the business, results of operations, financial condition or prospects of MOMED and the MOMED Subsidiaries taken as a whole.

     2.6 Financial Statements and Other Reports.

     (a) MOMED has delivered to MAIC Holdings (i) the audited Annual Statement of the applicable MOMED Subsidiaries together with the applicable reports thereon as filed with the Missouri Department of Insurance pursuant to Sections
379.105 and 383.180 of the Missouri Insurance Code for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995; and (ii) the audited consolidated financial statements of MOMED and the MOMED Subsidiaries for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 together with the report(s) of KPMG Peat Marwick, L.L.P., which consolidated financial statements include consolidated balance sheets, consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended and notes thereto prepared in accordance with generally accepted accounting principles (the items described in (i) and (ii) above are collectively referred to as the "Financial Statements"). Except for the Financial Statements described in (i) above, the Financial Statements have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered thereby. All such Financial Statements fairly reflect the financial condition and the results of operations of MOMED and the MOMED Subsidiaries for the dates and periods indicated, and are consistent with the books and records of MOMED and the MOMED Subsidiaries (which books and records are correct and complete).

     (b) Section 2.6(b) of the Disclosure Schedule lists all financial examinations that the Missouri Department of Insurance has conducted with respect to MOMED or any of the MOMED Subsidiaries since December 31, 1990. MOMED has provided to MAIC Holdings complete and correct reports issued by the Missouri Department of Insurance of the examinations listed on the Disclosure Schedule. Except with respect to the transactions contemplated hereby, there are no regulatory examinations of MOMED or any of the MOMED Subsidiaries currently in process.

     (c) Schedule 2.6(c) sets forth a list of each registration statement, report, proxy statement or other filing filed by MOMED or any of the MOMED Subsidiaries with the Missouri Department of Insurance or the Securities and Exchange Commission ("SEC") for periods ending and events occurring, after December 31, 1990, accurate and complete copies of which have been delivered to MAIC Holdings. MOMED has filed or has caused the applicable MOMED Subsidiaries to file all registration statements, proxy statements, reports and other filings and all amendments thereto which it was required to file with the Missouri Department of Insurance and/or the SEC since December 31, 1990. As of its date, all of the filings so listed on the Disclosure Schedule contained all information required by the Missouri Insurance Code or the SEC and none of the filings so listed contained any untrue statement of a material fact or omitted any material fact necessary to make the statements made therein not misleading, except to the extent any such statement or omission has been modified or superseded in a document subsequently filed with the appropriate authority.

     (d) Except as disclosed in the proxy statements or in MOMED's registration statements on Form B listed in Section 2.6(c) of the Disclosure Schedule, there are no contracts, real estate leases, loans, guarantees or other arrangements or transactions of any nature between MOMED or any of the MOMED Subsidiaries and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC) (excluding employment matters), or between MOMED or any of the MOMED Subsidiaries and any person which is an affiliate or immediate family member of any such officer, director or affiliate.

     (e) MOMED has not received from any person any Notice on Form A or such other form as may be prescribed under Section 382.040 of the Missouri Insurance Holding Company Systems Act indicating that such person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to or has entered into any agreement to exchange securities for, or intends to acquire or has acquired in the

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open market or otherwise, any voting security of MOMED, if after the consummation thereof such person would directly or indirectly be in control of MOMED.

     2.7 Absence of Undisclosed Liabilities. Neither MOMED nor any of the MOMED Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, tax liabilities of a permanent nature due or to become due, and whether incurred in respect of or measured by income of MOMED and the MOMED Subsidiaries for any period prior to the close of business on December 31, 1995, or arising out of any transactions entered into or any set of facts existing prior thereto), except for (i) liabilities reflected or reserved against in the Financial Statements (including notes thereto) or reflected or disclosed in the Disclosure Schedule, and (ii) liabilities which have arisen after December 31, 1995, in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law, or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

     2.8 Absence of Certain Changes. Since December 31, 1995, except as set forth in Section 2.8 of the Disclosure Schedule, there has not been:

          (a) any change in the financial condition, assets, liabilities or business of MOMED and the MOMED Subsidiaries other than changes in the ordinary course of business, none of which changes individually or in the aggregate has been materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of MOMED and the MOMED Subsidiaries;

          (c) any payment by MOMED of dividends or any distribution by MOMED of any assets of any kind whatsoever to any of the shareholders in redemption of or as the purchase price of any of its capital stock, or any discharge or cancellation, whether in part or in whole, of any indebtedness (whether in payment of principal, interest or otherwise) owing to any such shareholders, except reimbursement to employees of MOMED and the MOMED Subsidiaries of ordinary business expenses or other debts arising in the ordinary course of business;

          (d) any mortgage, pledge, or subjection to lien, charge or encumbrance of any material kind of any assets, tangible or intangible, of MOMED or the MOMED Subsidiaries;

          (e) any sale or transfer of any assets of MOMED or the MOMED Subsidiaries or any cancellation of any debts or claims by MOMED or the MOMED Subsidiaries, except in the ordinary course of business;

          (f) any sale, assignment or transfer by MOMED or the MOMED Subsidiaries of any trademarks, trade names, or other intangible assets;

          (g) any material amendment to or termination of any contract, agreement, instrument or license to which MOMED or any of the MOMED Subsidiaries is a party;

          (h) any other event or condition of any character materially and adversely affecting the business or properties of MOMED and the MOMED Subsidiaries.

     2.9 Tax Matters.

     (a) MOMED and the MOMED Subsidiaries have paid all of the following taxes (whether or not shown on any tax return): federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto ("Taxes"). MOMED and each of the MOMED Subsidiaries have timely and properly filed all of the following that it was required to file: any return, declaration, report, claim for refund, or information return or statement (including, without limitation, Form 1099 and Form W-2 and W-3) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof ("Tax Returns"). All such Tax Returns were correct and complete in all respects. Neither MOMED nor any of the

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

MOMED Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where MOMED or any of the MOMED Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of MOMED or any of the MOMED Subsidiaries that arose in connection with the failure (or alleged failure) to pay any Taxes.

     (b) Each of MOMED and the MOMED Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (c) To the knowledge of MOMED, there is no dispute or claim concerning any tax liability of MOMED or any of the MOMED Subsidiaries. Section 2.9(c) of the Disclosure Schedule lists all federal, state, local and foreign income tax returns filed with respect to MOMED and the MOMED Subsidiaries for the taxable periods ending on or after December 31, 1990, identifies those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. MOMED has delivered to MAIC Holdings correct and complete copies of all federal income tax returns (including amendments thereto), examination reports, and statements of deficiencies assessed against or agreed to by MOMED or any of the MOMED Subsidiaries since December 31, 1990.

     (d) Neither MOMED nor any of the MOMED Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     (e) The unpaid Taxes of MOMED and the MOMED Subsidiaries do not exceed the reserve for tax liability set forth on the face of the consolidated balance sheet at December 31, 1995 (rather than any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of MOMED in filing its returns.

     2.10 Loss Reserves and Premium Rates for Professional Liability Insurance.

     (a) The reserves for losses and loss adjustment expenses reflected on the consolidated balance sheet at December 31, 1995, are sufficient to provide for the estimated ultimate net costs of all reported and unreported losses incurred through the date of said balance sheet, and no director or officer of MOMED (or any employee responsible for the administration of claims) has any knowledge of any facts that would cause any of them to believe that the reserves for losses and loss adjustment expenses reflected on such balance sheet, will not represent the estimated ultimate net costs of all reported and unreported losses incurred through December 31, 1995.

     (b) MOMED has engaged Liscord, Ward & Roy as its independent consulting actuary (the "Actuary") for each fiscal year commencing after December 31, 1990. In connection with such engagement, the Actuary has reviewed MOMED's reserve for losses and loss adjustment expenses of the MOMED Subsidiaries and premium rates for professional liability insurance in each of said years of the MOMED Subsidiaries and has made a written recommendation as to the amount that MOMED should maintain in such reserves and as to the premiums that should be charged for professional liability insurance in each of said years. Section 2.10(b) of the Disclosure Schedule lists each item of correspondence delivered by the Actuary to MOMED or a MOMED Subsidiary since December 31, 1990, in which the Actuary has either expressed an opinion as to the adequacy of loss reserves and premiums or made recommendations as to the amount of the reserve for losses and loss adjustment expenses that should be maintained by MOMED of the MOMED Subsidiaries or as to the premiums that should be charged by MOMED for professional liability insurance. MOMED has provided to MAIC Holdings a true and correct copy of each item of correspondence from the Actuary listed on the Disclosure Schedule.

     (c) The MOMED Subsidiaries are required to submit to the Missouri Department of Insurance all policies, endorsements, underwriting manuals, and premium rates for the professional liability insurance offered by them, if any, within 10 days after they become effective. Since December 31, 1990, all premium rates submitted to the Missouri Department of Insurance have been within the range recommended by the Actuary. Except as set forth in Section 2.10(c) of the Disclosure Schedule, all increases in premium rates have not been questioned by the Missouri Department of Insurance, and none of the MOMED Subsidiaries has received any correspondence or communication from the Missouri Department of Insurance requesting or suggesting that its premium rates, if applicable, for professional liability insurance should be reduced below the current approved premium levels.

     (d) Section 2.10(d) of the Disclosure Schedule lists all forms of insurance policies and endorsements which have been issued to the insureds of the MOMED Subsidiaries and under which claims have or may be made. MOMED has provided correct and complete copies of all forms listed on the Disclosure Schedule. All of the professional liability insurance policies issued by any MOMED Subsidiary since July 1, 1986, have provided for "claims made" coverage.

     2.11 Reinsurance. Section 2.11 of the Disclosure Schedule sets forth all reinsurance treaties that are currently in effect with respect to claims incurred under professional liability insurance policies of any of the MOMED Subsidiaries prior to December 31, 1995, and the consummation of the transaction contemplated herein will not result in the termination of any such reinsurance treaties. MOMED has provided MAIC Holdings true and correct copies of all such reinsurance treaties. The reserve for unpaid losses, loss adjustment expenses and unearned premiums at December 31, 1995, as reflected in the consolidated balance sheets in the Financial Statements are stated net of reinsurance ceded amounts. All reinsurance recoverable amounts reflected in the consolidated balance sheets in the Financial Statements are collectible. MOMED is unaware of any material adverse change in the financial condition of MOMED's reinsurers that might raise concern regarding the ability to honor their reinsurance commitments.

     2.12 Investments. There has been no material change in MOMED's investment policy or in the composition of the investments of MOMED and the MOMED Subsidiaries since December 31, 1995.

     2.13 Property.

     (a) MOMED and the MOMED Subsidiaries own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted and presently proposed to be conducted. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purpose for which it is presently used.

     (b) Section 2.13(b) of the Disclosure Schedule is a list of all real property owned by or under lease to MOMED or any of the MOMED Subsidiaries. Except as set forth in the Disclosure Schedule, MOMED and the MOMED Subsidiaries have good and marketable title to all real property owned by them free and clear of any liens, claims and encumbrances, except taxes not yet due and those clearly reflected on the most recent of MOMED's Financial Statements and those explained in the Disclosure Schedule. MOMED's and each of the MOMED Subsidiaries' ownership, or possession, operation and use of all real property owned by MOMED and the MOMED Subsidiaries comply with all applicable laws, except where the failure to do so would not have any material adverse effect on MOMED and the MOMED Subsidiaries and would not subject MOMED or any of the MOMED Subsidiaries to any material penalty.

     (c) Except as set forth on Schedule 2.13(c) attached hereto, neither MOMED nor any of the MOMED Subsidiaries has generated, operated, processed, distributed, transported, used, treated, stored, handled, emitted, discharged, released or disposed of (or caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any oil, gasoline, petroleum-related products, hazardous substances, hazardous waste, or pollutants or contaminants (as defined by CERCLA), including, without limitation, asbestos or asbestos containing materials, PCB's or urea formaldehyde, except in accordance with applicable laws or any product which may give rise to Hazardous Materials Liabilities. For purposes of this Section 2.13(c), the following terms shall have the following meanings:

          (i) The term "Hazardous Materials" shall mean (a) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in any Environmental Laws, including without limitation the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq. (the "HMTA"), the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. (as so amended, "CERCLA"), the Clean Water Act, 33 U.S.C. Section 1251 et seq. (the "CWA"), and the

     Clean Air Act, 42 U.S.C. Section 7401 et seq. (the "CAA"); (b) petroleum, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) asbestos and/or asbestos-containing materials; and (e) polychlorinated biphenyl ("PCBs") or materials or fluids containing PCBs in excess of 50 parts per million (ppm);

          (ii) The term "Hazardous Materials Liabilities" shall mean any and all damages, losses, liabilities, disabilities, fines, penalties, costs or expenses (including reasonable attorneys' fees) incurred or to be incurred, whether absolute, fixed or contingent, civil or criminal, and whether arising under federal law or state law, incurred or to be incurred in connection with the handling, storage, transportation, or disposal of any Hazardous Materials; and

          (iii) The Term "Environmental Laws" shall mean any statute, law, ordinance, code, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree or authorization, including the requirement to register storage tanks, established or enacted for, or relating to, the protection of the environment or the health and safety of any Person (including, without limitation, those relating to (a) the HMTA, CERCLA, the CWA, the CAA or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6903 et seq.; (b) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (c) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials.

     (d) MOMED and the MOMED Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all intellectual property necessary for the operation of their respective businesses as presently conducted and as presently proposed to be conducted. The term "intellectual property" means all trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software, data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium).

     (e) Neither MOMED nor any of the MOMED Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and neither MOMED nor any of the MOMED Subsidiaries has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of MOMED, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of MOMED or the MOMED Subsidiaries.

     (f) Section 2.13(f) of the Disclosure Schedule identifies each item of intellectual property that any third party owns and that MOMED or any of the MOMED Subsidiaries uses pursuant to license, sublicense, agreement, or permission. MOMED has supplied MAIC Holdings with correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item of such intellectual property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Closing; (iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in
(i) through (iv) above are true and correct with respect to the underlying license; and (vi) neither MOMED nor any of the MOMED Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

     2.14 Contracts and Commitments. Section 2.14 of the Disclosure Schedule lists the following written (unless otherwise specified) contracts, agreements and written arrangements to which MOMED or any of the MOMED Subsidiaries is a party:

          (a) Any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties, or for the furnishing or receipt of services. Except as set forth in Section 2.14 of the Disclosure Schedule, all such arrangements are terminable by MOMED or the applicable MOMED Subsidiary, without penalty, on thirty (30) days' notice or less.

          (b) Any written arrangement concerning a partnership or joint venture;

          (c) Any written arrangement (or group of related written arrangements) under which MOMED or any of the MOMED Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which any of them has imposed (or may impose a security interest on any of its assets, tangible or intangible);

          (d) Any written arrangement concerning confidentiality or non-competition;

          (e) Any written arrangement with any of the officers, directors, and employees of MOMED or any of the MOMED Subsidiaries in the nature of a collective bargaining agreement, employment agreement or severance agreement;

          (f) Any written commitment or arrangement to pay employees of MOMED and the MOMED Subsidiaries incentive or bonus compensation based on their respective productivity or performance, the performance of the Company or otherwise.

          (g) Any written arrangement under which the consequences of a default or termination could have an adverse affect on the assets, liabilities, business, financial condition, operations, results of operations or future prospects of MOMED and the MOMED Subsidiaries taken as a whole; or

          (h) Any written or oral agreement or understanding with the Missouri Department of Insurance or any other state insurance department relating to restrictions on distributions or other payments to the shareholders of MOMED or any of the MOMED Subsidiaries, the continued operation of MOMED or any MOMED Subsidiary, or any other matter relating to MOMED or a MOMED Subsidiary and its affairs.

          (h) Any written or oral agreement or understanding with respect to the retention of any law firms or other persons relating to the defense of claims made against insureds of any of the MOMED Subsidiaries.

          (i) Any other written arrangement (or group of related written arrangements) which is not terminable by MOMED or a MOMED Subsidiary, without penalty, on thirty (30) days' notice or less.

     MOMED has delivered to MAIC Holdings a correct and complete copy of each written arrangement listed in Section 2.14 of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) no party thereto is in breach or default, and no event has occurred with which notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (iv) no party has repudiated any provision of the written arrangement. Neither MOMED nor any of the MOMED Subsidiaries is a party to any verbal contract, agreement or other arrangement which if reduced to written form would be required to be listed in Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14.

     2.15 Employee Benefit Plans. (a) Except as set forth on Schedule 2.15, neither MOMED nor any of the MOMED Subsidiaries sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to:

          (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or

          (ii) Any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, retirement, payroll savings, stock option, stock purchase, group insurance, self insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees.

(all of such plans, programs, and arrangements being hereafter referred to as "Employee Benefit Plans").

     (b) Schedule 2.15 sets forth accurate and complete descriptions of all Employee Benefit Plans of MOMED and each of the MOMED Subsidiaries which are currently in effect or as to which MOMED or any of the MOMED Subsidiaries has any ongoing obligation or liability whatsoever, all employees affected or covered by such plans, and all direct or indirect liabilities and obligations thereunder.

     (c) MOMED has provided to MAIC Holdings true, correct and complete copies of all Employee Benefit Plans described on Schedule 2.15, all insurance policies relating thereto and any written materials used by MOMED to describe employee benefits to employees of MOMED and the MOMED Subsidiaries.

     (d) Except as described on Schedule 2.15, neither MOMED nor any of the MOMED Subsidiaries has any agreement, arrangement, commitment, or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change, or terminate, in any material respect, any Employee Benefit Plan.

     (e) If permitted and/or required by applicable law, MOMED and the MOMED Subsidiaries have properly submitted all Employee Benefit Plans described on
Schedule 2.15, in good faith to meet the applicable requirements of ERISA and/or the Internal Revenue Code of 1986, as amended (the "Code"), to the Internal Revenue Service ("IRS") for its approval within the time prescribed therefor.

     (f) Accurate and complete copies of all favorable determination letters from the IRS, the most recent annual return on Form 5500 for each Employee Benefit Plan, and the most current actuarial or valuation reports (as applicable) for each Employee Benefit Plan are attached to Schedule 2.15.

     (g) Each actuarial or valuation report which is described in subparagraph
(f) above correctly shows the value of the assets of each such Employee Benefit Plan as of the date thereof, the total accrued and vested liabilities, all contributions by MOMED and the MOMED Subsidiaries, and the assumptions on which the calculations are based.

     (h) With respect to each Employee Benefit Plan described on Schedule 2.15:

          (i) MOMED and the MOMED Subsidiaries have made all payments required to be made by them to date, have accrued (in accordance with generally accepted accounting principles consistently applied) as of the date hereof all payments due but not yet payable, and will have made on or prior to the Closing Date all payments due as of the Closing Date;

          (ii) MOMED and the MOMED Subsidiaries have operated and currently operate such plans in compliance in all material respects with the plan documents and all applicable laws, including without limitation ERISA and the Code (including without limitation Section 4980B thereof) and the regulations thereunder;

          (iii) there has not been any Reportable Event (as defined in Section 4043 of ERISA);

          (iv) there has not been any event described in Section 4068 of ERISA;

          (v) there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA;

          (vi) there has not been any Prohibited Transaction (as defined in Section 406 of ERISA or Section 4975 of the Code);

          (vii) there has not been any violation of Sections 404, 406 or 407 of ERISA; and

          (viii) there has not been any termination or partial termination (including any termination or partial termination attributable to this Merger) of such plans.

     (i) MOMED and the MOMED Subsidiaries have no direct or indirect liability or obligation under any Employee Benefit Plan other than as described on
Schedule 2.15.

     (j) Except as described on Schedule 2.15, MOMED and the MOMED Subsidiaries have no knowledge of any circumstances arising out of MOMED's or any of the MOMED Subsidiaries' sponsorship of any Employee Benefit Plan which will result in any direct or indirect liability, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in the ordinary course of business.

     (k) If any Employee Benefit Plan were terminated as of the Closing Date, the assets of each such plan will be sufficient to satisfy all benefit liabilities of such plan, and there will be no direct or indirect liability of MOMED or any of the MOMED Subsidiaries under Title IV of ERISA.

     (l) MOMED and the MOMED Subsidiaries have not incurred, and will not incur as a result of or in connection with the Merger, any liability to the Pension Benefit Guaranty Corporation (or any successor thereto), including any liability under Sections 4063 or 4064 of ERISA.

     (m) MOMED and the MOMED Subsidiaries have not incurred, and will not incur as a result of or in connection with the Merger, any withdrawal liability, nor have MOMED and the MOMED Subsidiaries had, nor will they have as a result of or in connection with the Merger, any contingent withdrawal liability, to any Multi-employer Plan under ERISA, as amended by the Multi-employer Pension Plan Amendments Act of 1980.

     (n) Except as described on Schedule 2.15, there has never been in existence, and there currently does not exist, any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) involving MOMED or any of the MOMED Subsidiaries which is subject to the provisions of Title IV of ERISA, or any such plan which is subject to the funding requirements of Section 412 of the Code or Sections 301 et seq. of ERISA.

     (o) No event has occurred and no circumstances currently exist which do or will result in any civil penalty being assessed pursuant to Section 502 of ERISA, any tax being imposed under Section 4975 of the Code, or any liability for a breach of fiduciary or other responsibility under ERISA in connection with any Employee Pension Benefit Plan which has been established, maintained or contributed to by MOMED or any of the MOMED Subsidiaries or any other entity or entities which, together with MOMED and the MOMED Subsidiaries, constitute elements of either a controlled group of corporations (within the meaning of Section 414(b) of the Code), a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA), an affiliated service group (within the meaning of Section 414(m) of the
Code), or another arrangement covered by Section 414(o) of the Code.

     (p) There are no pending claims or lawsuits which have been asserted or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate, are not material against the assets of any of the Employee Benefit Plans or against MOMED, any MOMED Subsidiary, or any fiduciary of the Employee Benefit Plans with respect to the Employee Benefit Plans or against MOMED or any MOMED Subsidiary whether federal or state.

     2.16 Employees.

     (a) Schedule 2.16(a) sets forth a true and correct list of the names and residence addresses of the employees of MOMED and the MOMED Subsidiaries, their ages, length of service, compensation rates, capacity in which employed, and accrued vacation and sick leave, if any. Except as limited by any employment agreements listed on Schedule 2.16(a) or as set forth on Schedule 2.15, and except for any limitations of general application which may be imposed under applicable employment laws, MOMED and each of the MOMED Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees.

     (b) MOMED and the MOMED Subsidiaries are in full and complete compliance with all applicable ordinances or other laws, orders, and regulations regarding labor and employment and the compensation therefor, whether state or federal, including without limitation the Occupational Safety and Health Act of 1970, as amended, the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C.
Section 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C.
Section 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. Section 206d, as amended, the Portal-to-Portal Pay Act of 1947, 29 U.S.C. Section 255 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, as amended and 42 U.S.C. Section 1981, as amended; Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans' Readjustment Assistance Act of 1974, as amended, Immigration Reform and Control Act, 8 U.S.C. Section 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act -- Handicap Bias, 38 U.S.C. Section 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended, except where the failure to so comply would not have a material adverse effect on MOMED's or the MOMED Subsidiaries' business or properties. Except as provided on Schedule 2.16(b), MOMED is not aware of any action or investigation which has been instituted or is threatened to be conducted by any state or federal agency regarding any potential violation of any laws, orders, ordinances and regulations regarding labor and employment or the compensation therefor during the past five (5) years including without limitation, any of the aforementioned statutes and congressional acts.

     (c) Neither MOMED nor any of the MOMED Subsidiaries has ever been a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by MOMED or any of the MOMED Subsidiaries. Neither MOMED nor any of the MOMED Subsidiaries have ever experienced any material labor problem. Except as indicated on Schedule 2.16(c), since March 31, 1996, no employee of MOMED or any of the MOMED Subsidiaries' has indicated to any officer or director of MOMED or any of the MOMED Subsidiaries an intention to terminate his or her employment.

     2.17 Accounts Receivable. All accounts receivable of MOMED and the MOMED Subsidiaries are reflected properly on their respective books and records, are valid receivables subject to no set offs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at the recorded amounts, subject only to a reasonable reserve for bad debts.

     2.18 Proceedings and Judgments. Except as fully described on Schedule 2.18, (a) there is no litigation, investigation, claim, suit, arbitration or other proceeding pending or, to the best knowledge of the MOMED, threatened against or relating to MOMED or any of the MOMED Subsidiaries, any of their respective businesses or assets, any assets of any other person which are used in any of their businesses or the transactions contemplated by this Agreement, and there is no basis known to the MOMED or any of the MOMED Subsidiaries for any such litigation, investigation, claim, suit, arbitration, or other proceeding, (b) there are no outstanding judgments or orders against MOMED or any of the MOMED Subsidiaries or any of their respective businesses or assets, or any assets of any other person which are used in any of their businesses, or against any of their respective officers, directors or employees which has had or would be expected to have an adverse effect on MOMED and the MOMED Subsidiaries, and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the best knowledge of MOMED and the MOMED Subsidiaries, threatened against the MOMED or any of the MOMED Subsidiaries, nor is there any basis for any such claim. As to each item described on Schedule 2.18 (if any), accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been provided to MAIC Holdings.

     2.19 Insurance. Schedule 2.19 contains a list of each insurance policy owned or maintained by MOMED and each of the MOMED Subsidiaries (excluding group insurance and other employee benefit plan insurance policies which are listed on
Schedule 2.15), accurate and complete copies of which have been provided to MAIC Holdings. All such policies are in full force and effect; neither MOMED nor any of the MOMED Subsidiaries have received any notice of cancellation with respect to any such policy; and, to the best knowledge of MOMED and the MOMED Subsidiaries, there is no basis for the insurer thereunder to terminate any such policy. No claims are pending under any such policy, except as explained on
Schedule 2.19. Except as indicated on Schedule 2.19, all such policies are on an "occurrence" rather than a "claims made" basis. The coverages and policy limits of all general liability and automobile insurance policies previously maintained by MOMED and each of the MOMED Subsidiaries are consistent with the coverages and policy limits of the general liability and automobile insurance policies listed on Schedule 2.19.

     2.20 Questionable Payments. Neither MOMED nor any of the MOMED Subsidiaries, nor any of their respective current directors or officers, and to the best of MOMED's knowledge, former officers or directors or current or former employees, agents or representatives have (a) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees,
(c) violated any provision of the Foreign Corrupt Practices Act of 1977, (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (e) made any false or fictitious entries on the books and records of MOMED or any of the MOMED Subsidiaries, (f) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (g) made any material favor or gift which is not deductible for federal income tax purposes.

     2.21 Brokerage Fees. No person or company acting on behalf of MOMED is entitled to any brokerage or finder's fee or investment banking fee in connection with the transactions contemplated by this Agreement.

     2.22 Affiliates. Schedule 2.22 sets forth a list of all persons who are affiliates (as such term is defined in Rule 144 under the 1933 Act) of MOMED.

     2.23 Full Disclosure. No representation or warranty made by MOMED in this Agreement or pursuant hereto contains any untrue statement of material fact. All of the representations and warranties made by MOMED in this Agreement, taken together, do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached to MOMED's Disclosure Schedule or otherwise delivered to MAIC Holdings in connection with the transactions contemplated hereby are accurate and complete in all material respects unless otherwise set forth in Schedule 2.23, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent, in any material respect, to MAIC Holdings understanding thereof. There is no fact known to MOMED which has not been disclosed to MAIC Holdings in MOMED's Disclosure Schedule, or otherwise in writing, and which has, or so far as MOMED can now reasonably foresee will have, a material adverse effect on MOMED and the MOMED Subsidiaries, or on the ability of MOMED to perform its obligations under this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF MAIC HOLDINGS AND NEWCO.

     MAIC Holdings and Newco represent and warrant to MOMED that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule delivered by MAIC Holdings and Newco to MOMED on date hereof and initialed by the parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     3.1 Organization, Qualification and Corporate Power. MAIC Holdings is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. MAIC Holdings has the corporate power to own its property and to carry on its business as presently conducted.

     3.2 Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth the name and state of incorporation or organization of each subsidiary of MAIC Holdings, including Newco, and the date they became a consolidated subsidiary of MAIC Holdings or its predecessor-in-interest, Mutual Assurance, Inc. (the term "MAIC Subsidiaries" shall refer to such companies only during the time that each respective subsidiary has been a consolidated subsidiary of MAIC Holdings or Mutual Assurance for financial reporting purposes).

     3.3 Capitalization.

     (a) The entire authorized capital stock of Newco consists of 30,000 shares of common stock, par value, $0.01 per share of which 3,000 shares will be issued and outstanding prior to the Effective Time. All of the issued and outstanding shares of Newco Common Stock will be duly authorized, validly issued, and when issued, fully paid and non-assessable. Except as described in the Articles of Incorporation of Newco, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversions rights, or other agreements or commitments to which Newco is a party or which are binding upon Newco providing for the issuance, disposition or acquisition of any of Newco's stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Newco. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Newco.

     (b) The entire authorized capital stock of MAIC Holdings consists of 150,000,000 shares divided into 100,000,000 shares of common stock, par value $1.00 per share ("MAIC Holdings Common Stock"), of which approximately 9,369,832 shares are issued and outstanding and 7,124 shares are held in treasury and 50,000,000 shares of preferred stock, par value $1.00 per share ("MAIC Holdings Preferred Stock"), none of which is issued and outstanding. (MAIC Holdings Common Stock and MAIC Holdings Preferred stock being collectively referred to as "MAIC Holdings Stock"). All of the issued and outstanding shares of MAIC Common Stock have been, and the MAIC Holdings Common Stock to be issued to MOMED's shareholders as contemplated in this Agreement will be, duly authorized, validly issued, and when issued, will be fully paid and non-assessable. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which MAIC Holdings is a party or which are binding upon MAIC Holdings providing for the issuance, disposition or acquisition of any of MAIC Holdings Stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to MAIC Holdings. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of MAIC Holdings.

     3.4 Authority Relative to Agreements.

     (a) MAIC Holdings and Newco have the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by MAIC Holdings and Newco and the consummation by MAIC Holdings and Newco of the transactions contemplated hereby, will, prior to the Effective Time, have been duly authorized by the Board of Directors of MAIC Holdings and the Board of Directors and sole shareholder of Newco. No other corporate proceedings on the part of MAIC Holdings and Newco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by MAIC Holdings and Newco and (assuming due authorization, execution and delivery by MOMED) constitutes a valid and binding obligation of MAIC Holdings and Newco, enforceable against them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (b) Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by MAIC Holdings and Newco nor the consummation of the transactions contemplated hereby nor compliance by MAIC Holdings and Newco with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MAIC Holdings or any of the MAIC Subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or bylaws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MAIC Holdings or Newco is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to MAIC Holdings and the MAIC Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses

(i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have any material adverse effect on the business, results of operations, financial condition or prospects of MAIC Holdings and the MAIC Subsidiaries taken as a whole.

     (c) Other than in connection with or in compliance with the provisions of the Missouri Insurance Code, the Hart-Scott-Rodino Act and the federal and applicable state securities laws (including those described in Section 4 of this Agreement), no notice to, filing with, or authorization, consent or approval of, any domestic public body or authority is necessary for the consummation by MAIC Holdings and Newco of the transactions contemplated by this Agreement, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a material adverse effect on the business, results of operations, financial condition or prospects of MAIC Holdings and the MAIC Subsidiaries taken as a whole.

     3.5 Financial Statements and Other Reports.

     (a) MAIC Holdings has delivered to MOMED (i) the Annual Statements of MAIC Holdings wholly owned subsidiary Mutual Assurance, Inc. as filed with the Alabama Department of Insurance for each of the years ended December 31, 1991, 1992, 1993, 1994, and 1995, and (ii) the audited consolidated financial statements of MAIC Holdings (including its predecessor-in-interest, Mutual Assurance, Inc. and the MAIC Subsidiaries), for the years ended December 31, 1995, 1994, 1993, 1992, and 1991, together with the report(s) of Ernst & Young thereon, which consolidated financial statements include consolidated balance sheets, consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended and notes thereto prepared in accordance with generally accepted accounting principles (the items described in (i) and (ii) above are collectively referred to as the "Financial Statements"). Except for the Financial Statements described in (i) above, the Financial Statements have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered thereby. All such Financial Statements fairly reflect the consolidated financial condition and results of operations of MAIC Holdings and the MAIC Subsidiaries for the dates and periods indicated, and are consistent with the books and records of MAIC Holdings (which books and records are correct and complete).

     (b) Section 3.5(b) of the Disclosure Schedule lists all financial examinations that any state Department of Insurance has conducted with respect to MAIC Holdings or any of the MAIC Subsidiaries since December 31, 1990. MAIC Holdings has provided to MOMED correct and complete reports issued by the applicable Department of Insurance with respect to the examinations listed on the Disclosure Schedule. There are no regulatory examinations of MAIC Holdings or any MAIC Subsidiary currently in process, except with respect to the transactions contemplated hereby.

     (c) Section 3.5(c) of the Disclosure Schedule sets forth a list of each registration statement, report, proxy statement or other filing filed by MAIC Holdings or an MAIC Subsidiary with a state Department of Insurance or the SEC since December 31, 1990, accurate and complete copies of which have been delivered to MOMED. MAIC Holdings has filed or caused the applicable MAIC Subsidiaries to file all registration statements, proxy statements, reports and other filings and all amendments thereto which it was required to file with the applicable state Departments of Insurance and/or the SEC since December 31, 1990. As of its date, none of said filings contained any untrue statement of a material fact or omitted any material fact necessary to make the statements made therein not misleading, except to the extent any such statement or omission has been modified or superseded in a document subsequently filed with the appropriate authority.

     (d) Except as disclosed in the proxy statements of Mutual Assurance or in registration statements on Form B and amendments thereto of MAIC Subsidiaries under the applicable state insurance laws or except as listed in Section 3.5(d) of the Disclosure Schedule, there have not been since December 31, 1990, and there are currently no contracts, real estate leases, loans, guarantees or other arrangements or transactions of any nature between MAIC Holdings and any of the MAIC Subsidiaries between any of the MAIC Subsidiaries, or between MAIC Holdings and MAIC Subsidiaries and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC) (excluding employment matters).

     3.6 Absence of Undisclosed Liabilities. Neither MAIC Holdings nor any of the MAIC Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, (including, without limitation, tax liabilities of a permanent nature due or to become due, and whether incurred in respect of or measured by income of MAIC Holdings and the MAIC Subsidiaries for any period prior to the close of business on December 31, 1995, or arising out of any transactions entered into or any set of facts existing prior thereto) except for (i) liabilities reflected or reserved against in the Financial Statements of MAIC Holdings (including notes thereto) or reflected or disclosed in the Disclosure Schedule, and (ii) liabilities which have arisen after December 31, 1995, in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law, or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

     3.7 Absence of Certain Changes. Since December 31, 1995, except as set forth in Section 3.7 of the Disclosure Schedule, there has not been:

          (a) any change in the financial condition, assets, liabilities or business of MAIC Holdings and the MAIC Subsidiaries other than changes in the ordinary course of business, none of which changes individually or in the aggregate has been materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of MAIC Holdings and the MAIC Subsidiaries;

          (c) any payment by MAIC Holdings of dividends or any distribution by MAIC Holdings of any assets of any kind whatsoever to any of the shareholders in redemption of or as the purchase price of any of its capital stock, or any discharge or cancellation, whether in part or in whole, of any indebtedness owing to any such shareholders, except (i) reimbursement to employees of MAIC Holdings and the MAIC Subsidiaries of ordinary business expenses or other debts arising in the ordinary course of business, and (ii) cancellation of loans made to employees under the MAIC Employee Stock Award Plan as disclosed in Section 3.15 of the Disclosure Schedule, and (iii) repurchase of up to $3.6 million of MAIC Holdings Common Stock pursuant to the previously announced stock repurchase program;

          (d) any mortgage, pledge, or subjection to lien, charge or encumbrance of any material kind of any assets, tangible or intangible, of MAIC Holdings or the MAIC Subsidiaries;

          (e) any sale or transfer of any assets of MAIC Holdings or the MAIC Subsidiaries or any cancellation of any debts or claims by MAIC Holdings or the MAIC Subsidiaries, except in the ordinary course of business and except as disclosed in subparagraph (c) above;

          (f) any sale, assignment or transfer by MAIC Holdings or the MAIC Subsidiaries of any trademarks, trade names, or other intangible assets;

          (g) any material amendment to or termination of any material contract, agreement, instrument or license to which MAIC Holdings or any of the MAIC Subsidiaries is a party;

          (h) any other event or condition of any character materially and adversely affecting the business or properties of MAIC Holdings and the MAIC Subsidiaries.

     3.8 Employee Benefit Plans. (a) Except as set forth on Schedule 3.8, neither MAIC Holdings nor any of the MAIC Subsidiaries sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to:

          (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or

          (ii) Any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, retirement, payroll savings, stock option, stock purchase, group insurance, self insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees.

(all of such plans, programs, and arrangements being hereafter referred to as "Employee Benefit Plans").

     (b) Schedule 3.8 sets forth accurate and complete descriptions of all Employee Benefit Plans of MAIC Holdings and each of the MAIC Subsidiaries which are currently in effect or as to which MAIC Holdings or any of the MAIC Subsidiaries has any ongoing obligation or liability whatsoever, all employees affected or covered by such plans, and all direct or indirect liabilities and obligations thereunder.

     (c) MAIC Holdings has provided to MAIC Holdings true, correct and complete copies of all Employee Benefit Plans described on Schedule 3.8, all insurance policies relating thereto and any written materials used by MAIC Holdings to describe its employee benefits to its employees.

     (d) Except as described on Schedule 3.8, neither MAIC Holdings nor any of the MAIC Subsidiaries has any agreement, arrangement, commitment, or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change, or terminate, in any material respect, any Employee Benefit Plan.

     (e) If permitted and/or required by applicable law, MAIC Holdings and the MAIC Subsidiaries have properly submitted all Employee Benefit Plans described on Schedule 3.8, in good faith to meet the applicable requirements of ERISA and/or the Internal Revenue Code of 1986, as amended (the "Code"), to the Internal Revenue Service ("IRS") for its approval within the time prescribed therefor.

     (f) Accurate and complete copies of all favorable determination letters from the IRS, the most recent annual return on Form 5500 for each Employee Benefit Plan, and the most current actuarial or valuation reports (as applicable) for each Employee Benefit Plan are attached to Schedule 3.8.

     (g) Each actuarial or valuation report which is described in subparagraph
(f) above correctly shows the value of the assets of each such Employee Benefit Plan as of the date thereof, the total accrued and vested liabilities, all contributions by MAIC Holdings and the MAIC Subsidiaries, and the assumptions on which the calculations are based.

     (h) With respect to each Employee Benefit Plan described on Schedule 3.8:

          (i) MAIC Holdings and the MAIC Subsidiaries have made all payments required to be made by them to date, have accrued (in accordance with generally accepted accounting principles consistently applied) as of the date hereof all payments due but not yet payable, and will have made on or prior to the Closing Date all payments due as of the Closing Date;

          (ii) MAIC Holdings and the MAIC Subsidiaries have operated and currently operate such plans in compliance in all material respects with the plan documents and all applicable laws, including without limitation ERISA and the Code (including without limitation Section 4980B thereof) and the regulations thereunder;

          (iii) there has not been any Reportable Event (as defined in Section 4043 of ERISA);

          (iv) there has not been any event described in Section 4068 of ERISA;

          (v) there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA;

          (vi) there has not been any Prohibited Transaction (as defined in Section 406 of ERISA or Section 4975 of the Code);

          (vii) there has not been any violation of Sections 404, 406 or 407 of ERISA; and

          (viii) there has not been any termination or partial termination (including any termination or partial termination attributable to this Merger) of such plans.

     (i) MAIC Holdings and the MAIC Subsidiaries have no direct or indirect liability or obligation under any Employee Benefit Plan other than as described on Schedule 3.8.

     (j) Except as described on Schedule 3.8, MAIC Holdings and the MAIC Subsidiaries have no knowledge of any circumstances arising out of MAIC Holdings's or any of the MAIC Subsidiaries' sponsorship of any Employee Benefit Plan which will result in any direct or indirect liability, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in the ordinary course of business.

     (k) If any Employee Benefit Plan were terminated as of the Closing Date, the assets of each such plan will be sufficient to satisfy all benefit liabilities of such plan, and there will be no direct or indirect liability of MAIC Holdings or any of the MAIC Subsidiaries under Title IV of ERISA.

     (l) MAIC Holdings and the MAIC Subsidiaries have not incurred, and will not incur as a result of or in connection with the Merger, any liability to the Pension Benefit Guaranty Corporation (or any successor thereto), including any liability under Sections 4063 or 4064 of ERISA.

     (m) MAIC Holdings and the MAIC Subsidiaries have not incurred, and will not incur as a result of or in connection with the Merger, any withdrawal liability, nor have MAIC Holdings and the MAIC Subsidiaries had, nor will they have as a result of or in connection with the Merger, any contingent withdrawal liability, to any Multi-employer Plan under ERISA, as amended by the Multi-employer Pension Plan Amendments Act of 1980.

     (n) Except as described on Schedule 3.8, there has never been in existence, and there currently does not exist, any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) involving MAIC Holdings or any of the MAIC Subsidiaries which is subject to the provisions of Title IV of ERISA, or any such plan which is subject to the funding requirements of Section 412 of the Code or Sections 301 et seq. of ERISA.

     (o) No event has occurred and no circumstances currently exist which do or will result in any civil penalty being assessed pursuant to Section 502 of ERISA, any tax being imposed under Section 4975 of the Code, or any liability for a breach of fiduciary or other responsibility under ERISA in connection with any Employee Pension Benefit Plan which has been established, maintained or contributed to by MAIC Holdings or any of the MAIC Subsidiaries or any other entity or entities which, together with MAIC Holdings and its Subsidiaries, constitute elements of either a controlled group of corporations (within the meaning of Section 414(b) of the Code), a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA), an affiliated service group (within the meaning of Section 414(m) of the Code), or another arrangement covered by Section 414(o) of the Code.

     (p) There are no pending claims or lawsuits which have been asserted or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate, are not material against the assets of any of the Employee Benefit Plans or against MAIC Holdings or any fiduciary of the Employee Benefit Plans with respect to the Employee Benefit Plans or against MAIC Holdings whether federal or state.

     3.9 Proceedings and Judgments. Except as fully described on in the reports listed in Schedule 3.5 or in 3.9, (a) there is no litigation, investigation, claim, suit, arbitration or other proceeding pending or, to the best knowledge of MAIC Holdings, threatened against or relating to MAIC Holdings or any of the MAIC Subsidiaries, any of their respective businesses or assets, any assets of any other person which are used in any of their businesses or the transactions contemplated by this Agreement, and there is no basis known to MAIC Holdings for any such litigation, investigation, claim, suit, arbitration, or other proceeding, (b) there are no outstanding judgments or orders against MAIC Holdings or any of the MAIC Subsidiaries or any of their respective businesses or assets, or any assets of any other person which are used in any of their businesses, or against any of their respective officers, directors or employees which has had or would be expected to have an adverse effect on MAIC Holdings and the MAIC Subsidiaries, and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the best knowledge of MAIC Holdings, threatened against MAIC Holdings or any of the MAIC Subsidiaries, nor is there any basis for any such claim. As to each item described in such reports or in Schedule 3.9 (if any), accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been provided to MOMED.

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

     3.10 Brokerage Fees. No person or company acting on behalf of MAIC Holdings is entitled to any brokerage or finder's fee or investment banking fee in connection with the transactions contemplated by this Agreement.

     3.11 Full Disclosure. No representation or warranty made by MAIC Holdings or Newco in this Agreement or pursuant hereto contains any untrue statement of material fact. All of the representations and warranties made by MAIC Holdings or Newco in this Agreement, taken together, do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as MAIC Holdings' Schedules to this Agreement or otherwise delivered to MOMED in connection with the transactions contemplated hereby are accurate and complete in all material respects unless otherwise set forth in Schedule 3.11, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent, in any material respect, to MOMED's understanding thereof. There is no fact known to MAIC Holdings or Newco which has not been disclosed to MOMED in MAIC Holdings' Schedules, or otherwise in writing, and which has, or so far as MAIC Holdings can now reasonably foresee will have, a material adverse effect on MAIC Holdings, or on the ability of MAIC Holdings to perform any of its obligations under this Agreement.

4. SHAREHOLDER AND REGULATORY APPROVAL OF THE MERGER.

     4.1 General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Sections 6 and 7 below.

     4.2 Approval of the Missouri Department of Insurance. MAIC Holdings will file a Form A and related documents pursuant to Section 382.050 of the Missouri Holding Company Systems Act and the preacquisition notification and report forms and related material on Form E that it may be required to file with the Missouri Department of Insurance under Section 382.095 of the Missouri Insurance Code. MOMED and each of the MOMED Subsidiaries will cooperate with MAIC Holdings providing information necessary to complete such filings and in obtaining the approval of the Commissioner of the Department of Insurance of Missouri (the "Commissioner") to the Merger as herein contemplated, including, without limitation, giving notice of the public hearing regarding this transaction to any persons required by the Commissioner and in the manner prescribed by the Commissioner, having its representatives attend the public hearing of the Commissioner and testify at such hearing if required, and submit such information as may be reasonably available to MOMED and its agents as may be requested by the Commissioner in connection with such hearing. MAIC Holdings and MOMED will use their reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. MAIC Holdings and MOMED will cooperate in filing such forms and each of MAIC Holdings and MOMED shall submit such information as may be reasonably available to it and as is required to be included in said notification.

     4.3 Hart-Scott-Rodino Act. Each of MAIC Holdings, Newco and MOMED will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable.

     4.4 Registration Statement and Proxy Statements.

     (a) As promptly as practicable after the execution of this Agreement, MAIC Holdings shall prepare and file and use its reasonable best efforts to have declared effective as promptly as practicable after such filing, such registration statement (the "Registration Statement") as shall be necessary to register under the Securities Act of 1933 (the "1933 Act") the shares of MAIC Common Stock to be issued pursuant to this Agreement. The Registration Statement shall include such information as may be necessary under the 1933 Act with respect to the approval of the Plan of Merger by the stockholders of MOMED and shall also include such information as may be necessary under Schedule 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"). MOMED shall provide promptly to MAIC Holdings such information concerning the business, financial condition and affairs of MOMED and the MOMED Subsidiaries as may be necessary or reasonably requested by MAIC Holdings in connection with the preparation or filing of the Registration Statement and shall otherwise cooperate and cause its representatives to cooperate with MAIC Holdings' representatives in the preparation and filing of such Registration Statement.

     (b) MAIC Holdings shall use its reasonable best efforts to cause the Registration Statement to become effective or otherwise approved for distribution by the SEC as soon as practicable and thereafter to promptly distribute copies of the prospectus and proxy statement contained in such Registration Statement (the "Proxy Statement-Prospectus") to the stockholders of MOMED. After the execution of this Agreement, and thereafter until the Closing Date, MOMED and MAIC Holdings shall promptly advise each other of any facts which should be set forth in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, and each party shall take all such action as shall be necessary to keep the Registration Statement and the Proxy Statement-Prospectus current and effective until the Closing Date. Except to the extent permitted by Rule 145(b) of the 1933 Act or Rule 14a-2 of the 1934 Act, as the case may be, MOMED and MAIC Holdings shall use their best efforts not to publish any communication, other than the Registration Statement or the Proxy Statement-Prospectus, relating to this Agreement or the transactions contemplated hereby or thereby. If the MAIC Holdings Stock is registered under the 1933 Act, MAIC Holdings shall not be required to maintain the effectiveness of the Registration Statement or the Proxy Statement-Prospectus for the purpose of resale by the affiliates of MOMED, as such term is used in Rule 144 under the 1933 Act.

     4.5 Shareholder Approval. As promptly as practicable after the Registration Statement becomes effective (or is otherwise approved for distribution by the SEC), MOMED will duly hold a meeting of its shareholders for the purpose of considering the transactions contemplated by this Agreement. After the shareholders of MOMED shall have so approved the matters described above, such approval shall not be revocable. MOMED shall, in full compliance with the 1934 Act and the rules and regulations thereunder, solicit proxies from their respective stockholders in favor of the matters herein described, for use at the meeting of stockholders. Except with the prior written consent of MAIC Holdings, MOMED shall not distribute any materials to its stockholders in connection with such solicitation of proxies other than the Proxy Statement-Prospectus.

     4.6 Full Disclosure. Each party warrants, represents and covenants to the other that when the Registration Statement and/or Proxy Statement-Prospectus shall become effective or otherwise approved for distribution, and at all times subsequent thereto, up to and including the date of MOMED's shareholders' meeting referred to in Section 4.5, such Registration Statement and/or Proxy Statement-Prospectus and all amendments or supplements thereto will, with respect to the information furnished by such party or its representatives to the other party or its representatives, (i) comply in all material respects with the provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Each party warrants, represents and covenants to the other that all information furnished to the other for use in the filings described in or contemplated by this Agreement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Each party hereby agrees to fully indemnify and hold harmless each person who controls such other party (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act), and each of such other party's directors, officers and representatives, from and against any and all losses, claims, liabilities, damages and expenses (including reasonable attorneys' fees) that arise out of or are based upon a breach of this warranty, representation and covenant.

     4.7 State Securities Filings. MAIC Holdings and Newco shall make all filings under applicable state securities laws which are required in connection with the transactions contemplated by this Agreement. MOMED shall cooperate with MAIC Holdings, and furnish all information required by MAIC Holdings, in connection with such filings.

     4.8 Tax Opinion. MOMED covenants and agrees to promptly engage KPMG Peat Marwick LLP, or such other nationally recognized tax expert, to render an opinion as to the material tax consequences to the shareholders of MOMED resulting from the Merger. The opinion shall be rendered on or before the filing of the Registration Statement, and the person rendering the opinion shall consent to being relied upon as an expert under the Securities Act of 1933.

5. CERTAIN OBLIGATIONS PENDING CLOSING

     5.1 Conduct of Business. Between the date of this Agreement and the Closing Date, except with the prior written consent of MAIC Holdings:

     (a) MOMED shall, and shall cause each of the MOMED Subsidiaries, to conduct their respective businesses in a diligent manner; MOMED shall not, and shall not cause any Company Subsidiary, to make any material change in their respective business practices; and MOMED shall, and shall cause each of the MOMED Subsidiaries to, in good faith, use their respective best efforts to (i) preserve their respective business organizations intact, (ii) keep available the services of their respective current officers, employees, salesmen, agents and representatives, and (iii) maintain the good will of their respective insureds, reinsurers and other persons having business relations with MOMED or any of the MOMED Subsidiaries.

     (b) Except in the ordinary course of their respective businesses consistent with past practices, MOMED shall not, and shall not cause any of the MOMED Subsidiaries to, (i) create or assume any lien or encumbrance upon any of their respective businesses or assets, (ii) incur any debt, liability, or obligation,
(iii) make any loan or advance, (iv) assume, guarantee or otherwise become liable for any debt, liability or obligation of any third party, (v) commit for any capital expenditure, (vi) sell, abandon or otherwise dispose of any of their respective material assets, (vii) waive any material right or cancel any debt or claim, (viii) assume or enter into any contract other than this Agreement (and any other contract contemplated herein), (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of their respective directors, officers, employees, salesmen, agents or representatives, except consistent with and in accordance with past practice, or do anything else outside the ordinary course of their respective businesses consistent with past practices, whether or not specifically described in any of the foregoing clauses.

     (c) Even in the ordinary course of their businesses consistent with past practices, MOMED shall not, and shall not cause any Company Subsidiary to, borrow or lend any funds, purchase any goods or services, lease any equipment, incur any debt, liability or obligation, or enter into any contract (excluding customer contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction involving an amount exceeding $25,000.

     (d) MOMED shall not, and shall not cause any Company Subsidiary to, (i) permit or cause a breach or default by them under any of their respective contracts, insurance policies, licenses or permits, (ii) adopt or enter into any new Employee Benefit Plan, (iii) participate in any merger, consolidation or reorganization, (iv) begin to engage in any new type of business, (v) acquire the business or any bulk assets of any third party, (vi) completely or partially liquidate or dissolve, or (vii) terminate any part of their respective businesses.

     (e) MOMED shall, and shall cause each of the MOMED Subsidiaries to, (i) maintain their respective material real estate and fixed personal property assets in good condition, (ii) maintain their respective insurance policies in full force and effect, (iii) repair, restore or replace any of their respective material assets which are damaged, destroyed, lost or stolen, (iv) comply with all applicable laws, rules and regulations in all material respects, (v) properly file all tax returns, annual reports and other returns and reports required to be filed by them, and (vi) fully pay when due all taxes payable by them or assessed against them or any of their respective assets.

     (f) MOMED shall, and shall cause each of the MOMED Subsidiaries to, maintain their respective corporate existence and good standing in their respective jurisdictions of incorporation and in all jurisdictions where they currently are qualified or registered to do business as foreign corporations, and shall not amend their respective charters or bylaws. MOMED shall, and shall cause each of the MOMED Subsidiaries, to continue the process of qualifying or registering to do business as foreign corporations in those jurisdictions in which such process is currently underway. MOMED shall not, and shall not cause any Company Subsidiary to, redeem, retire or purchase, or create, grant or issue any contracts, options, warrants or other rights with respect to, any of their respective capital stock or any other securities of MOMED or any of the MOMED Subsidiaries, or create, grant or issue any stock appreciation rights, phantom shares, cash performance units or other similar rights.

     (g) MOMED shall not, and shall not cause any Company Subsidiary to enter into any contract or agreement which commits any of them to take any action or omit to take any action which would be inconsistent with any of the provisions of this Section 5.1.

     5.2 Due Diligence Investigation.

     (a) Between the date of this Agreement and the Closing Date, MOMED and each of the MOMED Subsidiaries shall (i) permit MAIC Holdings and its authorized representatives to have reasonable access to MOMED's and each of the MOMED Subsidiaries' facilities and offices during normal business hours, to observe MOMED's and each of the MOMED Subsidiaries' operations, to meet with MOMED's and each of the MOMED Subsidiaries' officers, and (ii) provide to MAIC Holdings and its authorized representatives all information concerning MOMED and each of the MOMED Subsidiaries and their respective businesses, assets and financial condition which MAIC Holdings reasonably requests.

     (b) Between the date of this Agreement and the Closing Date, MAIC Holdings shall (i) permit MOMED and its authorized representatives to have reasonable access to MAIC Holdings' and its Subsidiaries' facilities and offices during normal business hours, to observe MAIC Holdings' operations and to meet with MAIC Holdings' officers, and to examine MAIC Holdings' and the MAIC Subsidiaries' books and records, and (ii) provide to MOMED and their authorized representatives all information concerning MAIC Holdings and the MAIC Subsidiaries and their businesses, assets and financial condition, which MOMED reasonably requests.

     5.3 Material Consents.

     (a) Between the date of this Agreement and the Closing Date, MOMED and MAIC Holdings and each of their respective subsidiaries shall in good faith use their best efforts to obtain all consents and approvals of all lenders, lessors, vendors, customers, and other persons necessary to permit the Merger and other transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which MOMED, MAIC Holdings, or any of their respective subsidiaries is a party or by which MOMED, MAIC Holdings, or any of their respective subsidiaries is bound, and to give the notices and make the filings described on Schedule 5.3.

     (b) Between the date of this Agreement and the Closing Date, MOMED, MAIC Holdings and Newco shall in good faith cooperate with each other in their efforts to obtain the consents and approvals, and to give the notices and make the filings, described in Section 5.3.

     5.4 Shareholder List. MOMED shall provide to MAIC Holdings as soon as available one or more accurate and complete lists of all of MOMED's shareholders, as of the record date for MOMED's meeting of shareholders held in accordance with Section 4.5, certified by the transfer agent for such class of stock or, if there is no transfer agent for such class of stock, by an officer of MOMED, setting forth the current residence addresses of such holders, the numbers of issued and outstanding shares of MOMED's Common Stock held by them, and the certificate numbers for all such issued and outstanding shares of MOMED's Common Stock.

     5.5 Reports.

     (a) MOMED and the MOMED Subsidiaries shall deliver to MAIC Holdings, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, which it files with the SEC and the Missouri Department of Insurance pursuant to this Agreement and the Merger. As of its date, none of such documents will contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (b) MAIC Holdings and the MAIC Subsidiaries shall deliver to MOMED, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, which it files with the SEC and Departments of Insurance of the applicable states. As of its date, none of such documents will contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statement therein not misleading.

     5.6 Advice of Changes.

     (a) Between the date of this Agreement and the Closing Date, MOMED shall promptly advise MAIC Holdings in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify MOMED's representations, warranties or covenants contained in this Agreement).

     (b) Between the date of this Agreement and the Closing Date, MAIC Holdings shall promptly advise MOMED in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify MAIC Holdings' representations, warranties or covenants contained in this Agreement).

     5.7 Best Efforts. Each party shall use its best efforts to consummate the Merger and the transactions contemplated by this Agreement as of the earliest practicable date, and neither MAIC Holdings nor MOMED nor any of their respective subsidiaries shall take, or cause or to the best of its ability permit to be taken, any action that would impair the prospect of completing the Merger and the transactions contemplated by this Agreement.

     5.8 Purchase of Outstanding Securities.

     (a) Between the date of this Agreement and the record date for the meeting of MOMED's stockholders as contemplated in Section 4.5 of this Agreement, MOMED shall take all necessary actions under the Share Exchange Agreement to cause MSMA to sell, and upon taking such action MOMED shall purchase, all of the Class C Non-Voting Common Stock of MOMED at an aggregate price not exceeding $600,000 plus interest from August 16, 1994 at one percent above the "prime rate" of Boatmen's National Bank (the "Class C Maximum Price").

     (b) Between the date of this Agreement and the Effective Time, MOMED shall take all necessary actions under the Shareholder's Protection Rights Plan to redeem the common share purchase rights issued under said plan, and upon taking such action shall redeem and purchase all of said common share purchase rights at a price not to exceed $0.01 per right in accordance with said plan.

6. CONDITIONS PRECEDENT TO MOMED'S CLOSING OBLIGATIONS

     Each obligation of MOMED to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 6, except to the extent that such satisfaction is waived by MOMED in writing.

     6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective under the 1933 Act; no stop order suspending its effectiveness shall be in effect; and no stop order proceeding with respect thereto shall be pending or threatened.

     6.2 Approval of the Department of Insurance. MAIC Holdings and MOMED shall have obtained the approval of the Merger by the Missouri Department of Insurance in accordance with Section 382.040 of the Missouri Insurance Code.

     6.3 Stockholder Approval. The Merger shall have been approved by the affirmative vote of the outstanding shares of MOMED's Stock in accordance with
Section 351.425 of the Missouri General Business Corporation Laws.

     6.4 MAIC Holdings's and Newco's Representations. All representations, warranties and certifications made by MAIC Holdings and Newco in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

     6.5 MAIC Holdings's and Newco's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by MAIC Holdings or Newco on or before the Closing Date shall have been substantially satisfied or performed.

     6.6 Absence of Proceedings. No action, suit or other proceeding shall have been instituted (excluding any action, suit or proceeding instituted by or on behalf MOMED or any of the MOMED Subsidiaries or affiliates), no judgment or order shall have been issued, and no new law, rule or regulation shall have been enacted, on or before the Closing Date, which seeks to or does prohibit or restrain, or which seeks damages as a result of, the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     6.7 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting MAIC Holdings and the MAIC Subsidiaries taken as a whole or their businesses, assets or financial condition taken as a whole between the date of this Agreement and the Closing Date.

     6.8 Hart-Scott-Rodino Waiting Periods. All applicable waiting periods with respect to the Merger under the Hart-Scott-Rodino Act shall have expired and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have required either party to divest itself of any assets in order to consummate the Merger.

     6.9 Tax Opinion. MOMED shall have received an opinion, reasonably satisfactory to its counsel, that the former stockholders of MOMED who receive MAIC Holdings Common Stock in the Merger solely for their Class A Common Stock will not recognize any gain on the transaction for federal income tax purposes.

     6.10 Board Approval. The Board of directors of MOMED shall have approved the Merger.

     6.11 Purchase of Class C Non-Voting Stock. MOMED shall have purchased not less than all of the issued and outstanding shares of Class C Non-Voting Common Stock at an aggregate price not to exceed the Class C Maximum Price on or before the record date for the stockholders' meeting contemplated in Section 4.5 of this Agreement in accordance with Section 5.8(a) of this Agreement.

7. CONDITIONS PRECEDENT TO MAIC HOLDINGS'S AND NEWCO'S CLOSING OBLIGATIONS

     Each obligation of MAIC Holdings and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 7, except to the extent that such satisfaction is waived by MAIC Holdings in writing.

     7.1 Effectiveness of Proxy Statements and Registration Statement. The Registration Statement shall have become effective under the 1933 Act; no stop order suspending its effectiveness shall be in effect; and no stop order proceeding with respect thereto shall be pending or threatened.

     7.2 Approval of the Department of Insurance. MAIC Holdings and MOMED shall have obtained the approval of the Merger by the Missouri Department of Insurance in accordance with Section 382.040 of the Missouri Insurance Code.

     7.3 Material Consents. On or before the Closing Date, MAIC Holdings shall have received all consents and approvals of all lenders, lessors, vendors, customers and other persons necessary to permit the Merger and the other transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which MAIC Holdings, MOMED, or any of their respective subsidiaries is a party or by which MAIC Holdings, MOMED, or any of their respective subsidiaries is bound, except where such violation would not have a material adverse effect on either MOMED or MAIC Holdings.

     7.4 Affiliate Letters. On or before the Closing Date, MAIC Holdings shall have received, from each affiliate (as such term is defined in Rule 144 under the 1933 Act) of MOMED, a duly signed letter, in form and substance satisfactory to MAIC Holdings, stating that such affiliate will not sell any shares of MAIC

Holdings Stock acquired pursuant to this Agreement except in compliance with the applicable provisions of the 1933 Act.

     7.5 MOMED's Representations. All representations, warranties and certifications made by MOMED in this Agreement or pursuant hereto shall not have been false or misleading in any material respect.

     7.6 MOMED's Performance. All of the terms and conditions of this Agreement to be satisfied or performed by MOMED on or before the Closing Date shall have been substantially satisfied or performed.

     7.7 Absence of Proceedings. No action, suit or other proceeding shall have been instituted (excluding any such action, suit or proceeding initiated by or on behalf MAIC Holdings or Newco or any of MAIC Holdings' subsidiaries or affiliates), no judgment or order shall have been issued, and no new law, rule or regulation shall have been enacted, on or before the Closing Date, which seeks to or does prohibit or restrain, or which seeks damages as a result of, the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     7.8 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting MOMED and the MOMED Subsidiaries between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of MOMED and the MOMED Subsidiaries between the date of this Agreement and the Closing Date.

     7.9 Hart-Scott-Rodino Waiting Periods. All applicable waiting periods with respect to the Merger under the Hart-Scott-Rodino Act shall have expired, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have required either party to divest itself of any assets in order to consummate the Merger.

     7.10 Shareholder's Protection Rights Plan. All rights issued pursuant to MOMED's Shareholder Protection Rights Plan, which plan has been provided to MAIC Holdings, shall have been duly and validly redeemed by MOMED in accordance with
Section 5.8(b) of this Agreement.

     7.11 Board Approval. The Board of Directors of MAIC Holdings shall have approved the terms of the Merger.

     7.12 Purchase of Class C Non-Voting Common Stock. MOMED shall have purchased not less than all of the issued and outstanding shares of Class C Non-Voting Common Stock at an aggregate price not to exceed the Class C Maximum Price on or before the record date for the stockholders meeting contemplated in
Section 4.5 of this Agreement in accordance with Section 5.8(a) of this Agreement.

8. CLOSING

     8.1 Closing. The closing of the Merger and the other transactions contemplated by this Agreement ("the Closing") shall be held at a mutually agreeable time and place after MOMED's meeting of stockholders referred to in
Section 4, ("the Closing Date"). The parties shall cause appropriate Articles of Merger to be filed with the Secretary of State of the State of Missouri on the Closing Date or as soon thereafter as is possible, and the Merger shall be effective upon the issuance of the Certificate of Merger by the Secretary of State of Missouri pursuant to Section 351.440 of the Missouri General Business Corporation Law (the "Effective Date"). The parties shall take such further actions as may be required by the laws of Missouri in connection with such filing and the consummation of the Merger.

     8.2 MOMED's Obligations at Closing. MOMED shall deliver to MAIC Holdings and Newco, at the Closing, the following:

          (a) All of MOMED's and each of the MOMED Subsidiaries' minute books and stock books, containing all of the items described in Section 2.3.

          (b) A certificate dated the Closing Date, in form and substance satisfactory to MAIC Holdings, of the President and Chief Executive Officer and the Vice President-Finance and Chief Financial Officer of MOMED, certifying that (i) all representations and warranties made by MOMED in this Agreement are correct in all material respects as of the Closing Date except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by MOMED on or before the Closing Date have been substantially satisfied or performed, and (iii) there has not been any material adverse change or material casualty loss affecting MOMED and the MOMED Subsidiaries taken as a whole between the date of this Agreement and the Closing Date.

          (c) A good standing certificate for MOMED and each of its active Company Subsidiaries, dated no earlier than ten days before the Closing Date, from their respective jurisdictions of incorporation and each respective jurisdiction in which MOMED or any of the MOMED Subsidiaries currently or at the Closing Date is qualified or registered to do business as a foreign corporation and a Certificate of Compliance/Deposit from the Department of Insurance in which a Company Subsidiary is authorized to do business as an insurer.

          (d) Certified copies of the resolutions adopted by the board of directors and shareholders of MOMED, authorizing MOMED to execute, deliver and perform this Agreement and the Plan of Merger.

          (e) All other agreements, certificates, instruments and documents reasonably requested by MAIC Holdings in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

     8.3 MAIC Holdings' and Newco's Obligations at Closing. MAIC Holdings and Newco shall deliver to MOMED at the Closing the following:

          (a) A certificate dated the Closing Date, in form and substance satisfactory to MOMED, of the President and Chief Executive Officer and the Vice President-Chief Operating Officer and Chief Financial Officer of MAIC Holdings, certifying that (i) all representations and warranties made by MAIC Holdings and Newco in this Agreement are correct in all material respects as of the Closing Date except for changes contemplated or permitted by this Agreement, (ii) all of the terms and conditions of this Agreement to be satisfied or performed by MAIC Holdings or Newco on or before the Closing Date have been substantially satisfied or performed, and
     (iii) there has not been any material adverse change or material casualty loss affecting MAIC Holdings and the MAIC Subsidiaries taken as a whole or their businesses, assets or financial condition taken as a whole between the date of this Agreement and the Closing Date.

          (b) Good standing certificates for MAIC Holdings and Newco dated no earlier than ten days before the Closing Date, from their respective jurisdictions of incorporation.

          (c) Certified copies of the resolutions adopted by the board of directors of MAIC Holdings and by the board of directors and sole shareholder of Newco, authorizing MAIC Holdings and Newco, respectively, to execute, deliver and perform this Agreement.

          (d) All other agreements, certificates, instruments and documents reasonably requested by MOMED in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

9. POST CLOSING COVENANTS

     9.1 Employee Benefit Plans.

     (a) After the Closing Date, MOMED's defined benefit plan and MOMED's 401(k) plan will be terminated, with a termination date no later than December 31, 1997. As a result of such termination, each affected plan participant's accrued benefit under the plan(s) will become fully vested and will be distributable to such participants in accordance with the terms of the respective plan and applicable law. Distributions will not occur until after required governmental filings have been made and after receipt of favorable determination letters from the Internal Revenue Service. If so elected by a participant, who is currently employed, such distribution may be in the form of a direct roll-over to a plan maintained by MAIC Holdings.

     (b) After the termination of the plans described in Section 9.1(a) above, MAIC Holdings will provide employees of MOMED and the MOMED Subsidiaries with substantially the same benefits that are generally available to employees of MAIC Holdings and the MAIC Subsidiaries. Until such benefits are so provided and subject to the provisions of Section 9.1(a) above, MAIC Holdings shall not cause MOMED to modify in any material respect the benefits presently available under any of the above plans generally available to employees of MOMED or of the MOMED Subsidiaries unless such modification is required (i) by applicable law or regulation, or (ii) by an insurer of any such benefits. All employees of MOMED and the MOMED Subsidiaries shall receive credit for prior years of service with MOMED or the MOMED Subsidiary under any such employee benefit plans of MAIC.

     9.2 Transition Period Operations. For a period of five (5) years after the Effective Time of the Merger (the "Transition Period"), MAIC Holdings covenants and agrees that the following provisions shall apply with respect to the operations of MOMED and the MOMED Subsidiaries:

          (a) Election of Board of Directors. Subject to the provisions of subparagraph (i) below, the Board of Directors of MOMED will serve as the Board of Directors of the surviving corporation until MOMED's next annual meeting of the shareholders and until their successors are elected and qualified. At each annual meeting of MOMED during the Transition Period and subject to the provisions of subparagraph (d) below, MAIC Holdings shall vote its shares of MOMED to elect a Board of Directors of MOMED comprised of the following five categories:

             (i) Two persons selected by MAIC Holdings shall be appointed as directors of the Company on the Effective Date of the Merger. At the next Annual Meeting and thereafter, they will be nominated for election as directors of MOMED with the approval of the Management Committee (as defined in subparagraph (c) below), which approval will not be unreasonably withheld.

             (ii) The Chief Executive Officer of MOMED shall be elected as a director of the Company at each Annual Meeting.

             (iii) Three persons nominated by the Missouri State Medical Association (MSMA) shall be elected as directors of MOMED, subject to the approval of the Management Committee, which approval shall not unreasonably be withheld. One nominee of MSMA shall be elected at each Annual Meeting until the expiration or non-renewal of the Nominating Agreement between MSMA and the Company, dated August 16, 1994.

             (iv) Two persons who are knowledgeable concerning liability insurance business and who are nominated by majority vote of the Board of Directors of the Company shall be elected as directors of MOMED.

             (v) Seven persons who are insured by an MAIC Holdings Subsidiary and members of the Missouri medical community in good standing and who are nominated by majority vote of the Board of Directors of the Company shall be elected as directors of the Company.

     It is understood that the directors of MOMED are elected for three year terms with staggered election dates among the various categories. When a Director elected pursuant to any of the above categories is unable to serve for any reason, the successor of such director shall be selected in accordance with the criteria for nomination of his or her category; provided that the Management Committee shall have the right to nominate the directors to fill any vacancies resulting from the expiration of the Nominating Agreement with MSMA.

          (b) Control of Operations. The Board of Directors of MOMED shall be responsible for the management and operations of MOMED and the MOMED Subsidiaries so long as MOMED and the MOMED Subsidiaries operate within the parameters established in subparagraph (d) below (the "Parameters"). In the event that the operations of MOMED and the MOMED Subsidiaries shall not be in accordance with the Parameters, the Board of Directors of MOMED shall adopt and implement such curative actions as shall be directed by the Management Committee. The Board of Directors of MOMED shall be responsible for the implementation of such curative actions with the advice and consent of the Management Committee, which consent shall not unreasonably be withheld.

          (c) Management Committee. MAIC Holdings and MOMED shall establish a Management Committee (the "Management Committee") which shall be comprised of two persons selected by MAIC Holdings and two persons selected by MOMED. Actions taken by the Management Committee shall require the affirmative consent of at least three members. MAIC Holdings, with the consent of the Management Committee, shall designate one person to serve as an ex officio member of the Management Committee for the purpose of voting on any matter upon which at least three members of the Management Committee cannot agree.

          (d) Parameters of Operation. MAIC Holdings agrees to elect the Board of Directors of MOMED in accordance with subparagraph (a) above so long as the Board of Directors either operates within the Parameters or follows the curative actions directed by the Management Committee if the operations of MOMED and the MOMED Subsidiaries shall not be in compliance with the Parameters. The Parameters for operations of the Company shall be in the form of an annual budget for MOMED and the MOMED Subsidiaries (the "Budget"). The Budget shall be adopted by the Board of Directors of MOMED on or before September 30 each year during the Transition Period, and unless otherwise agreed by the Management Committee, shall satisfy each of the following conditions:

             (i) The reserves for losses and loss adjustment expenses of Missouri Medical Insurance Company ("MOMEDICO") in the Budget shall be no less than the mid-point of the recommended range for such reserves provided by an independent actuary designated by MAIC Holdings (the "Actuary"); and

             (ii) The premium rates used in the Budget shall be within 10% of the pricing model developed by the Actuary for insurance premiums to be charged by MOMEDICO; and

             (iii) Subject to a 5% variance allowance, the Budget shall reflect a Combined Ratio of MOMEDICO of 120%.

     MAIC Holdings shall engage the Actuary, at its expense, to perform an actuarial review of MOMEDICO for each year during the Transition Period. The Actuary will provide its recommendations as to the reserves for losses and loss adjustment expenses and the pricing model for premium rates on or before July 20 each year.

          (e) Limitations on Authority of the Board of Directors. Notwithstanding the provision of subparagraph (b) above, the Board of Directors of the Company shall not take any of the following actions without the prior approval of the Management Committee:

             (i) modify the investment policies of the Company and its subsidiaries;

             (ii) acquire or dispose of any assets outside the ordinary course of business other than the replacement of furniture, equipment and leasehold improvements having an annual aggregate cost not exceeding $10,000;

             (iii) incur any indebtedness on behalf of the Company or any of its subsidiaries other than accounts payable in the ordinary course of business;

             (iv) authorize increases in compensation for the officers of the Company and its subsidiaries; or

             (v) adopt any new or additional benefit or retirement plan for the benefit of the employees of the Company or its subsidiaries.

          (f) Company Organizational Structure. The Company shall continue to be a holding company for its current subsidiaries for a minimum period of five (5) years after the Effective Time of the Merger. MAIC Holdings agrees that after the Effective Time of the Merger, the Company and its subsidiaries shall continue to operate in the metropolitan area of St. Louis, Missouri for a period of not less than five (5) years.

          (g) Company Employees.  During the Transition Period:

             (i) MAIC Holdings agrees that the terms and conditions of the existing employment agreements for the following MOMED employees shall not be terminated during the Transition Period except in accordance with their respective terms by the Board of Directors of MOMED: President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Vice President-Claims.

             (ii) MAIC Holdings agrees that with respect to the persons identified in 9.2(g)(i) above, that it will enter into a termination agreement to provide for the following:

                (1) They agree to be bound by a Confidentiality Agreement and a Non-Compete Agreement for the benefit of MOMED and MAIC Holdings; and

                (2) They agree to submit any disputes with MOMED, MAIC Holdings, or any of their respective subsidiaries to binding arbitration in St. Louis, Missouri;

                (3) If the employment of any of them is terminated involuntarily prior to the expiration of the Transition Period for any reason other than Cause (herein defined), they will be paid their then current compensation for the remainder of the period. Cause shall be defined as fraud or dishonesty in any material respect or the willful refusal to follow the directions of the MOMED Board of Directors. If any of their employment is terminated for Cause, they will be paid their current compensation for the lesser of twelve (12) months or the remainder of the Transition Period. If any of them should desire to voluntarily terminate their employment during the Transition Period, such employee shall give MOMED 120 days written notice, and they shall no longer be entitled to any compensation other than accrued compensation through date of termination.

             (iii) the Vice President-Risk Management and Marketing and the Assistant Vice President-Underwriting shall continue to be employed in a similar capacity so long as such officers are performing their job duties to the satisfaction of the Board of Directors of MOMED;

             (iv) the current employees of MOMED and its subsidiaries shall continue in their respective positions at the pleasure of the officers of MOMED; and

             (v) Compensation shall be reviewed at least annually for all categories of personnel.

     9.3 MOMED Board Members. Beginning at the Effective Time of the Merger MOMED shall have one representative serving as a member of the Board of Directors of MAIC Holdings pursuant to the terms of the Nomination Agreement attached hereto as Exhibit A.

10. OTHER PROVISIONS.

     10.1 Termination. At any time before Closing, whether or not the Merger has been approved by MOMED's shareholders this Agreement may be terminated and the Merger abandoned in accordance with any of the following methods:

          (a) By the mutual written consents of MAIC Holdings and MOMED authorized by their respective boards of directors.

          (b) By written notice from MAIC Holdings to MOMED, or from MOMED to MAIC Holdings, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied for a reason other than such party's default on or before December 31, 1996, and such party is not willing to waive the satisfaction of such condition.

     10.2 Confidentiality and Publicity. MAIC Holdings and Newco shall hold in confidence all confidential information concerning MOMED and the MOMED Subsidiaries which is disclosed to them in connection with the transactions contemplated hereby, and MOMED and each of the MOMED Subsidiaries shall hold in confidence all confidential information concerning MAIC Holdings and the MAIC Subsidiaries which is disclosed to them in connection with the transactions contemplated hereby. MOMED and MAIC Holdings shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement and the transactions contemplated hereby and thereby and neither party shall make any such press release or other public disclosure without the consent of the other party, which such consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section 10.3 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law. In the event that the Merger is not consummated, each party shall promptly return to the other party all confidential information concerning such other party including copies thereof.

     10.3 Fees and Expenses. MAIC Holdings shall pay all of the fees and expenses incurred by it or Newco, and MOMED shall pay all of the fees and expenses incurred by it, in negotiating and preparing this Agreement (and all other contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby and thereby, except that all printing expenses and filing or registration fees shall be divided equally between MOMED and MAIC Holdings. All legal fees and accounting fees incurred by MOMED and MAIC Holdings shall be based upon actual time spent on the transactions contemplated by this Agreement and on hourly rates consistent with past practice.

     10.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to the MAIC Holdings and/or Newco (before Closing) shall be simultaneously sent to Jack P. Stephenson, Jr., Burr & Forman, 3000 SouthTrust Tower, Birmingham, Alabama 35203. A copy of each notice to MOMED (before Closing), shall be sent to the attention of Morris E. Stokes, 8909 Ladue Road, St. Louis, Missouri 63124. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 10.4, provided that any such change of address notice shall not be effective unless and until received.

     10.5 Survival of Representations. The respective representations and warranties of the parties in this Agreement shall not survive the Closing Date and shall terminate on the Closing Date, except for the covenants contained in Sections 9, 10.2 and 10.4. However, such termination shall not be deemed to deprive any of the parties hereto or their subsidiaries, or any of their directors, officers or controlling persons, of any defense in law or equity which otherwise would be available against the claims of any person, including, but not limited to, any stockholder or former stockholder of the parties hereto. Before and on the Closing Date, each party shall be deemed to have relied upon each of the representations and warranties made to it in this Agreement or pursuant hereto, regardless of any investigation made by or on behalf of such party or the right of investigation of such party.

     10.6 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written communications and agreements with respect to the subject matter hereof, including without limitation the letter agreement between MAIC Holdings and MOMED dated January 31, 1996. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Each of the parties may agree to any amendment or supplement to this Agreement, or a waiver of any provision of this Agreement, either before or after the approval of MOMED's stockholders (as provided in this Agreement) and without seeking further stockholder approval, so long as such amendment, supplement or waiver does not have a material adverse effect on MOMED's or MAIC Holdings' stockholders. This Agreement shall not be terminated except as provided in Section 10.1.

     10.7 Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against MOMED, MAIC Holdings and Newco and their respective successors and assigns. All rights of MAIC

Holdings and/or Newco under this Agreement shall be joint and several, and each of MAIC Holdings and Newco shall be entitled to the benefit of and to separately enforce the rights of the other. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and the respective directors and shareholders of MOMED, Newco and MAIC Holdings.

     10.8 No Waivers. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     10.9 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable as to any party or generally, then that provision shall be enforceable by the other parties and the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

     10.11 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

     10.12 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

     10.13 Nature of Transaction. The parties intend that the Merger and the exchange of MAIC Holdings Stock for MOMED's Stock contemplated by this Agreement and the Plan shall constitute a tax-free reorganization under Section 368(a)(2)(D) of the Code.

     WITNESS THE DUE EXECUTION AND DELIVERY HEREOF on the date first stated above.

MAIC HOLDINGS, INC.                            MOMED HOLDING COMPANY

By: /s/  Paul R. Butrus                        By: /s/  Richard V. Bradley
---------------------------------------------  ---------------------------------------------
Name: Paul R. Butrus                           Name: Richard V. Bradley
Title: Executive Vice President                Title: President and CEO


MOMED ACQUISITION, INC.

By: /s/  James J. Morello
---------------------------------------------
Name: James J. Morello
Title: Treasurer

                              NOMINATION AGREEMENT

     THIS NOMINATION AGREEMENT is made and entered into as of the        day of
            , 1996, by and between MOMED HOLDING CO., a Missouri corporation ("MOMED"), and MAIC HOLDINGS, INC., a Delaware corporation ("MAIC").

     WHEREAS, MOMED and MAIC entered into the Agreement and Plan of Merger
("Merger Agreement") dated             , 1996 (the "Merger"), wherein MAIC has
acquired MOMED.

     WHEREAS, in connection with the Merger, MAIC desires to assist MOMED in directly participating in the management of MAIC through the representation of one (1) MOMED representative on the Board of Directors of MAIC.

     WHEREAS, the Board of Directors of MAIC has determined that it is in the best interest of MAIC to include on the MAIC Board of Directors a qualified representative of MOMED ("MOMED Representative"), all on the terms and conditions set forth in this Nomination Agreement consistent with the Merger Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Nomination Agreement, the parties hereto agree as follows:

          1. Appointment of MOMED Representative to MAIC Board. Upon entering into the Merger Agreement, MAIC's Board of Directors shall appoint Dr. Richard V. Bradley as the MOMED Representative on the MAIC Board of Directors until the next MAIC annual meeting where the MOMED Representative will be nominated for and elected to the MAIC Board of Directors in accordance with the terms of this Nomination Agreement.

          2. Nomination Covenants. During the term of this Nomination Agreement, the MOMED Board of Directors shall submit in writing, on or before January 1 of the year in which the MOMED Representative is to be elected to the MAIC Board of Directors, the name of the candidate (the "MOMED Candidate") to the MAIC Nominating Committee for election to the MAIC Board of Directors. The MOMED Candidate must be, or must have been, an active officer or member of the MOMED Board of Directors or other person reasonably acceptable to MAIC. Subject to the good faith exercise of its responsibilities to MAIC and its shareholders while giving due consideration to MAIC's relationship with MOMED and the intent of this Nomination Agreement, the MAIC Nominating Committee shall include the name of the MOMED Candidate so submitted as one of its nominees for election to the MAIC Board of Directors that year, and shall, in each such year, nominate only that number of candidates for election to the MAIC Board of Directors as shall equal the total number of Directors to be elected for such year. The MAIC Nominating Committee shall place no name in opposition to the MOMED Candidate.

          3. Board Recommendation and Certain Shareholders' Votes. Subject to the good faith exercise of its responsibilities to MAIC and its shareholders while giving due consideration to MAIC's relationship with MOMED and the intent of this Nomination Agreement, the MAIC Board of Directors shall recommend and support the election of the MOMED Candidate for election to the MAIC Board of Directors during the term of this Agreement. It is further agreed by the below listed shareholders of MAIC, that they will vote all of their respective MAIC shares for the election of the MOMED Candidate to the MAIC Board of Directors during the term of this
     Agreement:

        A. Derrill Crowe, M.D.
        Paul R. Butrus
        James J. Morello

          4. Proxy Materials. The name of the MOMED Candidate shall be included as a management nominee in the Proxy Statement circulated in advance of the annual meeting of the MAIC shareholders (the "Annual Meeting"). During the Term of this Nomination Agreement, all proxies relating to the election of MAIC Directors that are distributed to the MAIC shareholders in connection with each Annual Meeting shall contain a statement notifying the MAIC shareholders that if a proxy is returned without express directions from the shareholder to the contrary, MAIC management will vote the proxy "For" all named nominees in such manner as MAIC management shall determine. MAIC management shall vote such proxies in such manner as in the opinion of MAIC management will assure the election of the MOMED Candidate.

          5. Term. The term of this Nomination Agreement shall be for an initial period of five (5) years beginning on the closing of the Merger Agreement and shall be automatically renewed and extended for succeeding one (1) year terms unless wither MAIC or MOMED notifies the other, in writing, at least six (6) months prior to the end of the current term of this Nomination Agreement, that it terminates this Nomination Agreement at the end of the current term.

          6. Severability. Any provision of this Nomination Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any prohibition, unenforceability, or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability, or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

          7. Entire Agreement. The Nomination Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussion, negotiations, undertakings and agreements between the parties relating to the subject matter hereof

          8. Captions. The captions used herein are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Nomination Agreement.

          9. Waiver, Amendment or Modification. The conditions of this Nomination Agreement which may be waived may only be waived by duly authorized, written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof (other than by written waiver) shall in no matter affect the right at a later time to enforce the same. This Nomination Agreement may not be amended or modified except by a written document duly executed by all of the parties hereto.

          10. Counterparts. This Nomination Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

          11. Successors and Assigns. This Nomination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

          12. Governing Law; Assignment. This Nomination Agreement shall be governed by the laws of the State of Missouri. This Nomination Agreement may not be assigned by any of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Nomination Agreement as of the date first written above.

                                          MOMED HOLDING CO.

                                          --------------------------------------
                                                Richard V. Bradley, M.D.,
                                          President and Chief Executive Officer

                                          MAIC HOLDINGS, INC.

                                          --------------------------------------
                                                 A. Derrill Crowe, M.D.,
                                          President and Chief Executive Officer

                                          --------------------------------------
                                                  A. Derrill Crowe, M.D.

                                          --------------------------------------
                                                      Paul R. Butrus

                                          --------------------------------------
                                                     James J. Morello

                                                                       EXHIBIT B

                                    MISSOURI

                               APPRAISAL STATUTE

351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                       B-1